     As filed with the Securities and Exchange Commission on April 2, 2001.
                                                      Registration NO.
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               NEXSAN CORPORATION
           (Name of small business issuer as specified in its charter)

         Delaware                  13-4149478                   3572
(State or other jurisdiction     (IRS Employer      (Primary Standard Industrial
    of incorporation or      Identification Number)         Code Number)
       organization)

                               NEXSAN CORPORATION
                               21700 Oxnard Street
                                   Suite 1850
                           Woodland, California 91367
                                 (866) 463-9726
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                      Martin Boddy, Chief Executive Officer
                               NEXSAN CORPORATION
                               21700 Oxnard Street
                                   Suite 1850
                           Woodland, California 9136
       Telephone: (866) 463-9726                 Facsimile: (805) 375-1340
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of communications to:

                             William P. Ruffa, Esq.
                               Ruffa & Ruffa, P.C.
                              150 East 58th Street
                            New York, New York 10155

Approximate dates of proposed sales to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 426(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|.

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                               Proposed Maximum    Proposed Maximum
  Title of Each Class of         Amount to be       Offering Price           Aggregate       Registration
Securities to be Registered       Registered       Per Security (1)     Offering Price (1)        Fee
---------------------------    -----------------   ----------------     ------------------   ------------

Common Stock, par value
$.001 per share,
offered by Selling
Shareholders                      5,086,886            $0.1679              $854,088.15          $238

Total                             5,086,886            $0.1679              $854,088.15          $238(2)
                                  =========            =======              ===========          ====

(1) There is no current market for the common stock and the price at which the shares being sold by the selling shareholders will be sold is unknown. Pursuant to Rule 457(f)(2), the registration fee is based upon the estimated book value per share of common stock of $0.1679 at December 31, 2000.

(2)  Paid by electronic transfer.

     The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

              PROSPECTUS Subject to completion: Dated April 2, 2001

     The information contained in this Prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                               NEXSAN CORPORATION

             5,086,886 SHARES OF COMMON STOCK OF NEXSAN CORPORATION
                   TO BE SOLD BY CERTAIN SELLING SHAREHOLDERS

     This Prospectus relates to the possible resale of shares of our common stock by some of our existing shareholders, including some of our officers and directors. We will not receive any proceeds from the sale of these shares. Prior to the date hereof, our common stock has not traded on any market. We will bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by the selling shareholders in this Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" STARTING ON PAGE 10. Some of the risks you face in investing in our common stock include the following:

There is currently no public trading market for our securities. A trading market in our securities may never develop or, if developed, it may not be sustained.

We will not receive any proceeds from the sale of the shares being registered in behalf of and sold by the selling shareholders.

We have a limited operating history and, consequently, it is difficult for you to evaluate our business and prospects.

The industry in which we operate is new, unpredictable and evolving rapidly and if the industry evolves differently than we anticipate or the market for our products does not grow as we expect, our business will suffer.

We have never sold our products in the United States and we can not be certain that our products will gain widespread acceptance here.

We will need additional capital to implement our expansion and marketing plans and to continue to upgrade and develop new products and we may not be able to obtain it, which could prevent us from carrying out our business strategy.

We generate revenues from only a limited number of products and any failure to generate significant revenues from such products would cause our business to suffer.

We have only limited product assembly capabilities and we may not be able to satisfy the demand for our products which would materially adversely affect our business.

We obtain certain components that comprise our products from a limited number of suppliers and any interruption in the supply of these components would cause our business to suffer.

The market for computer data storage products is intensely competitive and new entities are entering the market all the time. We cannot assure you that we will be able to compete effectively against existing and potential future competitors.

Our executive officers do not have any experience operating a public company.

We are subject to all of the risks of doing business in foreign countries including, unexpected changes in, or impositions of, legislative or regulatory requirements; fluctuating exchange rates, tariffs and other barriers; greater difficulties in accounts receivable collection and longer payment cycles; potentially adverse tax consequences; and potential hostilities and changes in diplomatic and trade relationships.

Companies engaged in high tech businesses such as ours have had difficulty identifying and hiring qualified employees. Any failure to engage qualified employees will be detrimental to our business.

     The shares of common stock offered by the selling shareholders will become freely tradable on the date this registration statement is declared effective by the Securities and Exchange Commission. The selling shareholders will receive all proceeds from the sale of their shares and Nexsan will not receive any proceeds from such sales. The selling shareholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their shares on terms to be determined at the time of sale. See "Plan of Distribution." The selling shareholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares being offered for sale.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                           Underwriting Discounts        Proceeds to Company
Price to Public (1)          and Commissions (2)           or Other Persons
-------------------------------------------------------------------------------
Per Share  Unknown                 $-0-                       Unknown (3)

Total      Unknown                 $-0-                       Unknown (3)
-------------------------------------------------------------------------------

(1) All of the shares are being sold by the selling shareholders in separate transactions in prices to be negotiated at the time of sale.

(2) The shares are being sold by the selling shareholders and Nexsan has no agreements or understandings with any broker or dealer for the sale of the shares. A selling shareholder may determine to use a broker-dealer in the sale of its shares and the commissions paid to that broker-dealer, if any, shall be determined at that time. Prior to the involvement of any broker-dealer, that broker-dealer may have to seek and obtain clearance of the compensation arrangements from the National Association of Securities Dealers, Inc. In that event, Nexsan will file a post-effective amendment identifying the broker-dealer(s).

(3) Nexsan will not receive any proceeds from the sale of the shares.

     One or more broker-dealers may be the principal market makers for the shares being offered. Under these circumstances, the market bid and asked prices for the shares may be significantly influenced by decisions of the market makers to buy or sell the shares for their own account. The market making activities of any market makers, if commenced, may subsequently be discontinued.

                 The date of this Prospectus is April ___, 2001

     We have not authorized anyone to provide you with information different from that contained in this Prospectus. This Prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the common stock.

                                TABLE OF CONTENTS

Heading                                                                    Page
-------                                                                    ----
Prospectus Summary                                                           5
Selected Financial Data                                                      9
Risk Factors                                                                10
Information Regarding Forward-Looking Statements                            23
Use of Proceeds                                                             24
Dividend Policy                                                             24
Management's Discussion and Analysis of Financial
     Condition and Results of Operations                                    24
Business                                                                    32
Management                                                                  50
Principal Shareholders                                                      61
Selling Shareholders                                                        63
Certain Relationships and Related Transactions                              73
Description of Capital Stock                                                75
Shares Eligible for Future Sale                                             77
Market Price and Dividends on Registrant' Common Equity
     and Related Stockholder Matters                                        78
Legal Proceedings                                                           78
Plan of Distribution                                                        78
Legal Matters                                                               80
Experts                                                                     81
Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities                                         81
Where You Can Find Additional Information                                   81
Index to Financial Statements                                              F-1

     This Prospectus contains product names, trade names and trademarks that belong to other companies whose mention herein is with due recognition of the rights of these companies and without any intent to misappropriate such names.

Preliminary Note Regarding Currency Presentation

     We publish our financial statements in United States Dollars. Most figures pertaining to numerical information that were not drawn from the financial statements included elsewhere in this Prospectus and which would have been denominated, by contract or otherwise, in British Pounds have been converted into US Dollars. Any figures presented in British Pounds (denoted by the "(pound)" symbol) are followed by the corresponding US Dollar amount converted at the exchange rate of (pound)1 into US$1.415 (so that (pound) .70350 equals US$1) as reported in the Wall Street Journal on March 23, 2001. Any numerical information drawn from the financial statements included in this Prospectus has been converted at the exchange rates referenced therein.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about Nexsan Corporation and this Prospectus. It likely does not contain all the information that is important to you. For a more complete understanding, we encourage you to read the entire document and the documents referred to in this Prospectus, including the financial statements and related notes. In this Prospectus, the words "Nexsan," the "Company," "we," "our," and "us" refer to Nexsan Corporation and its wholly-owned subsidiaries.

Business

     Nexsan Corporation, a Delaware corporation, and its wholly-owned subsidiaries design, manufacture and market a comprehensive range of high-performance data storage solutions for the mid- to high-end server marketplace. Our current product offerings consist of:

     o the XRAID line of fault tolerant storage devices designed for server attached storage, or SAS, devices based on RAID ("Redundant Array of Independent Disks") storage technology; and

     o the InfiniSAN line of storage area networking systems, or SANs, based on RAID technology.

     RAID technology links together several industry standard disk drives into a single large disk drive using a combination of hardware, firmware and software to achieve extremely fast data transfer rates, high levels of redundancy and large storage capacities.

     SAS systems attach the storage directly to the server using a SSCI, or storage specific channel interface. SANs are self-contained networks of high-speed storage devices. SAN systems represent the highest performance, most technologically advanced storage products available today. Our SAN product line is based on an open systems, standards-based architecture, that supports many different servers accessing the same data; and multiple users accessing data from different locations. Our SAN products are sophisticated, scalable, fault tolerant systems; they can withstand the failure of virtually any component without the loss of data or system downtime.

     We began shipping our XRAID line of products in August 1999 and our InfiniSAN product line in February 2001. To date, we have sold products to approximately 400 different end users. Our client base includes organizations in Europe, Canada, South Africa, Australia and New Zealand, including Saatchi & Saatchi, IBM, The Bank of England, the British Broadcasting Company, the Welcome Trust, Ericsson, the Financial Times, the Ford Motor Company, Deutsche Telekom, and the University of Oslo.

     In the last decade, there has been a dramatic increase in the volume of data created, stored, processed and accessed throughout business organizations. In addition, organizations have recognized the increasing importance and value of their enterprise data as a strategic, competitive and often mission-critical asset. These organizations are demanding rapid and reliable access to this data 24 hours a day, seven days a week. The continued deployment of mission-critical, client-server applications, combined with the growth of enterprise data, the rapid growth in the number of e-commerce and other companies whose businesses completely rely on such data, and the emergence of data-intensive applications such as web-serving, digital video and other multimedia applications and enterprise resource planning has placed significant strain on current storage architectures. Furthermore, the increased use of open-system computing environments, which link multiple applications, files and databases to networked computers, makes this task increasingly difficult. As a result of these factors, expenditures for data storage are growing rapidly and consuming an increasing percentage of total information technology expenditures.

     Our enterprise storage solutions are designed to provide our customers with continuous access to their mission-critical data, while enhancing performance of their applications and reducing their information technology ("IT") staff's management and support tasks. We provide these benefits to customers through the delivery of advanced technology, extensive services and broad support.

     Our marketing strategy utilizes value added resellers ("VARs"), specialized systems integrators and original equipment manufacturers, or OEMs (who as a group we refer to as our "Sales Channel Partners") to service the worldwide market. We currently maintain contact with our Sales Channel Partners worldwide through our ten-person marketing team. Our marketing team is comprised of experienced professionals who have a proven track record of sales success working with independent resellers of computer hardware and who have developed an opportunity exclusivity model called "LeadGuard SM ." LeadGuard provides a vehicle for our Sales Channel Partners to work within a managed program that benefits both the partners and Nexsan by encouraging and generating profit based sales for both parties. Presently, we have relationships with 38 Sales Channel Partners and we estimate that half of them sell our products exclusively or recommend our products as a first alternative. We also expect that as our marketing team intensifies its activities, the number of Sales Channel Partners that offer our products will increase significantly.

     Our LeadGuard marketing strategy is unlike that employed by the preponderance of manufacturers, or OEMs, and resellers of storage devices that market their products through a wide array of sales channels, a marketing technique known as broad line distribution. Broad line distribution utilizes, among other methods, an OEM's internal sales staff, the OEM's web site, resellers, and independent VARs. Under this scenario, each of the elements of the broad line distribution network competes against each other. The OEMs and multiple groups of VARs compete to offer the best price for a product. The OEM is required to lower the price of the product to make the sale which reduces the profit margin for the OEM and VAR that makes the sale. From a practical standpoint, this scenario creates a disincentive to VARs and disenfranchises them from the OEM.

     In contrast, we market our products through a diversified and well-balanced sales channel of committed and loyal partnerships forged on the profit protected opportunity exclusivity feature of LeadGuard. Our Sales Channel Partners will take advantage of capturing their opportunities within LeadGuard because from the time a Sales Channel Partner enters its opportunity in LeadGuard, it enjoys a position of profit protection through the entire sales process. Our Sales Channel Partners register sales leads with us and provide purchase information such as product and project pricing requirements for a client. LeadGuard rewards those Sales Channel Partners who resell Nexsan storage exclusively and who register a lead within our system by receiving our best price for products sold to that lead. This feature of LeadGuard's pricing structure also serves as an incentive to our Sales Channel Partners because it rewards resellers who identify, register, and make sales to, new leads.

     We manufacture our products at our facility in Derby, England. We expect to require a larger assembly facility to meet anticipated demand for our products and we are seeking to identify a suitable space near our current UK location.

Corporate History.

     Nexsan Corporation was incorporated under the laws of the State of Delaware in November 2000. We own all of the outstanding shares of capital stock of each of a United Kingdom corporation, Nexsan Technologies Limited ("Nexsan-UK"), that is responsible for manufacturing operations and marketing our products in Europe, and a Delaware corporation, Nexsan Technologies Incorporated ("Nexsan-US"), that serves as our US marketing subsidiary. Nexsan Technologies Limited, was incorporated in January 1999 and commenced shipping products in August 1999. In January 2001, Nexsan Corporation acquired all of the outstanding shares of capital stock of Nexsan Technologies Limited in exchange for an aggregate of 9,050,000 shares of our common stock. Nexsan Technologies Incorporated was incorporated in January 2001 for the purpose of marketing our products worldwide.

Corporate Information.

     Our corporate headquarters are located at 21700 Oxnard Street, Suite 1850, Woodland Hills, California 91367, our telephone number is (866) 463-9726 and our facsimile number is (805) 375-1340. Our subsidiary, Nexsan-UK, maintains an office and manufacturing and assembly facility at Imperial House, East Service Road, Raynesway, Derby
DE21 7BF, United Kingdom. Our web address is www.nexsan.com

The Offering.

Common Stock Offered by
the Selling Shareholders....    5,086,886 shares of common stock.

Use of Proceeds.............    We will not receive any proceeds from the sale
                                of any of these shares.

Risk Factors................    The common stock offered by this Prospectus is
                                speculative and very risky. You should carefully consider the risk factors contained in this Prospectus before investing. See the Risk
                                Factors section starting on page 10 for a more complete discussion of the risks associated with an investment in our stock.

Selected Financial Data

     The selected financial data for the Company at and for the year ended March 31, 2000 is derived from and should be read in conjunction with our audited financial statements and notes hereto included elsewhere in the Prospectus. The selected financial data for the nine months ended December 31, 2000 are derived from and should be read in conjunction with our unaudited condensed consolidated financial statements included elsewhere in the Prospectus. In the opinion of the management, the unaudited condensed consolidated financial statements include all material adjustments, consisting of only normal, recurring adjustments, necessary for the fair presentation of the financial position and results of operations for the period. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the financial statements and accompanying notes, which are included elsewhere in this Prospectus.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                         TABLE APPEARS ON FOLLOWING PAGE


                                Year ended           Nine months ended        Nine months ended
                               March 31, 2000        December 31, 2000        December 31, 1999
                               --------------        -----------------        -----------------

In $ thousands, except shares and per share data

STATEMENT OF OPERATIONS
DATA
Total revenue                      1,202                   1,650                     634

Operating costs and
expenses
     Cost of goods sold            1,045                   1,227                     482
     Selling, general and            394                     441                     353
       administrative
                                   -----                   -----                     ---
Total operating costs and
expenses                           1,439                   1,668                     835
                                   -----                   -----                     ---
Operating loss                      (237)                    (18)                   (201)

Interest income                       --                       2                      --
Interest expense                     (17)                    (15)                    (10)
                                   -----                   -----                     ---
Net loss                            (254)                    (31)                   (211)
                                   -----                   -----                     ---
Preferred stock dividends             (7)                     (6)                     (5)
                                   -----                   -----                     ---
Net loss applicable to common       (261)                    (37)                   (216)
                                   -----                   -----                     ---
Net loss per common share          (8.96)                   (.88)                  (5.85)
                                   -----                   -----                     ---
Weighted average number of
common shares outstanding         29,214                  42,467                  37,000
                                  ======                  ======                  ======
OTHER DATA
Net cash (used in)/provided
by operating activities             (238)                   (204)                   (315)

BALANCE SHEET DATA           At March 31, 2000      At December 31, 2000     At December 31, 1999
Cash and cash equivalents            107                     129                      58
Working capital                       52                     215                      81
Total Assets                         641                   1,046                     633
Shareholders' equity                (197)                    152                    (155)
Long Term Debt                       219                     101                     227
Redeemable Preferred Stock            89                      96                      77

                                  RISK FACTORS

     You should carefully consider the risks described below, together with all of the other information included in this Prospectus, before deciding whether to invest in our common stock. These are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the events described in the following risk factors actually occurs, our business, operating results or financial condition could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR INDUSTRY

THE MARKET FOR SANS IS NEW AND UNPREDICTABLE, AND IF THIS MARKET DOES NOT DEVELOP AND GROW AS WE ANTICIPATE, OUR BUSINESS WILL SUFFER.

     With the development of our new SAN product line, we will re-focus our marketing and sales efforts from SAS devices to SANs. We expect that sales of SAN systems and related products as a percentage of our total sales will increase steadily and become our primary source of revenue within the next several years. The market for SANs has only recently begun to develop and is rapidly evolving; consequently, it is difficult to predict its potential size or future growth rate. Accordingly, widespread adoption of SANs as an integral part of data-intensive enterprise computing environments is critical to our future success. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like SANs. We cannot predict the speed at which customers will adopt current and new products for SANs. Our success in generating net revenues in this emerging market will depend on, among other things, our ability to:

o   educate potential end users about the benefits of SANs;

o predict and base our products on standards which ultimately become industry standards; and

o predict and deliver new and innovative products demanded by the storage area marketplace.

     In addition, SANs are often implemented in connection with the deployment of new computer systems and servers. Accordingly, our future success is also substantially dependent on the market for new computer systems and servers.

RISKS RELATING TO OUR BUSINESS

YOU ARE UNABLE TO EVALUATE OUR BUSINESS AND PROSPECTS BECAUSE OF OUR LIMITED OPERATING HISTORY.

     Our United States marketing subsidiary commenced operations in January 2001 and has booked orders accounting for insignificant revenues to date. Our United Kingdom subsidiary, Nexsan Technologies Limited ("Nexsan-UK"), through which we have generated the material portion of our revenues to date, was organized in January 1999 and commenced shipping products in August 1999. Because we have a limited operating history, there is little historical information regarding our company and, therefore, you will have difficulty evaluating our business and prospects. Moreover, we introduced a new SAN product line in February 2001 and have realized only insignificant revenues from such family of products to date. The revenue and income potential of our new SAN products are unproven. As a young company, we face risks and uncertainties relating to our ability to successfully implement our business plan. Investors should consider the risks, expenses and difficulties encountered by companies in their early stages of development, particularly companies, such as us, which are doing business in the new and rapidly evolving and changing market for SAN systems, including, but not limited to, our ability to:

     o   successfully market our SAN products;

     o   build brand recognition of the new InfiniSAN family of products;

     o build a corporate infrastructure capable of successfully developing and operating our business;

     o secure additional capital as necessary to fund our expansion and develop new products; and

     o promptly address the challenges faced by early stage companies which do not have any experience or performance base upon which to draw.

     If we do not successfully address these risks and uncertainties, our business, operating results and financial condition will be materially adversely affected.

DUE TO OUR LIMITED OPERATING HISTORY, WE MAY HAVE DIFFICULTY ACCURATELY PREDICTING REVENUES FOR FUTURE PERIODS AND APPROPRIATELY BUDGETING FOR EXPENSES.

     We have been in existence for less than two years and, thus, we have only a short history from which to predict future net revenues. This limited operating experience, combined with the rapidly evolving nature of the SAN market in which we sell some of our products, reduces our ability to accurately forecast our quarterly and annual revenue. Further, we plan our operating expenses based primarily on these revenue projections. Because most of our expenses are fixed in the short-term, we may not be able to decrease our expenses in a timely manner to offset any unexpected shortfall in revenue.

UNCERTAINTY AS TO ACCEPTANCE OF OUR PRODUCTS IN THE UNITED STATES.

     We recently organized a US marketing subsidiary to work with our Sales Channel Partners that will market our products worldwide. Our marketing subsidiary initially will focus on developing an extensive network of Sales Channel Partners in the US. Our business model assumes significant sales of our products in the United States through these Sales Channel Partners. We cannot be certain that end-users of our XRAID and InfiniSAN products in the United States will accept our current and future product offerings. Any failure to establish our product line in the United States and generate significant revenues from our US operations would materially adversely affect our business and results of operations.

IF WE ARE UNABLE TO INTRODUCE NEW PRODUCTS, OR IF OUR PRODUCTS FAIL TO KEEP PACE WITH TECHNOLOGICAL CHANGES IN THE MARKETS WE SERVE, OUR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Our future growth will depend in large part upon our ability to successfully develop and introduce new hardware and software for the SAN market. Because our products are complex, and it is difficult to estimate the engineering effort required to produce new products, we face significant challenges in developing and introducing new products. Moreover, our limited personnel and financial resources, compared to those of many of our competitors, may impede our ability to develop and introduce new products. We may be unable to introduce new products on a timely basis or at all. If we are unable to introduce new products in a timely manner, our operating results could be harmed.

     Even if we are successful in introducing new products, we may be unable to keep pace with technological changes in our markets and our products may not gain any meaningful market acceptance. The market we serve is characterized by rapid technological change, evolving industry standards, and frequent new product introductions and enhancements that could render our products obsolete and less competitive. As a result, our position in this market could erode rapidly due to changes in features and functions of competing products or price reductions by our competitors. In order to avoid product obsolescence, we will have to keep pace with rapid technological developments and emerging industry standards. We may not be successful in doing so, and if we fail in this regard, our operating results could be harmed.

IF WE ARE UNABLE TO COMPLY WITH EVOLVING INDUSTRY STANDARDS AND GOVERNMENT REGULATIONS WE MAY BE UNABLE TO SELL OUR SYSTEMS OR BE COMPETITIVE IN THE MARKETPLACE.

     Our systems must comply with current industry standards and government regulations in the United States and internationally. Any new products and product enhancements that we introduce in the future must also meet industry standards and government regulations at the time they are introduced. Failure to comply with existing or evolving industry standards could materially harm our business. In addition, such compliance may be time consuming and costly. Further, components of the SAN must comply with evolving industry standards. We depend on companies that provide components for our SAN products to also meet these standards. If our vendors or customers do not support the same industry standards that we do, or if competing standards emerge that we do not support, market acceptance of our products could suffer.

WE WILL NEED ADDITIONAL CAPITAL TO IMPLEMENT OUR EXPANSION AND MARKETING PLANS AND CONTINUE TO UPGRADE AND DEVELOP NEW PRODUCTS AND WE MAY NOT BE ABLE TO OBTAIN IT, WHICH COULD PREVENT US FROM EXECUTING OUR BUSINESS STRATEGY.

         Our business model assumes that we will have substantial funds to expand our operations, develop new products and implement the full range of our marketing program and plans for future growth. We require funds for the following purposes:

     o    to expand our manufacturing operations;
     o    to implement our marketing strategy;
     o    to respond to unanticipated developments or competitive pressures;
     o    to increase inventory;
     o    to develop new products; and
     o to take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities.

     We currently anticipate that our available cash resources will be sufficient to fund our operating needs for at least the next four months, including the expansion of our sales and marketing program, assuming the continued generation and growth of revenues at anticipated levels. Thereafter, we expect to require additional financing. We do not have any bank credit facility or other working capital credit line under which we may borrow funds for working capital or general corporate purposes other than a line of credit which permits us to draw down up to (pound)50,000 (approximately $71,075), all of which amount is available to us at the date hereof. If our plans or assumptions change or prove inaccurate, we may be required to seek capital sooner than anticipated. We may need to raise funds through public or private debt or equity financings.

     We cannot be certain that financing will be available or if it is available that it will be on terms favorable or acceptable to us and any future offering of securities may not be successful. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock.

     If we are unable to identify satisfactory financing, we will not be able to grow our business as quickly as we have anticipated which would have a material adverse effect on our results of operations.

WE ARE DEPENDENT ON LIMITED SOURCE SUPPLIERS FOR PRINCIPAL COMPONENTS USED IN OUR PRODUCTS, AND DISRUPTIONS IN SUPPLY OR SIGNIFICANT INCREASES IN COMPONENT COSTS COULD MATERIALLY HARM OUR BUSINESS.

     We rely on a limited number of suppliers of several key components utilized in the assembly of our products. Our reliance on our suppliers involves certain risks, including a potential inability to obtain an adequate supply of required components, price increases, timely delivery and component quality. This risk is particularly significant with respect to suppliers of circuit boards and disk drives because in order to meet product performance requirements, we must obtain circuit boards and disk drives of extremely high quality. In addition, there is currently a significant market demand for disk drives and for semiconductor memory components, which could result in component shortages, selective supply allocations and increased prices of such components. Although to date we have been able to purchase our requirements of such components, there is no assurance that we will be able to obtain our full requirements of such components in the future or that prices of such components will not increase. In addition, there can be no assurance that problems with respect to yield and quality of such components and timeliness of deliveries will not occur. Disruption or termination of the supply of these components could delay shipments of our products and could have a material adverse affect on our business, operating results and financial condition.

OUR LIMITED MANUFACTURING CAPACITY MAY REQUIRE US TO DECLINE ORDERS OR SHIP PRODUCTS IN AN UNTIMELY FASHION, WHICH COULD CAUSE US TO LOSE POTENTIAL REVENUES AND ADVERSELY AFFECT OUR REPUTATION.

     We manufacture our products at our facility in Derby, England from components purchased from various suppliers. Our manufacturing facility currently has an annual capacity of approximately 3,000 units. If the market for SANs continues to grow as we expect and our business grows correspondingly, the demand for our products could exceed our ability to manufacture products on a timely basis. Presently, we do not have sufficient financial resources to expand our manufacturing facility. Consequently, we may have to decline orders for products, which would cause us to lose potential revenues. Alternatively, we could accept orders and manufacture and ship them late, which would adversely effect our reputation. In either case, our business and results of operations would be adversely affected.

OUR INABILITY TO EFFECTIVELY INTEGRATE OUR NEWLY ENGAGED MARKETING GROUP IN THE UNITED STATES WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     Our growth model depends in large part upon our ability to obtain substantial sales of our products in the United States. In January 2001, we hired a marketing group to engage and interface with and develop additional Sales Channel Partners worldwide. This marketing group has limited experience working with our management or marketing our products. Given our limited history of working together, we may have difficulty integrating our marketing group into our corporate culture and we cannot be certain that they will efficiently or effectively market our products. If we do not effectively integrate our new marketing group into our corporate culture, or this group does not market our products as effectively as we anticipate, our business and results of operations will be adversely affected.

WE RELY ON INDEPENDENT RESELLERS TO MARKET AND SELL OUR PRODUCTS AND ANY FAILURE OF THESE INDEPENDENT RESELLERS TO EFFECTIVELY MARKET OUR PRODUCTS COULD NEGATIVELY IMPACT OUR BUSINESS AND RESULTS OF OPERATIONS.

     We distribute and sell our products through value added resellers ("VARs"), specialized systems integrators and original equipment manufacturers, or OEMs (who as a group we refer to as our "Sales Channel Partners"), and intend to continue this strategy for the foreseeable future. We currently devote, and intend to continue to devote, significant resources to develop and maintain these relationships. A failure to initiate, manage and expand our relationships with our Sales Channel Partners could limit our ability to grow our current level of revenues. Our focus on the distribution of our products through Sales Channel Partners poses the following risks:

     o we may reach fewer customers because we depend on Sales Channel Partners to market to end users and these Sales Channel Partners may fail to market our products effectively or to devote sufficient or effective technical support to end users of our products; and

     o we may lose sales because many of our Sales Channel Partners sell products that compete with our products. These Sales Channel Partners may reduce their marketing efforts for our products in favor of products manufactured by our competitors.

     Currently, we have exclusive agreements with two of our Sales Channel Partners who purchase our products on an individual purchase order basis. If we lose important Sales Channel Partners, if they reduce their focus on our products or if we are unable to enroll additional Sales Channel Partners, our business could suffer significant harm.

WE HAVE LIMITED PRODUCT OFFERINGS AND OUR BUSINESS MAY SUFFER IF DEMAND FOR ANY OF THESE PRODUCTS DECLINES OR FAILS TO DEVELOP AS WE EXPECT.

     As of the date of this Prospectus, we are offering four XRAID SAS systems and have derived all of our revenues from sales of such products. We recently introduced our InfiniSAN product line and have derived only minimal revenues from sales of such product line to date. We expect that net revenues from our XRAID SAS product line will continue to account for a substantial portion of our total net revenues for the foreseeable future. We cannot assure you that our InfiniSAN products will gain wide end-user acceptance or that significant net revenues ever will be derived from such products. As a result, for the foreseeable future, we will continue to be subject to the risk of a significant decrease in net revenues if demand for our XRAID products declines. Therefore, continued market acceptance of our XRAID products is critical to our future success.

     Factors that may affect the market acceptance of our new InfiniSAN products, some of which are beyond our control, include the following:

     o   growth and changing requirements of the SAN product markets;
     o availability, price, quality and performance of competing products and technologies;
     o performance, quality, price and total cost of ownership of our products; and
     o successful development of our relationships with our newly engaged marketing group.

UNDETECTED DEFECTS OR ERRORS FOUND IN OUR PRODUCTS, OR THE FAILURE OF OUR PRODUCTS TO PROPERLY INTERFACE WITH THE PRODUCTS OF OTHER VENDORS MAY RESULT IN DELAYS, INCREASED COSTS OR FAILURE TO ACHIEVE MARKET ACCEPTANCE, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

     Complex products such as those we develop and offer may contain defects or errors, or may fail to properly interface with the products of other vendors, when first introduced or as new versions are released. Despite internal testing and testing by our customers or potential customers, we do, from time to time, and may in the future encounter these problems in our existing or future products. Any of these problems may:

o     cause delays in product introductions and shipments;
o     result in increased costs and diversion of development resources;
o     require design modifications; or
o decrease market acceptance or customer satisfaction with these products, which could result in product returns.

     In addition, we may not find errors or failures in our products until after commencement of commercial shipments, resulting in loss of, or delay in, market acceptance, which could significantly harm our operating results. Our current or potential customers might seek or succeed in recovering from us any losses resulting from errors or failures in our products.

WE RELY ON ROLLING FORECASTS WHEN WE ORDER COMPONENTS AND MATERIALS FROM WHICH WE MANUFACTURE OUR PRODUCTS WHICH COULD CAUSE US TO OVERESTIMATE OR UNDERESTIMATE OUR ACTUAL REQUIREMENTS. THIS COULD CAUSE US TO INCREASE OUR COSTS OR PREVENT US FROM MEETING CUSTOMER DEMAND.

     We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for such components. As a result, our component requirement forecasts may not be accurate. If we overestimate our component requirements, we may have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our business and results of operations.

IF WE DO NOT HIRE, RETAIN AND INTEGRATE HIGHLY SKILLED MANAGERIAL, ENGINEERING, SALES, MARKETING AND OPERATIONS PERSONNEL, OUR BUSINESS MAY SUFFER.

     Our success depends to a significant degree upon the continued contributions of our key personnel in engineering, sales, marketing and operations, many of whom would be difficult to replace. The loss of the services of any of our key personnel could have a negative impact on our business. We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. Many of our employees, particularly our marketing group in the United States, have only recently joined us. If we are unable to integrate new employees in a timely and cost-effective manner, our operating results may suffer.

     We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales, marketing, finance and operations personnel. Competition for these people is intense. Our expansion and growth plans will require us to add several key employees, including managerial and engineering and customer support support engineers and we may not be successful in attracting and retaining individuals to fill these positions. If we are unable to attract or retain qualified personnel in the future, or if we experience delays in hiring required personnel, particularly qualified engineers, our ability to develop, introduce and sell our products could be harmed. In addition, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We may be subject to such claims in the future as we seek to hire qualified personnel. Any claim of this nature could result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

BECAUSE OUR INTELLECTUAL PROPERTY IS CRITICAL TO THE SUCCESS OF OUR BUSINESS, OUR OPERATING RESULTS WOULD SUFFER IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY.

     Because our products rely on proprietary technology and will likely continue to rely on technological advancements for market acceptance, we believe that the protection of our intellectual property rights will be critical to the success of our business. To protect our intellectual property rights, we currently rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure. We also enter into confidentiality agreements with our employees, consultants and corporate partners, and control access to and distribution of our documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. It is difficult to monitor unauthorized use of our products and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If we are unable to protect our intellectual property from infringement, other companies may be able to use our intellectual property to offer competitive products at lower prices. We may not be able to effectively compete against these companies.

WE COULD BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND LOSS OF INTELLECTUAL PROPERTY RIGHTS.

     The computer industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding copyright and patent rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. We may receive notices of claims that our products infringe or may infringe these rights. Any litigation to determine the validity of these claims, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. We cannot provide any assurances that we would prevail in any such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If this litigation resulted in an adverse ruling, we could be required to:

     o  pay substantial damages;
     o  cease the manufacture, use or sale of infringing products;

     o  discontinue the use of certain technology; or
     o obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms, or at all.

OUR MARKETS ARE INTENSELY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE MAY LOSE MARKET SHARE OR BE REQUIRED TO REDUCE PRICES.

     The market in which we operate is intensely competitive, highly fragmented and characterized by rapidly changing technology. Increased competition from existing competitors and new entries into the market could result in price reductions, reduced gross margins or loss of market share, any of which could harm our operating results. We compete with other SAS, SAN and network attached storage, or NAS, companies, direct-selling storage providers and smaller vendors that provide storage solutions to end-users. Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion, sale and support of their products, and reduce prices to increase market share. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully against future competitors. In addition, new technologies may increase competitive pressures.

WE ARE SUBJECT TO FINANCIAL AND OPERATING RISKS ASSOCIATED WITH INTERNATIONAL SALES.

     Since our inception, international sales have accounted for nearly all of our revenue. If we are unable to maintain international market demand for our products, our results of operations could be materially harmed. Our international business is subject to the financial and operating risks of conducting business internationally, including:

     o unexpected changes in, or impositions of, legislative or regulatory requirements;
     o  fluctuating exchange rates, tariffs and other barriers;
     o greater difficulties in accounts receivable collection and longer payment cycles;
     o  potentially adverse tax consequences; and
     o  potential hostilities and changes in diplomatic and trade relationships.

     We prepare our financial statements in US Dollars and all of our sales in international markets are priced in either US Dollars or British Pounds. Consequently, any decline in the value of Pounds to Dollars would have a negative impact on our results of operations.

     If we are faced with significant changes in the regulatory and business climate in our international markets, our business and results of operations could suffer. In addition, fluctuations in currency exchange rates will bear on the accuracy of our internal projections and may cause us to underestimate capital requirements, which could negatively impact our business.

OUR NET SALES AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

     Given our limited operating history as well as the continued development and evolution of the SAN market, we have no information upon which to base our projected net sales and operating results. Our net sales and quarterly operating results are likely to fluctuate significantly in the future due to a number of factors. These factors include:

     o market acceptance of our new products and product enhancements or those of our competitors;
     o   the level of competition in our target product markets;
     o   delays in our introduction of new products;
     o changes in sales volumes through our distribution channels, which have varying sales discount structures;
     o   changing technological needs within our target product markets;
     o the impact of price competition on the selling prices for our SAN products, which continue to represent a majority of our net sales;
     o   the availability and pricing of our product components;
     o the effect of product returns and any warranty obligations in that quarter;
     o our expenditures on research and development and the cost to expand our sales and marketing programs; and
     o   the volume, mix and timing of orders received.

     Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

     If we fail to meet the expectations of investors or securities analysts, as well as our internal operating goals, as a result of any fluctuations in our future quarterly operating results, the market price of our common stock, if and when our common stock is ever publicly traded, could decline significantly.

NONE OF OUR EXECUTIVE OFFICERS HAS EXPERIENCE OPERATING A PUBLIC COMPANY.

     None of our executive officers has ever operated a public company. We must engage additional personnel who have experience operating public companies and must develop the skills and knowledge required to operate effectively as a public company. No assurance can be given that we will be able to retain any such persons in an executive capacity. If we are not successful in developing these skills or do not retain individuals who have significant experience operating a public company, we may never be able to implement all or any portion of our business plan and our business could be materially and adversely affected.

IF WE FAIL TO EFFECTIVELY MANAGE GROWTH, OUR BUSINESS WILL SUFFER.

     If the market for data storage equipment, particularly SANs, continues to grow as we expect and our business grows correspondingly, this rapid growth will place a significant strain on our managerial, operational, financial and information systems resources. To accommodate any significant increase in our size and manage our growth, we must implement and improve these systems and attract, train, manage and retain qualified employees. These demands will require us to add new management personnel and develop new expertise. If we fail to successfully manage our growth, our ability to increase sales will be impaired and our business will suffer.

WE HAVE NO INTENTION OF PAYING DIVIDENDS ON OUR COMMON STOCK IN THE NEAR FUTURE.

     We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for investment in our business and do not expect to pay any dividends in the foreseeable future.

THERE IS NO CURRENT TRADING MARKET FOR OUR SECURITIES AND, IF A TRADING MARKET DOES NOT DEVELOP, PURCHASERS OF OUR SECURITIES MAY HAVE DIFFICULTY SELLING THEIR SHARES.

     There is currently no public trading market for our securities. A trading market in our securities may never develop or, if developed, it may not be able to be sustained. We intend to apply for admission to quotation of our securities on the Over the Counter Electronic Bulletin Board ("OTCBB") and, if and when qualified, we intend to apply for admission to quotation on the Nasdaq SmallCap Market. If for any reason our common stock is not listed on the OTCBB or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so.

WE MAY ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK WHICH WOULD REDUCE INVESTORS' PERCENT OF OWNERSHIP AND MAY DILUTE OUR SHARE VALUE.

     Our Certificate of Incorporation authorizes the issuance of 90,000,000 shares of common stock. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock should a trading market develop for our securities.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

OUR CERTIFICATE OF INCORPORATION AUTHORIZES 10,000,000 SHARES OF NON-DESIGNATED PREFERRED STOCK WHICH IT MAY ISSUE FROM TIME TO TIME BY ACTION OF THE BOARD OF DIRECTORS.

     Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock. As of the date of this Prospectus, none of said shares of preferred stock have been designated or issued. However, the board of directors has the authority, without further approval of our stockholders, to issue preferred stock, having such rights, preferences and privileges as the board of directors may determine. The board of directors may designate any or all of these shares without shareholder consent and may afford such voting and other preferences which designations may give the holders of the preferred stock voting control and other preferred rights such as to liquidation and dividends. The authority of the board of directors to issue stock without shareholder consent may have a depressive effect on the market price of our common stock even prior to any designation or issuance of the preferred stock.

     The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the common stock and thereby reduce the value of the common stock. The designation and issuance of preferred stock favorable to current management or shareholders could make the possible takeover of us or the removal of our management more difficult and discharge hostile bids for control of us which bids might have provided shareholders with premiums for their shares.

SHARES ELIGIBLE FOR FUTURE SALE.

     As of March 23, 2001, we had an aggregate of 17,998,886 shares of our common stock issued and outstanding. Of the shares outstanding and not registered for sale in this Prospectus (12,912,000 shares), all of said shares are "restricted securities," which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefor may sell, in brokers' transactions or to market makers, a number of shares not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of our securities.

     Affiliates of the Company will be subject to the limitations of Rule 144, including its volume limitations in the sale of their shares. An aggregate of 10,237,915 (56.88%) of the outstanding shares of the Company are held by officers, directors, affiliates and entities controlled by them and are subject to the limitations of Rule 144 including the shares held by affiliates which are registered in this Prospectus. See "Plan of Distribution-Sales by Affiliates."

     Sales of such restricted securities under Rule 144, in the future, may have a depressive effect on the price of the Company's Common Stock in any market which may develop for such stock. Except for shares of Common Stock being registered hereby, the balance of the outstanding shares of common stock (12,912,000 shares) are restricted securities as such term is defined in the Securities Act and may not be resold until January 4, 2002, at the earliest.

ADDITIONAL SHARES ENTERING MARKET PURSUANT TO RULE 144 WITHOUT ADDITIONAL CAPITAL CONTRIBUTION COULD DECREASE THE PUBLIC TRADING PRICE OF OUR STOCK.

     An increase in the number of shares of common stock available for public sale without any increase to our capitalization could decrease the market price of the Company's shares. After a one-year holding period restricted shares of common stock will become eligible for trading pursuant to Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission without any additional payment to the Company or any increase to our capitalization.

SELLING SECURITYHOLDERS MAY SELL SECURITIES AT ANY PRICE OR TIME.

     After effectiveness of this registration statement, the non-affiliated selling shareholders may offer and sell their shares at a price and time determined by them without subject to Rule 144. The timing of sales and the price at which the shares are sold by the selling shareholders could have an adverse effect upon the public market for the common stock, should one develop. See "Plan of Distribution-Sales by Selling Shareholders.

THE APPLICATION OF THE "PENNY STOCK REGULATION" COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     If trading in our stock begins, our common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges. Penny stocks are subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell the securities to persons other than established customers and accredited investors and these additional requirements may restrict the ability of broker-dealers to sell a penny stock. For transactions covered by these rules that do not represent sales to established customers or accredited investors, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.

     Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if such securities maintain a market price of $5.00 or greater. We can give no assurance that the price of our securities will reach or maintain such a level. See "Description of Securities-Penny Stock Regulation."

MANAGEMENT AND AFFILIATES OWN ENOUGH SHARES TO CONTROL SHAREHOLDER VOTE.

     Our directors, officers, affiliates and certain entities controlled by them own approximately 56.88% of the outstanding shares of common stock. As a result, these persons will control all matters that require stockholder approval, such as the election of directors, approval of a corporate merger, increasing or decreasing the number of outstanding shares, amending our certificate of incorporation and effecting stock splits.

OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS.

     Our Certificate of Incorporation and By-Laws provide that we shall indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer's or director's respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. Our Certificate of Incorporation and By-Laws also provide for the indemnification by us of our officers and directors against any losses or liabilities incurred as a result of the manner in which the officers and directors operate the Company's business or conduct its internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of the Company and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

OUR STOCK PRICE LIKELY WILL BE HIGHLY VOLATILE.

     If our common stock commences public trading, management believes that the market prices of our common stock will be subject to significant fluctuations due to various factors and events that may or may not be related to our performance. The stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of high-tech company stocks which may be unrelated to the operating performance of such companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors.

                           FORWARD LOOKING INFORMATION

     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. This Prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this

Prospectus or of any sale of common stock. This preliminary Prospectus is subject to completion prior to this offering.

     Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus are forward-looking statements. These statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the Prospectus that are not historical facts. When used in this Prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should," "will" or "would" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                 USE OF PROCEEDS

     The selling shareholders are offering the shares covered by this Prospectus for their own accounts. We will not receive any proceeds from the sale by them of their shares of common stock.

                                 DIVIDEND POLICY

     To date we have not declared or paid any dividends on our common stock and do not anticipate doing so in the foreseeable future. We currently intend to retain all future earnings, if any, for investment in our business and do not expect to pay any dividends in the foreseeable future.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read with "Selected financial data" and our financial statements and notes included elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as applying to all related forward-looking statements wherever they appear in this Prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     Nexsan Corporation was organized pursuant to the laws of the State of Delaware in December 2000 for the purpose of acquiring all of the outstanding shares of capital stock of Nexsan Technologies Limited, a United Kingdom company incorporated on January 25,1999 ("Nexsan-UK"), and organizing a wholly-owned subsidiary through which the combined companies' products would be marketed. Except as otherwise herein explicitly indicated or where the context requires otherwise, the discussion herein relates to the financial condition, results of operations and other information relating to Nexsan-UK. Use of the terms "Nexsan," "we," or "us" refer to the combined operations of Nexsan and its subsidiaries.

     We design, manufacture, sell and support fault tolerant enterprise storage solutions that protect and ensure access to an organization's critical data. Our products include high performance, fault tolerant storage subsystems that meet a wide range of customer applications for Open Systems-based networks and operating systems. Our fault tolerant enterprise storage solutions address the direct attached, or DAS, storage market, in which the storage device is connected directly to a server, and the storage area network, or SAN, storage market in which the storage device is used in a specialized network. These connectivity options provide our customers the flexibility to choose and deploy a particular storage solution to meet their needs. As data requirements change, customers can migrate their existing storage investments to different connectivity options.

     For the fiscal year ended March 31, 2000, our first year of operations, we directed our sales and marketing focus to the development of European sales. During that year, we had revenues of $1,201,570 and showed an operating loss of $237,434. During this period we incurred approximately $125,000 of product development costs and one-time start-up costs.

     In the nine-month period ending December 31, 2000, we generated a gross margin percentage of 25.6% on sales of $1,649,691, resulting in an operating loss of $17,879, as compared with a gross margin of 24% on sales of $634,555 for the nine-month period ended December 31, 1999. This increase in sales of 160% over the equivalent period in 1999 began to justify the investment in staff and products that we expended in the previous year.

     This turnaround was achieved without any penetration into the United States market. In order to take full advantage of the established and newly developing product lines, the company's management identified the need for a US sales network in order to meet the ever-increasing demand in America for mid-range storage products.

     In January 2001, we undertook a reorganization of the company whereby we established a United States corporation, Nexsan Corporation, to acquire all of the outstanding shares of capital stock of each of the United Kingdom operating entity and a newly organized US corporation through which we would conduct worldwide sales and marketing. In connection with the reorganization, the holders of the outstanding shares of capital stock of Nexsan Technologies Limited ("Nexsan-UK") exchanged all of their shares for an aggregate of 9,050,000 shares of common stock in the US parent.

    In January and February 2001, we closed two private offerings of our securities whereby we sold an aggregate of 4,673,886 shares of common stock at an offering price of $0.66 per share and derived net offering proceeds of $2,869,670 after the payment of commissions and offering expenses amounting to $215,095. The net offering proceeds will allow us to fund the organization of our worldwide marketing subsidiary, Nexsan Technologies Inc ("Nexsan-US"), including leasing office space in California, hiring our California based marketing staff who will oversee worldwide sales and marketing operations, and establishing a distribution and technical services facility. The proceeds will also be used for working capital required by the United Kingdom manufacturing division.

     Concurrent with the receipt of offering proceeds, we entered into employment agreements with our senior management and several key consultants.

     During February 2001, we released our InfiniSAN family of products. We expect, based upon expressions of interest and inquiries from resellers, and from existing and potential customers of our products, that sales of the InfiniSAN product line will drive our growth for the foreseeable future and overtake our XRAID line of products as our most significant revenue generating product offering. We believe that the InfiniSAN product line will become our most profitable product offering by the third quarter of fiscal 2002 because:

     o the product represents a significant technological step up from our SAS XRAID product line and offers a substantial increase in performance at a more economical price;

     o our new sales team will have enrolled new resellers worldwide, and particularly in the United States, to market our products to end users; and

     o we will have initiated a marketing and advertising campaign that focuses on our InfiniSAN product line.

     We anticipate that sales in the United States will represent our fastest growing channel and be responsible for a material portion of our total revenues by the conclusion of fiscal 2002. We expect to ramp up production to meet increased demand for our products in the United States and worldwide by relocating to a new, upgraded and larger manufacturing facility in Derby, England during the second or third quarter of fiscal 2002.

     We will continue to develop new, innovative products and believe that several of the products now under development could attract broad interest and drive sales for the next several years.

     Our future plans, including relocating to a new manufacturing and assembly facility, expanding manufacturing output and inventory to meet the expected increase in demand in our products and developing and releasing new products, are contingent upon our ability to raise substantial additional capital. We cannot be certain that this capital will be available to us at all or, if it is available, that it will be on favorable terms.

NEXSAN-UK OPERATIONS FOR THE YEAR ENDED MARCH 31, 2000.

      During the year ended March 31, 2000, our first year of operations, we saw sales, revenues and the cost of sales increase as we expended substantial funds to accelerate our marketing efforts.

     The following table sets forth in the period indicated, certain financial data expressed as a percentage of total revenue:

--------------------------------------------------------------------------------
                                                        Year Ended March 31,2000

 Cost of Sales                                                   77.9%
 Research & Development                                           9.1%
 Gross Profit                                                    13.0%
 Selling, General & Administrative Expenses                      32.8%
 Operating Loss                                                 (19.8)%
 Net Interest Expense                                             1.4%
 Net Loss                                                       (21.2)%
--------------------------------------------------------------------------------

     Set forth below is an analysis of some of the key elements comprising our income statement for the year ended March 31, 2000:

     Sales

     Our product sales revenue is recognized upon shipment to our Sales Channel Partners. Provisions for discounts and rebates to our Sales Channel Partners and other adjustments are provided for in the same period the related sales are recorded.

     Cost of Sales

     The cost of sales relating to our product sales consists primarily of the costs of purchased components, production labor, packaging and transport.

     Research & Development Expenses

     Research and development expenses consist primarily of salaries and related overhead expenses paid to software and hardware engineers and are expensed as incurred. Research and development costs are expected to increase as we continue to update and expand our product lines.

     Selling, General & Administrative Expenses

     Selling, general and administrative expenses consist of:

     o   Salaries, commissions and travel costs for sales and marketing staff.

     o Establishment expenses associated with premises, management, accounting, contract and administrative functions.
     o   Amortization of all capitalized costs.

     We expect selling, general and administrative expenses to increase significantly in connection with the expansion of our sales and marketing operations, and the establishment of new UK production and US marketing facilities.

NEXSAN-UK-PERIOD ENDED DECEMBER 31, 2000 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 1999.

     RESULTS OF OPERATIONS

     The following table sets forth in the periods indicated, certain financial data expressed as a percentage of total revenue:

                                                     Nine months Ended          Nine months Ended
                                                     December 31, 2000          December 31, 1999

      Cost of Sales                                         74.4%                      76.0%
      Gross Profit                                          25.6%                      24.0%
      Research & Development                                 1.2%                      15.5%
      Selling, General & Administrative Expenses            26.7%                      55.7%
      Operating loss                                        (1.1)%                    (31.7)%
      Net Interest Expense                                   0.9%                       1.6%
          Net loss                                          (1.9)%                    (33.2)%

     Revenues

     Sales increased from $634,555 for the nine-month period to December 31, 1999 to $1,649,691 for the nine-month period ending December 31, 2000 as we established our credibility and product lines in the storage marketplace.

     Gross Margins

     The added experience we have gained purchasing supplies to assemble our products since our inception has positively effected our margin rates which have improved from 24% for the period ending December 31, 1999 to 25.7% of sales for the equivalent period ended December 31, 2000. We believe that continued savings resulting from larger production runs and a corresponding reduction in the cost of parts as a result of purchasing product components in bulk, together with the anticipated higher selling prices on our new product lines, suggest that we can achieve additional gross profit margins in the future.

     Expenses

     Salaries increased by 145% between December 31, 1999 and December 31, 2000 as we added employees to meet increased demand for our products and the future development of our business. In the nine-month period ended December 31, 1999, selling, general and administrative expenses were $353,157, representing 55.7% of sales, and included research and development costs of $98,316, legal fees in the amount of $9,682 incurred in connection with the formation of the company and depreciation on tooling set-ups in the amount of $7,417. In the equivalent period ended
December 31, 2000, selling, general and administrative expenses, including research and development costs of $19,840, were $440,431, representing 26.7% of sales, a decrease of over 14%. This was despite the increase in depreciation for the nine month period to $33,914 compared to $14,229 for the period ended December 31, 1999, as a result of continued investment in plant and machinery, and a substantial rise in travel costs to $60,815 due in part to the sales and marketing operations in Europe.

     Product research and development expenses in the nine-month period ended December 31, 1999 totalled $98,316 as we incurred significant costs on the first stage development of our product lines. Research and development costs in the equivalent period ended December 31, 2000 fell to $19,840.

     Interest expenses in the period ended December 31, 1999 totalled $10,075 as our bank borrowing rose to partly fund the business losses and the increase in inventory. Net interest in the equivalent period ended December 31, 2000 was in line with the previous year's figures at $13,231.

     Dividends accrued on our outstanding class of 9% Redeemable Preferred Stock (all of which were retired upon the reorganization of the corporation) at December 31, 2000 and December 31, 1999 were $13,123 and $5,344, respectively, but could not be paid due to a lack of distributable reserves. We do not plan to pay dividends on our outstanding common stock in the foreseeable future and will retain earnings for investment in our business.

     No UK corporation tax is payable on the results for either period. Losses are available to be carried forward to future periods of account.

     Net Income

     Our net loss for the nine-month period ended December 31, 1999, after accounting for interest and an accrual of dividends on our outstanding shares of preferred stock, was $216,332 as compared to a net loss for the nine-month period ended December 31, 2000 of $37,177. The decline in net loss is attributable to both a substantial increase in sales and a significant decline in research and development costs. The decline in net loss occurred despite the addition of staff required to meet anticipated growth in business activity and the internal costs of development of the InfiniSAN product range.

     LIQUIDITY AND CAPITAL RESOURCES

     Cash on hand at December 31, 2000 was $128,816. Since our inception, we have financed our operations from internally generated funds, loans from shareholders, a bank line of credit and the sale of stock to certain investors. Presently, we conduct our operations exclusively in the UK and the US and we invoice our clients only in UK sterling and US dollars. We regularly review our balance sheet to ensure that where possible, the value of assets and liabilities in either of the currencies are approximately equal. Since both countries have been experiencing low levels of inflation, exposure to the vagaries of foreign currency movements and inflation has been minimal.

     Cash flows from Operating Activities

     Net cash used in operating activities in the period ended December 31, 1999 was $314,669. This primarily represented the net loss from operations after adjusting for depreciation, together with the increase in inventory to $183,816. This was offset in part by the fact that the growth in accounts payable consequent of the growth in business activity exceeded the equivalent increase in accounts receivable by $68,331. Net cash used in operating activities in the nine months ended December 31, 2000 amounted to $203,898. While the net loss was narrowed to $31,110, there was a continued increase in the working capital requirement resulting from revenue growth.

     Cash flows from investment activities

     For the nine-month periods ended December 31, 1999 and December 31, 2000, we invested $81,783 and $106,516, respectively, in plant and equipment. The similar levels of investment in plant and equipment in both periods reflects the steady growth in the capital needed for increased production capacity and design capability to meet our current and future needs. We have no other material commitments for capital expenditures currently outstanding.

     Cash flows from financing activities

     Net cash from financing activities amounted to $317,466 in the period ended December 31, 1999 and $328,321 in the period ended December 31, 2000. The former was financed by a bank loan, which had a balance of $122,037 at December 31, 2000, and shareholder loans aggregating $90,450. During the nine months ended December 31, 2000, cash for operations was provided through the sale of common stock which generated proceeds of $375,857.

RECENT EVENTS AND FUTURE GROWTH

     Since December 31, 2000, we have completed the reorganization of the company into the United States and have raised $2,869,670, net, in equity funding, as more fully described in the Overview hereto. These activities have allowed us to (i) enter into employment agreements with management; (ii) engage a new marketing team that is refocusing our sales efforts into the United States, the largest single market for storage products, and (iii) engage certain key consultants to assist us in the early development of our business and provide guidance to our newly organized United States company.

     The employment and consulting agreements with our executive officers and key consultants extend for a period of five years, which will provide near term operating stability and continuity of corporate direction. As a means of retaining our senior management, inducing qualified sales and marketing staff to join our company, and obtaining the services of key consultants, these agreements provide for both cash payments and significant stock based compensation. In connection with the various agreements, we have sold an aggregate of 4,275,000 shares of common stock and granted options to purchase up to an additional 2,297,222 shares of common stock. We believe this incentive based compensation will be critical in driving our sales and revenues. We will account for the stock-based employee compensation arrangements under the provisions of the Financial Accounting Standards Board Statement 123, "Accounting for Stock-Based Compensation" ("FASB 123"). Under FASB 123, companies may elect to account for stock-based compensation using a fair value based method where compensation cost, measured by an option-pricing model at the grant date, is based on the value of the award and recognized over the service period.

     The new marketing team engaged in January already has begun to yield dividends both by implementing the LeadGuard marketing program and expanding our base of resellers to 38. We expect that the marketing team will continue to enroll resellers worldwide and that sales and revenues will grow correspondingly.

     The funds generated from the sale of equity during January and February have been, or will be, applied as follows:

     o   to lease and develop corporate offices in California;

     o   to engage the marketing team;

     o   to engage new support personnel;

     o for short-term expansion and improvements to our existing UK premises including the acquisition of additional assembly and testing equipment; and

     o to fund the anticipated necessary increase in working capital to meet increased demand for our products.

     We believe that, given the industry in which we operate, the strength of our sales staff and the quality of our products, these efforts represent the first step towards generating sustainable annual growth over the next several years.

     In order to achieve the annual growth levels we believe are possible, we will require additional capital of approximately $5 million over the next twelve months. We will use this capital to increase working capital to meet anticipated consumer demand for our products and relocate our UK offices and assembly facilities to larger and more technologically appropriate space. These funds also will allow us to continue to develop and release innovative products that will be exciting for our resellers to sell and that will meet the needs of end users.

     If we are unable to raise additional funds, we will rely on revenues generated from operations to fund our future plans, which would require us to moderate the speed at which would implement our expansion plans. If our actual revenues are insufficient to satisfy our future needs, we will not be able grow our business as quickly as we would desire.
In such a scenario, we would seek to diminish capital expenditures by delaying our move into new office and assembly facilities until such time as sales and demand warrant such a move.

RECENT ACCOUNTING PRONOUNCEMENTS

         We are required to adopt SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS 138, effective April 1, 2001. The pronouncement presents accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all such derivative instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We have determined that the adoption of SFAS No. 133 will not have a significant effect on our results of operations and financial position. This statement is not required to be applied retroactively to financial statements of prior periods.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101") which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We are required to adopt the accounting provisions of SAB No. 101 no later than the fourth quarter of fiscal year ended March 31, 2001. We do not believe that the implementation of SAB No. 101 will have any significant effect on our results of operations.

                                    BUSINESS

INTRODUCTION

     Nexsan Corporation, a Delaware corporation, and its wholly-owned subsidiaries (collectively, "we," "us," Nexsan or the "Company") design, manufacture, sell and support a comprehensive range of fault tolerant enterprise class, storage subsystems for the mid- to high-end server marketplace that protect and ensure access to an organization's critical data. Our products include high performance storage subsystems that meet a wide range of customer applications for open systems-based networks. Our enterprise storage solutions address the server attached, or SAS, storage market, in which the storage device is connected directly to a server, and the storage area network, or SAN, market, in which the storage device is used in a specialized network. These connectivity options provide storage users the flexibility to choose and deploy a particular storage solution to meet their needs. As data requirements change, we enable customers to migrate their existing storage investments to different connectivity options. We provide our customers fault tolerant, modular, scalable and reconfigurable products to manage and meet their changing business and computing needs. We believe our products reduce the total cost of ownership of data storage by allowing end users to use the products across various operating systems.

     Nexsan Corporation was incorporated under the laws of the State of Delaware in November 2000. Our wholly-owned United Kingdom subsidiary, Nexsan Technologies Limited ("Nexsan-UK"), which is responsible for manufacturing our products, was incorporated in

January 1999 and commenced shipping products in August 1999. Nexsan Technologies Incorporated ("Nexsan-US"), our wholly-owned Delaware subsidiary incorporated in January 2001 for the purpose of marketing our products worldwide.

     In January 2001, Nexsan Corporation acquired all of the outstanding shares of capital stock of Nexsan Technologies Limited, including 44,444 ordinary shares, each having a par value of (pound)1 per share, and 60,000 9% Redeemable Preferred Shares, each having a par value of (pound)1 per share, in exchange for an aggregate of 9,050,000 shares of our common stock. Each Ordinary Share of Nexsan Technologies Limited was exchanged for 201.45 shares of our common stock and each 9% Redeemable Preferred Share was exchanged for 1.6116 shares of our common stock.

INDUSTRY ANALYSIS

     Over the last decade, there has been a dramatic increase in the volume of data created, stored, processed and accessed throughout business organizations. Moreover, companies increasingly view data as a strategic asset that creates a competitive advantage. Continuous and rapid access to this data is critical to managing a business effectively. The growth of the amount of enterprise data and its characterization as a strategic asset have resulted in a need to manage, share, back-up and make data widely accessible. This growth has been driven by a number of factors, including:

     o the emergence of data-intensive applications such as web-serving, e-commerce, digital video and other multimedia applications and enterprise resource planning;

     o the increasing demand for disaster recovery tools which can be deployed across greater distances;

     o advances in data storage technology and the resulting decline in the cost of storage capacity; and

     o a movement toward distributing data in the enterprise client-server environment.

     As a result of these factors, expenditures for data storage are growing rapidly and consuming an increasing percentage of total information technology expenditures.

     Enterprises using networked computing environments face challenges in managing rapidly growing volumes of distributed data, including:

     o Slow Data Transfer Speeds. With improvements in the performance of storage devices, processors, and workstations, along with the move to distributed architectures such as client/server, users have moved to increasingly data-intensive and high-speed networking applications. Users are seeking ways to leverage these performance improvements without sacrificing reliability of their data storage systems.

     o Poor Data Access. Data access performance across networks has historically been improved by increasing processor performance or by increasing network bandwidth. However, data access remains bottlenecked by the file server's operating system, which must also perform any additional tasks unrelated to data access. These unrelated tasks slow the server's ability to respond to file input/output, or I/O, requests.

     o Difficulties Accessing Shared Data. The use of diverse software applications and incompatible computing operating systems can create difficulties or prevent the sharing of data created or stored on other systems without the assistance of additional software.

     o Unavailable Data. Unavailable data can result in costly business interruptions. The availability of data is dependent upon network data storage devices that have low failure rates, rapid recovery times and the ability to provide uninterrupted data service.

     o Data Administration Challenges. Network data administration, including the backup and expansion of data storage capacity, requires the management of both hardware and software systems. This task becomes more complex with large volumes of data, increasing numbers of users accessing data and wide distribution of data stored across the network. Storage devices that cannot be managed remotely place an added burden on technical personnel and resources.

     o Solutions That Are Not Easily Scalable. Given the continuing increase in data storage needs, effective storage solutions will provide a simple and economical means to increase capacity over time. Preferred solutions allow enterprises to modify their existing infrastructure and incur only incremental costs as they grow rather than to make extensive and expensive modifications to their computing networks.

     As data storage requirements have increased and new challenges have arisen, new data storage technologies have been developed to meet users' needs and address these challenges. Currently, the most common approaches to providing network data storage capacity include:

     o Server Attached Storage Devices (SAS). Corporations can increase their data storage capacity by adding general-purpose computers as data file servers or by attaching external storage devices directly to existing servers. These storage devices are dedicated to and accessed through the host server/computer. General purpose servers are designed to execute computer applications and perform a wide variety of functions, including providing database, electronic mail, network management, file management and application services.

     o Network Attached Storage Devices. NAS appliances have been developed to offload basic file I/O tasks from general-purpose servers. These appliances are designed to store and retrieve larger amounts of data more quickly than general-purpose servers. NAS devices incorporate their own processing power in order to store and retrieve data. NAS devices allow more than one host server and users of different operating systems to access data.

     o Storage Area Network Devices. A storage area network, or SAN, is a self-contained network of high-speed storage devices. SANs are storage devices that are connected to an additional, specialized, high-speed network, dedicated to providing I/O. The use of a SAN offloads a significant amount of data traffic and overhead from the local or wide area network, resulting in improved overall network performance. SAN storage devices enable users on one operating system to access data stored on a different type of operating system. SANs are comprised of "fabric ready" devices meaning that all of the servers and storage devices comprising the network environment are interconnected in a manner similar to the way in which threads are woven together in a fabric. This fabric environment creates a matrix wherein all devices that are connected to the SAN have access to all enterprise data at any time.

     A notable technological development that is having a significant impact on the data storage industry is the implementation of Fibre Channel interface among hardware devices. Fibre Channel is a new generation of interface technology based on industry standards for the connection of storage devices to networks. Interface is the term used to describe the electronics, cabling and software used to facilitate communications between devices. Fibre Channel is the fastest interface currently available.

     Fibre Channel is a highly-reliable, gigabit interconnect technology that allows concurrent communications among workstations, mainframes, servers, data storage systems, and other peripherals using small computer systems interface, or SCSI (pronounced "scuzzy") and IP, or networking protocols. Fibre Channel products have defined a new standard of performance, delivering a sustained bandwidth of over 97 MB/second for large file transfers and tens of thousands I/Os per second. Typically, many Fibre Channel links are used in parallel in a SAN to achieve the desired performance. This new capability for open systems storage is the reason Fibre Channel is becoming the connectivity standard for storage access.

     Fibre Channel was developed by the computer industry for IT applications. Its development focused on removing the performance barriers of legacy local area networks, or LANs. Performance improvements in storage, processors, and workstations, along with the move to distributed architectures such as client/server, have spawned increasingly data-intensive and high-speed networking applications. The interconnect between these systems and their I/O devices requires higher performance characteristics with respect to reliability, speed, and distance.

     In a Fibre Channel network, legacy storage systems are interfaced using a Fibre Channel to SCSI bridge. Networking protocols are used for server to server and client/server communications. Storage networks operate with both SCSI and networking (IP) protocols. Servers and workstations use the Fibre Channel network for shared access to the same storage device or system.

     The evolution of Fibre Channel connectivity and interface is driving the next revolution in storage management which, we believe, eventually will have a tremendous impact on SAN sales. We believe that Fibre Channel technology will become the preferred implementation technology for SAN storage. We believe that as Fibre Channel port (the device attached to a server that links the server to the SAN) prices decline and companies equip their facilities to accommodate fiber optic cable, SANs will become the preferred storage solution in large computing environments.

     We believe an important reason for the migration toward larger, faster and more reliable storage solutions such as the solutions offered by SANs is the expense associated with maintaining large technical staffs to operate storage systems and the difficulty many companies are experiencing hiring qualified personnel. The explosion of the data storage industry has exerted pressure on the pool of available qualified talent capable of making decisions regarding storage requirements, product procurement, and product installation and maintenance. Consequently, it is difficult to locate and hire appropriate personnel. Moreover, as the pool of such available qualified persons diminishes, compensation for such talent has increased. By employing larger, more reliable storage devices, companies are reducing their reliance on an increasingly contracting talent base and decreasing the overall cost of storage solutions.

     We believe that our high-performance, data storage subsystem solutions address many of the challenges faced by end-users across the entire range of storage requirements from the mid- to high-end server marketplace. As the industry continues to evolve, we believe that we will be able to develop and offer innovative enterprise wide storage solutions that keep pace with the rapidly changing data storage landscape.

OUR PRODUCTS

     The requirements for storage solutions vary depending on the size of an enterprise, the type of data generated and the amount of data to be stored. Accordingly, we believe that we offer a wide range of products for nearly every potential end user of data storage products employing mid- to high-end servers.

     Our product lines incorporate RAID technology (described below) that:

     o provides data-intensive environments with protection against the loss of critical data;

     o   scalable storage capacity;

     o   fault tolerance;

     o   fast data transfer rates; and

     o   ease of storage system management.

     Our product lines provide the highest levels of performance while maintaining connectivity consistent with industry standards. They are compatible with industry standard architectures enabling users to interface with the primary open architecture computing platforms. We design, develop and manufacture all of our disk array products to operate within industry standards and at peak performance levels. The controller board, internal packaging, component integration and cabinet design are all results of our engineering expertise gained from years of experience in the industry.

     RAID Technology

     RAID is an acronym for "redundant array of independent disks." RAID technology links together several industry standard disk drives into a single large disk drive using a combination of hardware, firmware and software to achieve extremely fast data transfer rates, high levels of redundancy and large storage capacities at a lower cost than embedded storage solutions. RAID devices generally encompass eight industry standard storage disk drives configured laterally in the product cabinet. The disk drives generally are pluggable, obviating cabling problems that might otherwise make installation and maintenance difficult. Once a disk is plugged into its slot, whether in a new installation or replacement situation, the device's software activates and integrates the disk into the system. Given the explosion of enterprise data growth resulting from the emergence of new technologies (e.g., web-serving, e-commerce, digital video and other multimedia applications and enterprise resource planning), RAID technology has become the industry standard for data storage because RAID devices:

     o are fault tolerant and are capable of protecting enterprise data more effectively than other currently available storage systems;
     o afford availability of data to a wide range of users in an enterprise at any given time;
     o are capable of storing massive amounts of data which can be retrieved quickly and easily; and
     o are easy for trained technicians to operate, integrate, install and maintain.

     The most important task of a RAID device is its ability to reconstruct lost data in the event of a catastrophe. This task is accomplished by specialized electronics within the RAID controllers. RAID controllers are embedded with software that monitor all data stored on the disk drives at any given time and, in the event of a loss of any data, calculate what specific data has been lost and reconstruct that data.

     RAID device intelligence is accomplished through RAID boards that are either installed directly into the server or within the RAID device itself.

     Given the ultimate purpose of data storage, i.e., the preservation of mission critical enterprise data, redundancy of key parts is essential so that the failure of any single component will not impair the device's ability to accomplish this task. Features that may be incorporated into RAID based devices that enhance their ability to preserve data under any circumstances include:

     o two power supplies so that in the event one power supply fails, the other power supply is capable of handling the work of both power supplies;
     o hot-pluggable boards and other components that permit technicians to replace or perform maintenance services on a failed component without shutting down the system after which the replaced or repaired component resumes its duty without further intervention from the operator
     o an active/active failover feature that enables two RAID controllers to function simultaneously, sharing the workload, until one device fails, at which point the

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         remaining functioning device takes over all I/O requests until the defective unit is replaced; and
     o   redundant components such as device cooling fans.

     Of course, RAID-based arrays are complex technical devices that incorporate numerous other highly sophisticated components, a description of which is not essential to understanding their basic functionality.

     Features Common to Our Product Range

     We offer a range of products at price points that accommodate a wide range of end users. Our higher end models incorporate a wide range of standard and optional features that allow a user to tailor a particular device to its specific needs at the time of purchase and that permit the user to add features as required. We also offer an array of standard and optional features that appeal to technicians responsible for installing and maintaining our products.

     Other than our entry-level products, most of the products within our InfiniSAN and XRAID lines incorporate the following common features or options:

     o Dual-redundant 300W power supply units with a power factor correction feature that provides an even power supply and eliminates potentially dangerous power surges.
     o   High pressure cooling blowers.
     o   Disk drives are hot pluggable.
     o   Tower, rack, and stacker configuration.
     o A mechanism that eliminates blanking trays so that the failure or non-use of any one drive will not affect the operation of the other drives.
     o   Rack slides included as standard with rack versions.
     o Disk drives and power supplies are mounted on easily removable shuttles, which makes replacements simple.
     o   Low-cost customization available for our Sales Channel Partners.
     o Hot pluggability of many key components, such as power supplies, that obviate having to shut down the device which could result in a loss or interruption in the availability of data.
     o An automatic termination feature that obviates recalibrating the entire SAN system to account for the new electronic characteristics of the system each time a new device is added.

     InfiniSAN Product Line

     In February 2001, we introduced our InfiniSAN product line, an enterprise storage solution for SAN architecture. In some cases these new products combine Fibre Channel switched fabric and SAN management with the fault tolerant features found in all of our products. We believe that companies' growing storage demands will lead them increasingly to consider SAN products. The name of this new model line reflects the infinitely scalable

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potential of new fabric-aware SAN products, and our commitment to integrate
InfiniBand(TM) technology when we expect it to become available in 2002.

     InfiniBand(TM) technology represents a hardware and software architecture to link servers and peripheral devices within a switched fabric environment. It offers very high data transfer rates between devices, up to 6 gigabytes per second, that will deliver scalable performance to meet the growing demands of data centers; flexibility to provide connectivity that scales with a business's demands, independent of the microprocessor or operating system complex; and, flexibility to inter-operate from the entry level to the enterprise. In our estimation, InfiniBand(TM) represents the next generation of interconnectivity between computers. We believe that adopting and incorporating InfiniBand(TM) technology is important both because it is the future of interconnectivity between the devices comprising SAN systems and it evidences our commitment to offer products that offer the most cutting edge technology.

     The two basic InfiniSAN models are the Fibre Channel models 8F and 8FFx, and the Ultra160 SCSI models 8G63 and 8G73.

     Our 8F and 8FFx InfiniSAN devices incorporate Fibre Channel interface, the fastest interface currently available within storage environments. We believe that the incorporation of Fibre Channel interface into our highest end products makes them among the most technologically advanced storage devices available and allows us to compete against today's largest and most well known storage device manufacturers.

     Key Features of Our InfiniSAN(TM) 8F and 8FFx Products

     A customer can select from three products within this model line, each of which can be configured with a number of options. The 8F is a Fibre Channel JBOD ("Just a Bunch of Disks") shelf for 8 FC-AL drives, and the 8FFx is either a single or a dual controller Fibre-to-Fibre RAID subsystem. Noteworthy features of the InfiniSAN products include:

     o The JBOD (8F), which essentially is used to expand storage capacity, may be converted to a 8FFx simply by plugging in one or two RAID controller modules. The internal logic automatically switches from JBOD to RAID configuration when it detects a RAID controller being inserted into either of the two available slots.
     o Fully redundant enclosure management, including, two SES managers (modules that report the device's operating status), two sets of fan tachometer monitors, two thermal monitors and two voltage monitors.
     o Standard configuration uses copper connectors, with a low-cost upgrade to fiber optic connectors available. This feature allows for increased distances between the nodes/devices comprising the SAN.

     Key Features of the InfiniSAN(TM) 8G63 and 8G73

     The InfiniSAN 8G63 and 8G73 are based on the new Chaparral GII controllers, among the highest performance RAID controllers available. Some key features of these products include:

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

     o Supports one or two controllers, which provides active/active failover, so that if one controller fails, the other assumes the workload of both controllers until the defective unit is replaced.
     o The 8G63 has two Ultra160 SCSI host ports and two Ultra160 disk channels, with four drives on each. The subsystem offers sustained data transfer rates of 150 megabytes per second.
     o The 8G73 has two FC-AL host ports and four Ultra160 disk channels. Two channels are used internally with 4 drives each, and the other two are available for expansion.
     o The 8G73 employs two hot-pluggable Port Bypass Component (PBC) boards which act as a hub for the two controllers and the various connectors designated for each PBC board. Thus, there are four Fiber host connectors and as with the Fibre Channel 8F and 8FFx models there is an option for fiber optic or copper interconnect.
     o   NexScan web browsable GUI is included to manage both controllers.

     XRAID Product Line

     Our XRAID product line has been designed as a data storage solution for the Server Attached Storage, or SAS, market. Our XRAID products have been designed for entry- to mid-range server users. SAS solutions attach external storage devices directly to existing servers. The general purpose servers to which SAS devices are attached are designed to execute computer applications and perform a wide variety of functions, including providing database, electronic mail, network management, file management and application services. Though we designed our XRAID family of products for the SAS market, they can be used as an entry level device within the developing SAN market.

     Standard features common in the XRAID family include dual-redundant, power supplies, high performance blowers with true revolutions per minute monitoring, automatic small computer systems interface, or SCSI, bus termination to reduce costs and simplify installation, and an innovative pedestal configuration which also may be turned on its side and stacked up to eight units high using an optional set of guide spigots. We believe that the units possess clean and durable ergonomics.

     The XRAID models are differentiated by the contents of our proprietary "personality cube," a pluggable sub-chassis in the rear of the unit. Contained within the personality cube are all of the electronics that are unique to a given model, along with all other active electronic components. Our personality cube innovation allows greater flexibility and commonality during manufacture and facilitates field repairs and upgrades. The "pluggability" of most components comprising the system greatly reduces the need for internal cabling, thereby increasing system reliability.

     XRAID 8V44

     The XRAID 8V44 is an extremely reliable device for mission-critical applications. Most important components are duplicated and automatic mechanisms are in place so that any defects are transparent to the user. Users are offered the option of equipping this device with two RAID

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controllers that are capable of operating in active/active failover mode.
Virtually any failed component may be replaced without shutting down the system and the replaced component resumes its duty without further intervention from the operator, i.e., the devices are hot pluggable. The subsystem has a sustained data transfer rate of 27 megabytes per second.

     XRAID 8K73

     Our highest performance SAS RAID device designed for the most demanding, high-throughput applications that require RAID protection against disc drive failure. The XRAID 8K73 offers sustained transfer rates of up to 75 megabytes per second in RAID 5 mode. A receptacle has been designed into the chassis to accommodate a Fibre Channel managed hub allowing the XRAID 8K73 to become a SAN "building block" and allowing our low cost Fibre Channel hub to take advantage of the redundant power and cooling in the enclosure, along with the network interface for monitoring and control. We believe that the incorporation of a hub into a disc enclosure is a completely new innovation.

     XRAID 8K53

     An entry-level RAID subsystem with extremely high performance for computers with an Ultra2 SCSI host port. The unit has a sustained transfer rate of 65 megabytes per second in RAID 5 mode and may be upgraded to the 8K73 configuration if Fibre Channel capability is desired.

     XRAID 8J

     The XRAID 8J is offered as an expansion cabinet for RAID subsystems, or by itself in conjunction with RAID controllers built into the host computer, or simply as a convenient and flexible external drive chassis.

     Storage Management Software

     We equip our InfiniSAN 8G63 and 8G73 and all of our XRAID devices with our proprietary management software, called NexScan. Mission-critical applications requiring uninterrupted access to data on the disk arrays are protected by operational controls within NexScan. Nexscan enables early detection and automatic alert as to any problem that requires attention. NexScan is built onto the subsystem I/O board and is based on an Am186 processor, the sole functions of which is to monitor and control the enclosure and service web inquiries from the system administrator. NexScan simulates an Internet web site embedded within the XRAID or InfiniSAN data storage unit. By using a web browser, the user is presented with simple graphical icons that represent common device management tasks. In contrast, most competitive storage subsystems use a text-based command structure or a custom application program for configuration and maintenance, which is often difficult to install, complex to use, and prone to compatibility problems. With a Nexsan subsystem, the user is not required to learn how to use a specialized management tool in order to install or maintain the product.

     The system allows a user to configure the storage system from a remote PC via the Web. It affords users notification when any user-defined alarm thresholds are reached. NexScan

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

provides an e-mail alert service whereby the software will send an e-mail alarm message to a designated administrator in the event of a fault being detected.
A secondary contact may be designated in the event that the problem is not resolved in a timely manner, since it is important in any fault-tolerant system that defective components are replaced promptly to minimize risk of a second component failure causing system downtime.

     Larger Sales Channel Partners accounts are given the option to customize the NexScan web interface to mirror their own corporate home page, including providing appropriate links to their service or sales departments. We are able to customize this web interface for our Sales Channel Partners to create a seamless user experience that visually matches the Sales Channel Partner's corporate web site. We plan to refine this interface to support commerce hooks such as automatically ordering appropriate spares and upgrades, as well as seamless integration with the Sales Channel Partner's maintenance department. This meaningful, value-added customization of the product is generated by us with minimal effort or expense.

     The true elegance of the NexScan software management system lies in the fact that it is operating system, platform and application independent. NexScan can run on virtually any operating system and obviates interoperability standards between different pieces of hardware. Consequently, users do not have to purchase additional software that integrates the software management program with the user's operating system, thereby avoiding the purchase of later version up-dates and installation and programming costs.

SALES AND MARKETING.

     Our marketing team has developed and employed what it designates the "LeadGuard SM". LeadGuard relies on value added reseller ("VARs"), specialized high-end system integrators and vertical market manufacturers (entities that package a Nexsan product as part of a system sold by them but which do not sell Nexsan products individually), or OEMs, who together encompass our "Sales Channel Partners." We currently maintain contact with our worldwide Sales Channel Partners through our ten person marketing team located at our principal offices in California. Our marketing team is comprised of experienced professionals who have a proven track record of sales success working with an established worldwide sales channel balanced over diversified markets and industries. The marketing team has developed an opportunity exclusivity sales model called LeadGuard which provides our sales partners a vehicle where they operate within a profit protected sales model. In addition to the profit advantage for our Sales Channel Partners, LeadGuard has a co-inclusive component that ensures a pre-defined profit per sale for us as well. Presently, we have relationships with 38 Sales Channel Partners and we estimate that half of them sell our products exclusively or recommend our products as a first alternative. We expect that as our marketing team intensifies its activities, the number of Sales Channel Partners that offer our products will increase significantly worldwide.

     We select the VARs and specialized high-end system integrators who become Sales Channel Partners based upon numerous criteria. These entities must, among other factors:

     o   have a strong market presence;

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

     o   have demonstrated the ability to work directly with end users;

     o maintain relationships with major vendors of storage management software and other peripheral hardware and software required in the deployment of a data storage system;

     o   have strong technical skills; and

     o   have the ability to service our products effectively and efficiently.

     The feature component of LeadGuard that differentiates us from the preponderance of OEMs and other resellers of storage devices that market their products through a wide array of sales channels, a marketing program known as "broad line distribution," is the position of profit protection enjoyed by our Sales Channel Partners through the entire sales process. We market our products through a diversified and well-balanced sales channel of committed and loyal partnerships forged on the profit protected opportunity exclusivity feature of LeadGuard. Our Sales Channel Partners will take advantage of capturing their opportunities within LeadGuard because from the time a Sales Channel Partner enters its opportunity in LeadGuard, it enjoys a position of profit protection through the entire sales process. Our Sales Channel Partners register sales leads with us and provide purchase information such as product and project pricing requirements for a client. LeadGuard rewards those Sales Channel Partners who resell Nexsan storage exclusively and who register a lead within our system by receiving our best price for products sold to that lead. This feature of LeadGuard's pricing structure also serves as an incentive to our Sales Channel Partners because it rewards resellers who identify, register, and make sales to, new leads. Once a partner has registered a lead it retains its profit advantage as long as it continues to work the opportunity.

     LeadGuard can be contrasted with marketing programs utilized by the large OEMs. Typically, manufacturers employ a wide array of sales channels to market their products, including their internal sales staff, their web site, resellers, and independent VARs. This marketing technique is known as "broad line distribution." Under this scenario, each of the elements of the broad line distribution network competes against each other, not from a position of service or support but also based on prices which ultimately result in reduced profit margins. Profit margins are reduced for each element of the marketing channel because the end user pits the various members of the broad line distribution channel against each other while seeking to obtain the best price for products. From a practical standpoint, this scenario creates a disincentive to resellers and disenfranchises them from the OEM. Independent resellers, and ultimately OEMs, must lower prices to respond to other competitors within this model who are willing to suffer reduced margins in order to make a sale. For example, in the context of the broad line distribution model as utilized in our industry, after a VAR has concluded a sale that results in an extremely low profit created by the pressure inherent in a broad line sales model, that VAR will return to the OEM with a request for what is called "price relief". Price relief is the practice of "after the sale compensation" to the VAR to allow the VAR to realize at least an acceptable profit. In an effort to retain the relationship with the VAR the OEM will reduce the sales price of its equipment to the VAR at the same time reducing the profit for the OEM. However, the end user frequently experiences lower service and support levels because the lower

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profit margin affords no financial incentive to the vendor to provide the service and support end users require.

     We have instituted other programs that make our products attractive to our Sales Channel Partners. For example, we are able to offer products; customized documentation, such as product manuals and other written materials that accompany our products; and badged software which has been private labeled specifically per their request.

     We believe that by selling directly to our Sales Channel Partners, we have an advantage over competitors who require that independent resellers of storage products purchase through a distributor and at the same time sell directly to end users, thereby competing with the independent reseller. Some of the advantages of this strategy include the following:

     o Eliminate Sales Force Overhead-Increase Profit Margins. By using independent Sales Channel Partners, we avoid having to employ an extensive and costly sales force that drains valuable capital resources and the distribution mark-up resulting therefrom.

     o Channel conflicts avoided. We refer all end-user inquiries to our Sales Channel Partners. Because they know that we will not sell directly to the end user, there is an attitude of cooperation between our Sales Channel Partners and us.

     o Custom configurations. By circumventing the distribution step, we are able to offer custom configurations of our products, such as private branding, on very short notice.

     We provide our Sales Channel Partners with a full range of marketing materials, including product specifications, sales literature, software connectivity information and product application notes. We train our resellers how to sell our products and how to answer customers' questions. We intend to advertise in key network systems publications. We plan to participate in trade shows. We display our products under the Nexsan brand name at various trade shows including the COMDEX trade show in Las Vegas, Nevada, and the CeBit trade show in Germany, and plan to participate in other trade shows in partnership with our principal suppliers and Sales Channel Partners.

TECHNICAL SUPPORT AND SERVICE

     We believe that product reliability reduces an end user's reliance on our support and service teams and strive to manufacture products of the highest quality. We also believe that strong technical support and service are integral elements of our product offerings.

     Support

     Currently, we provide support through offices located in the United States and Europe. We provide 24x7 technical support services to our sales partners and their end users. Our operations in the United States and Europe allow us to make available first level factory level technical support at any hour of the day by a staff that is able not only to diagnose and solve technical problems, but also assist customers with systems integration and use. Users have

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

access to our regular support staff as well as to the engineers who actually design and develop the different aspects of the product about which they are calling. US customers call our European office for support during off hours and European customers call our US based support staff for support during their off hours, thereby giving them access to a factory team of individuals 24 hours a day. First tier factory support 24 hours a day is uncommon in our industry and provides a distinct support advantage for the end users of our product and a distinct feature advantage for our sales partners when offering our product.

     We have developed and offer to our sales partners and customers a Company sponsored technical training program. Our partners and their end users are invited to participate at no charge. We educate our customers about the more sophisticated and challenging aspects of the operation and repair of our products. Upon successfully completing the training, they will receive individual certificates of completion. This program not only helps to provide a direct reduction in our overall technical support costs by increasing the competency level of the actual users, but provides to the participants receiving the certification an increased individual value and worth in the professional community.

     Warranty

     We offer a standard three-year warranty on our products which mirrors the warranty afforded us by our suppliers on key components used in the manufacture of our products.

     "OnGuard (sm)" Our Services Program

     Within "OnGuard", we have established four service programs that supplement our standard no charge warranty. These additional packages allow our customers the option of targeting specific levels of service for specific purchases. By providing the different service levels as options, customers can reduce or eliminate the associated cost for additional service. This allows us to provide the customer with a more cost competitive product without reducing our profits. These include:

     o In Warranty Pre-Exchange Program. Customers currently are entitled to receive directly from our manufacturing facility at no charge replacement units or parts that are under warranty prior to receipt by us of the faulty unit.

     o Extended Pre-Exchange Program. Customers can elect to purchase continued Pre-Exchange service to cover additional years extending beyond their standard warranty.

     o On Premise Support. Customers have the option when needed to acquire on premise support of their equipment. This service provides the availability of a technician to perform service and support at the customer's facility.

     o On Premise Pre-Exchange. We provide customers the opportunity to acquire redundant units for retention on site for a reduced cost. By maintaining back-up units on site, customers will experience very limited downtime associated with having to wait for service technicians to reach their facility and repair faulty devices.

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

     At this time we have established three regional support operations in the United States. It is our plan, as demand warrants, to establish an additional three support centers in the United States.

     In addition, our Channel Sales Partners generally position themselves with the end-users as being responsible for installation, technical support and servicing our products to establish their value in the relationship. Based on our sales model, our partners usually represent the first line of service sought by an end-user when difficulties or problems are encountered with our products.

MANUFACTURING

     We conduct our manufacturing activities at our 2,500 square foot facility located in Derby, England. These activities consist of procurement of materials, product assembly and component integration, product assurance, quality control and final testing.

     We rely on a limited number of suppliers of several key components utilized in the assembly of our products. These outside suppliers contract with us to produce and manufacture products in accordance with our specifications. Our manufacturing strategy has been to develop close relationships with our suppliers and subcontractors and to exchange critical information, in order to minimize capital investment and overhead expenditures and to control inventories. All production lines are based around the flexible manufacturing cell ("FMC") concept. Consequently, each line is highly flexible and capable of handling a production batch size of one, if necessary. All lines are mixed model, and raw materials will be called off, delivered and stored at point of use. Lines are operated by a small, motivated team of five operators and one supervisor, supported by two materials personnel per line. Each line will produce approximately 10 units per day, 3,000 units per annum. Production lines will operate on a two-shift basis when volumes reach sufficient levels. A third shift has not been yet been adopted but ultimately could provide an additional 35% capacity. This "turnkey" approach to product manufacturing reduces our capital and employee requirements and allows us to adopt manufacturing technologies as they emerge.

     Our manufacturing facility currently has an annual capacity of approximately 3,000 units. We believe that this facility is adequate only for immediate production needs. If the market for computer storage devices such as those we offer continues to grow as we expect and our business grows correspondingly, the demand for our products could exceed our ability to manufacture products on a timely basis. It is our intention to lease or construct a new facility by the end of 2001 that will house our European executive offices and our assembly facility. We anticipate that this facility will encompass approximately 4,000 square feet of office space and approximately 14,000 square feet of assembly space. Ideally, the new premises will be situated in the same vicinity in order to take advantage of the local skill base and supplier network.

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SOURCES AND AVAILABILITY OF RAW MATERIALS

         We depend heavily on our suppliers to provide high quality materials on a timely basis and at reasonable prices. Although many of the components used in our products are available from numerous sources at competitive prices, certain of the printed circuit boards and other components used in our products are presently purchased by us from a single source. Furthermore, because of increased industry demand for many of those components, their manufacturers may, from time to time, not be able to make delivery on orders on a timely basis. In addition, manufacturers of components on which we rely may choose, for numerous reasons, not to continue to make those components, or the next generation of those components, available to the Company.

         The principal components used in our products include circuit boards, disk drives and chassis. Many of the components are industry standard parts and readily available from many suppliers at competitive prices. The board assemblies are purchased from an independent board assembly firm that manufactures the assemblies to our specifications. Alternative boards are available from a number of different sources, though significant re-engineering of our products would be required to accommodate these new components. The unavailability of certain other components would subject us to similar re-engineering requirements. The Company has strategic partners with which it works closely to fill these needs. The principal suppliers are Mylex Corporation, a subsidiary of IBM Corporation, Chaparral Networks, Inc. and CMD Technologies Inc. We obtain nondisclosure agreements from suppliers of our components that incorporate proprietary technology.

         We have not entered into any long-term contracts for the purchase of components but rather rely on rolling forecasts to determine the number of units we will sell and the components required therefore. To date, we have been able to obtain supplies of these components and we believe that adequate quantities are available to meet our needs.

RESEARCH AND DEVELOPMENT

         Our industry is subject to rapid technological change and our ability to remain competitive depends on, among other things, our ability to maintain a technological edge. We take pride in developing products that incorporate innovative and useful technology. Our research and development expenditures were $108,887 for the year ended March 31, 2000.

         Our future research and development expenditures will be allocated to the development of a RAID array that encompasses more than eight disks, the current industry standard, and new switching technologies that will provide access to the full Fiber Channel bandwidth.

BACKLOG

         At February 28, 2001, the backlog for our products was approximately $200,000. This backlog represents orders that are scheduled for delivery to customers during the quarter ending March 2001. There was no equivalent backlog at February 31, 2000. All orders are subject to


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


cancellation or delay by the customers with limited or no penalty. Therefore, our backlog is not necessarily indicative of actual sales for any succeeding period.

COMPETITION

         The market for RAID based data storage systems is intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. Companies such as Compaq, EMC Corporation, IBM Corporation, Hewlett-Packard, NCR Corporation, Storage Technology, Sun Microsystems, and more than 100 other public and private companies provide disk arrays for a wide variety of computer systems, workstations and PCs. Because of growth in the marketplace, we anticipate increased competition from other sources, ranging from emerging to established companies, including large OEMs to foreign competition. While we believe that the price-performance characteristics of our products are currently competitive, and that our product distribution model, i.e., through independent resellers exclusively, increases our competitive position vis a vis larger more established competitors that rely on broad line distribution techniques, increased competition including the introduction of new products by our competitors, could result in price reductions, reduced gross margin and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

         Proprietary protection for our technological know-how, products and product candidates is important to our business. Currently we rely upon trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We also rely on a combination of trade secret protection and non-disclosure agreements to establish and protect our proprietary rights.

         Our success is dependent to a great extent on our proprietary knowledge, innovative skills, technical expertise and marketing ability. Because of rapidly changing technology, our present intention is not to rely primarily on patents or other intellectual property rights to protect or establish our market position.

         We have applied for trademark registration in the United States for the terms "InfiniSAN" and "RAID Mart Dot Com." We cannot be certain that trademarks will be issued for such applications.

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

         We require all employees, consultants and contractors to execute non-disclosure agreements as a condition of employment or engagement by us. We cannot be certain, however, that we can limit unauthorized or wrongful disclosures of unpatented trade secret information.

         Although we continue to implement protective measures and intend to defend our proprietary rights, policing unauthorized use of our technology or products is difficult and we cannot be certain that these measures will be successful.

MAJOR CUSTOMERS

         During the fiscal year ended March 31, 2000, four customers each accounted for 10% or more of our total revenues and, together, these customers accounted for approximately 66% of our total revenues. During the fiscal year ended March 31, 2000, United Digital Limited accounted for approximately 24% of our gross revenues, Open Storage Solutions accounted for approximately 19% of our gross revenues, Top Media accounted for approximately 12% of our gross revenues; and Microtronica Sweden AB accounted for approximately 10% of our gross. Given the recent expansion of our marketing team and the expected increase in sales which will result from its efforts, we do not anticipate that any of the customers that accounted for a significant portion of our sales prior to March 31, 2000 will account for 10% or more of sales after fiscal 2002, nor will we rely on such customers to make purchases accounting for a significant portion of our sales in any future years after 2002.

EMPLOYEES

         As of January 31, 2001, we had 22 full-time employees, of whom four were engaged in research and development, one was in engineering services, seven were in sales and marketing, five were in manufacturing and five were in finance, administration and information services. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good. Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel, all of whom are bound by employment agreements which provide for terms of five years. The loss of the services of one or more of our key employees for any reason could have a material adverse effect on our business, financial condition and results of operations. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we may not be able to retain our key personnel in the future.

FACILITIES

         Our principal executive offices are located at 21700 Oxnard Street, Suite 1850, Woodland, California, 91367. This facility consists of approximately 4,000 square feet of office space. Our United Kingdom subsidiary, Nexsan-UK, maintains approximately 4,500 square feet of space, including 2,000 square feet of office space and 2,500 square feet of manufacturing space, at Imperial House, East Service Road, Raynesway, Derby DE21 7BF, United Kingdom.

         We have leased our United States offices for a three-year period through April 14, 2004 at a monthly rent of $3,825 for the first year increasing to $4,137 per month in the last year of the lease. We believe these facilities are sufficient for our current and future needs. We have leased our UK facilities through March 25, 2005, with the right to cancel the lease after March 25, 2001 upon six months written notice to our landlord, at an annual rent of $23,920. Commencing in March 2001, the landlord has the right to raise the annual rent to an amount equal to the fair market value of the space.

         If the market for SANs continues to grow as we expect and our business grows correspondingly, the demand for our products could exceed our ability to manufacture products on a timely basis. Consequently, we believe that we will require additional space for our manufacturing facility in the near future. Presently, we do not have sufficient financial resources to expand our manufacturing facility. We believe that such space is available in the Derby, England area if and when we require such additional space. We anticipate remaining in this area to avail ourselves of the talented and relatively inexpensive labor pool (as compared with salaries commanded by high-tech labor in the United States and the major cities in Europe) residing in proximity to this city.

                                   MANAGEMENT

         The following table lists, as of March 23, 2001, our directors, executive officers and key employees, as well as promoters and control persons of our company:

Name                       Age             Title
----                       ---             -----
Martin Boddy               44              President and Chief Executive
                                           Officer and Director

Gary Watson                37              Chief Technical Officer and Director

Paul Coxon                 43              Chief Financial Officer

Diamond Lauffin            43              Executive Vice President and
                                           Director

James R. Molenda           46              Vice President-Sales and Director

Lee Hickling               35              Operations Director-Nexsan
                                           Technologies Limited

Mohan Vachani              58              Director and Consultant

E. Corprew Reed            59              Director

Cary Aminoff               57              Secretary, Treasurer and Director

         Our board of directors currently is comprised of seven members, the number of which may be changed as determined by resolution of the sitting board of directors. All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. The Board of Directors elects the officers annually.

         Martin Boddy has served as our President and has been a member of the board of directors since the inception of the Company. He also serves as the Managing Director of Nexsan Technologies Limited and has acted in that capacity since the corporation's organization in January 1999. Prior to joining Nexsan, he served as the Managing Director for the European operations of Trimm Technologies, Ltd., a United States data storage company, from 1986 through 1998. During his tenure at Trimm, Mr. Boddy was directly responsible for all profits and losses and transformed the subsidiary from a low-technology enterprise to a high technology, integrated organization with 80 staff and sales personnel throughout Europe. Mr. Boddy has particular expertise in developing market opportunities and managing distribution networks through Europe and the U.S. Mr. Boddy received a degree in business studies from Kedleston College, Derby, United Kingdom (the equivalent of a bachelor's degree) and received an advanced degree in business studies from Wilmorton University in Derby, England. Mr. Boddy may be deemed to be a founder of the Company.

         Gary Watson has served as our Chief Technical Officer and has been a member of the board of directors since the inception of the Company. He also serves as the Technical Director of Nexsan Technologies Limited and has acted in that capacity since the corporation's organization in January 1999. Prior to joining Nexsan, he served as the Engineering Manager for Trimm Technologies, Ltd.'s European subsidiary for three years (1996-1999) and as Senior Engineer at Trimm in the U.S. for four years (1992-1996) where he was the principal architect and project manager of the first RAID family at Trimm and later at Trimm US and the European UltraRAID family. During his employment at Trimm US, Mr. Watson served as Trimm's principal voting member on the SCSI Committee (ANSI X3T10) and the RAID Advisory Board. Mr. Watson is the primary architect of the InfiniSAN and XRAID families, designed the electronics, completed the electronic CAD board layout, and wrote parts of the NexScan web based graphical user interface software. He is a specialist in SCSI, RAID, and Fibre Channel protocols and electronics. Mr. Watson may be deemed to be a founder of the Company.

         Paul Coxon has served as our Chief Financial Officer since our inception and also serves as the Financial Director of Nexsan Technologies Limited, a position he has held since January 1, 2001. From April 2000 through December 2000, Mr. Coxon operated his own private consulting firm. Prior to April 2000, he served as the Group Chief Executive of a $30 million turnover company in the travel incentives industry. His primary responsibility was company restructuring and funding. From 1985 through 1999, Mr. Coxon was engaged in the private practice of accounting at Cooper Parry as a Chartered Accountant, qualifying in 1985 and becoming a partner in 1990. While in private practice, he handled a variety of organizational structures of varying size and nature, typically providing a level of commercial knowledge to the proprietors or reporting to the board. His particular expertise is resolving the problems of developing businesses. Mr. Coxon achieved a bachelor of arts with Honors in Economics from Warwick University in 1978 before qualifying as a secondary school teacher at Worcester

College in the following year. In 1990 he completed an M.A. in Economics at the University of British Columbia, Canada.

         Diamond Lauffin joined the Company in January 2001 as our Executive Vice President and a member of the board of directors. Mr. Lauffin is responsible for worldwide sales of our products. From August 1994 through December 2000, he served as the General Manager for Worldwide Sales of Qualstar Corporation, a publicly traded computer hardware manufacturing company. During his tenure at Qualstar, he conceptualized, developed and executed what became known as the "lead registration marketing program" now adopted by the Company. He was responsible for developing sales and marketing programs and coordinated new product introductions. Mr. Lauffin was responsible for training the entire marketing staff, establishing all sales policies, and managing directly and indirectly all key customer relationships. In addition, Mr. Lauffin has held positions as Sales and Marketing Director at Linear Engineering, a computer based design and manufacturing company; Sales Manager/Engineer at Saki Magnetics, a design and manufacturing division of TDK Electronics; General Manager of Sales at Novation Corporation; Director of Worldwide Sales and Marketing at Hybrid Arts, a computer hardware and software design and manufacturing company; and General Sales Manager, Haba Systems Inc., a computer software design and manufacturing company.

         James Molenda has been our Vice President-Sales since January 4, 2001. Mr. Molenda manages and oversees our direct sales force and personally develops and maintains relationships with key customer accounts and negotiates strategic relationships with Sales Channel Partners. During 1999, Mr. Molenda had been working with Mr. Lauffin directing all North American sales and customer related operations of Qualstar Corporation. From 1983 through 1999, he was employed by the Pacific Data Group where he oversaw all operational and sales aspects of a $6 million privately held computer systems. In that capacity, he was responsible for strengthening key vendor relationships, key customer accounts and banking relationships; developing and implementing the plans for capital development resulting in acquisitions; hiring and training all staff, and opening four offices in Southern California.

         Cary Aminoff has been the Secretary, Treasurer and a member of the board of directors since January, 2001. Mr. Aminoff is Beechtree Capital Ltd.'s appointee to the Board pursuant to the terms of a Stock Purchase Agreement among the Company and certain investors, to which Beechtree was a party. He has been an investment banker and corporate strategy advisor in private practice since 1986 with a concentration in venture capital and corporate finance, information technology and biotechnology, telecommunications and media, and international business issues. In addition, Mr. Aminoff is currently serving as a financial advisor to two developmental biotechnology companies; he recently participated in a consulting consortium organized by the U.S. Government on the privatization of the national utility in Moldova; and he has performed various advisory assignments for several prominent Internet companies. Mr. Aminoff has been associated since 1988 with Arthur Taylor & Co., the private investment company owned by the former President of CBS, Inc. In addition, he has served as an investment banker and consultant in the real estate industry, and for various corporations on both domestic and international projects. Mr. Aminoff has served as a consultant and participant at the Hudson Institute in a number of studies for various agencies of the U.S. Government and major private corporations on Russian, Far Eastern and Middle Eastern Affairs. For three years prior to that, Mr. Aminoff was based in Hong Kong as a reporter and bureau manager for CBS News. He has been published in The New Republic and The Far Eastern Economic Review. Mr. Aminoff is a consultant to Beechtree Capital Ltd.

         Lee Hickling has been the Operations Officer of Nexsan Technologies Limited since August 1, 2000 and is responsible for day to day operations of our manufacturing facility. Prior to joining the Company, from 1998 through 1999, he served as Operations Director of Ancon CCL Ltd., a manufacturer of fabricated products for the construction industry, where he was assigned the task of relocating the company's Leeds operation into new premises and conducting a business process re-engineering program to reduce the site's operating losses. From 1996 through 1998, he was the General Manager of Harmon Professional Audio Corporation, a manufacturer of audio equipment, where he was responsible for organizing a UK manufacturing plant to service the European marketplace. From 1994 through 1998, he was the Operations Manager of Trimm Technologies Ltd.'s European subsidiary. While at Trimm, he managed a multi-site operation, participated in the introduction of two new manufacturing processes, and was instrumental in helping that company achieve ISO 9001 accreditation.

         E. Corprew Reed has been a member of the board of directors since January, 2001. Mr. Reed is Direct Brokerage Inc.'s appointee to the Board pursuant to the terms of a Stock Purchase Agreement among the Company and certain investors. He is currently the Managing Director of Corporate Finance for Direct Brokerage Corp., the placement agent for a portion of the funds raised in our private offering completed in February 2001, with which he has been affiliated since November 1998. He is a member of the New York and American Stock Exchanges. He serves as a director of Show Business, Ltd., of London, England. Mr. Reed is also the President and a Director of Franzioni Associated, a business consulting company with offices in Paris, Milan, and New York. Prior to joining Direct, Mr. Reed was a Manager of International Sales and Arbitrage at Vectormex, and served as an advisor to Securos Americana, an affiliated company that was the largest insurance company in Mexico. Mr. Reed managed the fixed income marketing effort for Daiwa Europe in Europe and the Middle East, and ran the proprietary swaps and derivative trading portfolio. He managed a $1 billion swaps and derivates portfolio for CIBC, and was employed by Paine Webber as a liaison to the Federal Home Loan Bank, Fannie Mae, the Farm Credit Association, and the FOMC. Mr. Reed worked for White Weld as a Director of the government securities and money market securities departments. He holds a Bachelor of Science degree from the Citadel.

         Mohan Vachani has served as a member of board of directors and as a consultant to the Company since January 4, 2001. His primary responsibilities include overseeing and assisting in directing the Company's operations and financial performance in the U.S. and providing guidance to the Company's executives in respect thereof, including the furnishing of written reports upon the request of the Company; advising the Company with regard to compliance with regulations of the Securities Exchange Commission ("SEC"), and assisting it with all filings required by the SEC and in all dealings with SEC officials; assisting in the negotiation of contracts with suppliers and major customers when so requested by the Company. Mr. Vachani has over thirty years of experience in strategic planning, finance and mergers, acquisitions, and divestitures. Since 1993, he has served as a Senior Vice President, Chief Financial Officer, and a member of the Board of Directors of Amrep Corporation, a New York Stock Exchange listed company. From 1987 to 1992, he served as Chief Financial Officer of Bedford Properties, and Director of Corporate Development at Kaiser Aluminum and Chemical Corporation. Mr. Vachani holds a B.S. degree from the Indian Institute of Technology, an M.S. from the California Institute of Technology, and a Ph.D. from Stanford University.

CERTAIN AGREEMENTS RELATING TO BOARD AND COMMITTEE REPRESENTATION

         In connection with the private placement of shares of our common stock to certain investors during January and February 2001, we agreed to permit both the lead investor and the placement agent in such offerings to nominate persons to our board of directors and to serve on certain committees of our board. Specifically, we agreed to use our best efforts to cause and maintain the election to the Board of Directors of one representative selected by Beechtree Capital, Ltd. ("Beechtree") and one representative of Direct Brokerage Corp. ("Direct"), should Direct so desire, for a period of five years commencing on January 4, 2001. Martin Boddy, our President and Chief Executive Officer, has agreed, to the extent permitted by law and the applicable exchange on which our common stock is trading, to vote any and all shares of common stock and other voting securities registered in his name in favor of Beechtree's and Direct's respective nominees for election to the board of directors. In addition, we also agreed to use our best efforts to (i) appoint each of Beechtree's and Direct's respective nominees to the board to serve on the executive committee of the board of directors, which committee is to consist of up to five persons, for a period of five years and (ii) appoint each of Beechtree's and Direct's respective nominees to the board to serve on its Audit Committee, which committee is to consist of up to five persons, for a period of five years.

AGREEMENTS WITH MANAGEMENT

         On January 4, 2001, we entered into employment agreements with several of our key employees, as described below. Moreover, some of our executives entered into employment agreements with our wholly owned subsidiary, Nexsan-UK. In addition to those terms specific to each agreement described below, each of the executives has agreed not to disclose confidential information or use such information for personal benefit, either during or after employment with us, nor to solicit any of our customers or employees for a one-year period after their employment. The agreements give us full rights to any inventions of the executives made during their employment with us.

         Martin Boddy has agreed to serve as our President and Chief Executive Officer. Mr. Boddy's agreement with us provides that he will serve for a period of five years, subject to earlier termination upon the occurrence of certain events, such as the commission by Mr. Boddy of a crime or an act of dishonesty. We will pay Mr. Boddy compensation at the rate of $25,000 per annum which shall increase by an amount equal to 5% of the base salary then in effect in each successive year of the agreement. Mr. Boddy also has entered into an agreement with our subsidiary, Nexsan-UK, to serve as its Managing Director for a period of five years. Mr. Boddy will receive a salary of $143,000 during the first year of the term of the agreement and $218,000 during the second year of the agreement increasing by an amount equal to 5% of the base salary then in effect in each successive year of the agreement.

         Gary Watson has agreed to serve as our Chief Technical Officer for a period of five years, subject to earlier termination upon the occurrence of certain events, such as the commission by Mr. Watson of a crime or an act of dishonesty. We have agreed to pay to Mr. Watson a salary of $25,000 during the first year of his agreement increasing by 5% of the base salary then in effect in each successive year thereafter. Mr. Watson also has entered into an agreement with our subsidiary, Nexsan-UK, to serve as its Technical Director for a period of five years. Nexsan-UK will pay Mr. Watson compensation at the rate of $103,000 during the first year of the term of the agreement and $178,000 during the second year of the agreement which shall increase by an amount equal to 5% of the base salary then in effect in each successive year of the agreement.

         We have engaged Paul Coxon to serve as Chief Financial Officer until January 2006, a period of five years, subject to earlier termination upon the occurrence of certain events, such as the commission by Mr. Coxon of a crime or an act of dishonesty. We have agreed to pay to Mr. Coxon a salary of $25,000 during the first year of his agreement increasing by 5% of the base salary then in effect in each successive year thereafter. Mr. Coxon also has entered into an agreement with our subsidiary, Nexsan-UK, to serve as its Financial Director for a period of five years. Nexsan-UK will pay Mr. Coxon compensation at the rate of $85,000 during the first year of the term of the agreement and $160,000 during the second year of the agreement which shall increase by an amount equal to 5% of the base salary then in effect in each successive year of the agreement.

         Diamond Lauffin has agreed to serve as our Executive Vice President for a period of five years, subject to earlier termination upon the occurrence of certain events, such as the commission by Mr. Lauffin of a crime or an act of dishonesty. We also have retained the right to terminate Mr. Lauffin's employment in the event that we have not met target sales of $5 million per month after the 31st month of the agreement and $8 million in sales after the 42nd month of the agreement. We will pay Mr. Lauffin compensation at the rate of $250,000 during the first year of the term of the agreement which shall increase by an amount equal to 5% of the base salary then in effect in each successive year of the agreement. In addition, we sold to Mr. Lauffin 2,000,000 shares of our common stock, subject to the certain terms and conditions described below.

         James Molenda has agreed to serve as our Vice President of Sales for a period of five years, subject to earlier termination upon the occurrence of certain events, such as the commission by Mr. Molenda of a crime or an act of dishonesty. We also have retained the right to terminate Mr. Molenda's employment in the event that we have not met target sales of $5 million per month after the 31st month of the agreement and $8 million in sales after the 42nd month of the agreement. We will pay Mr. Molenda compensation at the rate of $225,000 during the first year of the term of the agreement which shall increase by an amount equal to 5% of the base salary then in effect in each successive year of the agreement. In addition, we sold to Mr. Molenda 1,200,000 shares of our common stock, subject to the certain terms and conditions described below.

         Stock Sold to Certain Executives

         On January 4, 2001, we sold 2,000,000 shares of our common stock to Diamond Lauffin, our Executive Vice President, and 1,200,000 shares of common stock to James Molenda, our Vice President of Sales, pursuant to the 2001 Stock Plan (described below), at a purchase price of $0.66 per share. In consideration of the sale of the shares to Mr. Lauffin and Mr. Molenda, each of them executed a partial recourse promissory note equal to the purchase price of the shares that is payable on January 4, 2006 and bears interest at the rate of 5.61% per annum. Nexsan has recourse under the note for the accrued and unpaid interest and up to 33 1/3% of the original principal amount of the note. The principal amount of the note executed by Mr. Lauffin in favor of the Company equals $1,320,000 and the principal amount of the note executed by Mr. Molenda in favor of the Company equals $792,000. Each of these persons pledged their respective shares purchased to the Company to secure the promissory note. These executives will continue to enjoy voting and dividend rights during the time when shares are pledged.

         In the event that either Mr. Lauffin and Mr. Molenda ceases to be employed by us for any or no reason whatsoever, we shall have the irrevocable and exclusive option to repurchase any shares that have not yet vested in these individuals. We have the right to repurchase unvested shares within sixty days after the end of such person's employment by the Company. We may repurchase the unvested shares at a price of $0.66 per share plus the amount of any interest, by tendering cash, canceling the outstanding principal amount of the promissory note originally executed by the purchasers to pay for the shares, or a combination of both. We may assign all or any portion of our repurchase right with respect to these shares to any one or more of our officers, directors, employees, shareholders, or other persons or organizations as our board of directors may determine. Any such assignees of this right shall agree to pay to the Company the difference between the fair market value of the shares on the date of the assignment and the price paid by them for the shares.

         None of the shares acquired by each of Mr. Lauffin and Mr. Molenda shall vest until after the second anniversary date of the issuance of the right itself, and then, only if the Company has achieved certain total sales targets, net of returns and discounts. Shares shall be released from the repurchase right held by the Company and vest in the purchasers in tranches based upon certain total sales targets having been met, as described in the agreements. The total number of shares of common stock sold to each of Mr. Lauffin and Mr. Molenda will vest only after the Company has achieved total sales of $300,000,000 for a twelve month period. Shares not vested prior to December 31, 2005 shall never vest and shall, except under certain circumstances (the owner's death or disability) remain subject to repurchase by the Company on the terms described above. In the event of Mr. Lauffin's or Mr. Molenda's demise or disability, the Company shall have right to repurchase a certain number of the shares or to pay their respective heirs a certain fee, as described in the agreements.

         We have irrevocably granted to Mr. Lauffin and Mr. Molenda the right to require the Company to repurchase all vested and unvested shares upon any change in control of the Company prior to January 4, 2006. A change of control is defined as either a sale of all or substantially all of the Company's assets or an exchange of shares where subsequent to the exchange the shareholders immediately prior to the exchange own less than 50% of the voting securities of the acquiring entity. The price to be paid by the Company for all shares to be repurchased as a result of a change in control during the first two years after acquisition of the shares, shall equal 5% of the Excess Value (defined below), if the change of control occurs after the 2nd anniversary and prior to the 3rd anniversary of the date of the grant of the stock purchase right, equal 10% of the Excess Value; and if the change of control occurs subsequent to the to the 3rd anniversary, 16% of the Excess Value. For purposes of this calculation, "Excess Value" means the excess of the fair market value over $30,000,000 of all equity interests.

         Each of Mr. Lauffin and Mr. Molenda has agreed that, if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, that he (or any of his respective transferees of the shares) shall not sell or otherwise transfer any of the shares or other securities of the Company during the 180-day period (or such shorter period as may be requested in writing by the underwriters' representative and agreed to in writing by the Company) following the effective date of the registration statement of the Company filed under the Securities Act of 1933. Such restriction shall apply only to the first registration statement of the Company to become effective that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act of 1933.

KEY CONSULTING AGREEMENTS

         We have entered into a consulting agreement with Beechtree Capital, LLC to render certain services, including evaluating our managerial, marketing and sales performance; consulting with us concerning ongoing strategic corporate planning and long term investment policies; assisting in the negotiation of contracts with our suppliers and major customers; consulting with and advising us with regard to potential mergers and acquisitions; and reviewing press releases. Our agreement with Beechtree extends through January 3, 2006, a term of five years unless the parties agree in writing to extend the consultation for an additional one year term; provided, however, that the agreement may be terminated at any time after four years for any reason, by either party giving at least thirty (30) days written notice to the other party. In consideration of the services to be rendered by Beechtree, we have agreed to pay to Beechtree a monthly cash retainer of $8,333 for the entire term of the agreement and have sold to Beechtree 500,000 shares of our common stock subject to the 2001 Stock Plan at the price and on the other terms and conditions described below.

         We also have entered into a services agreement with Direct Investors, LLC to advise us with respect to investment banking matters including assisting us in locating, analyzing and negotiating in connection with evaluating our managerial, marketing and sales performance; consulting with us concerning ongoing strategic corporate planning and long term investment policies; assisting in the negotiation of contracts with our suppliers and major customers; consulting with and advising us with regard to potential mergers and acquisitions; and reviewing press releases. Direct also will furnish to us advice relating to financial public relations. This agreement extends through December 2005, subject to termination at any time after four years for any reason, by either party giving at least 30 days written notice to the other party. In consideration of the services to be rendered by Direct, we have agreed to pay to Direct a monthly cash retainer of $8,333 for the entire term of the agreement and we sold to Direct 500,000 shares of our common stock subject to the 2001 Stock Plan at the price and on the other terms and conditions described below.

         On January 4, 2001, we entered into a consulting agreement with Mohan Vachani who agreed to (i) oversee and assist in directing the Company's operations and financial performance in the U.S. and provide guidance to the Company's executives in respect thereof, including the furnishing of written reports upon the request of the Company; (ii) advise the Company with regard to compliance with regulations of the Securities Exchange Commission ("SEC"), and assist it with all filings required by the SEC and in all dealings with SEC officials; (iii) assist in the negotiation of contracts with suppliers and major customers when so requested by the Company; (iv) render other services to the Company, or its affiliates, as our board of directors may reasonably request; and (v) report periodically to the Company's President, CFO, and the Company's consultant, Beechtree Capital, LLC, and confer regularly with the Company's Treasurer, with respect to the foregoing matters. Our agreement with Mr. Vachani extends for a term of one year, though either party has the right to terminate the agreement as of June 30, 2001 by giving thirty days written notice. Mr. Vachani has agreed to devote such time to the Company's affairs as may be required to render the services, provided that he shall not be required to devote, during the first six (6) months of the term of the agreement, more than twenty five percent (25%) of his business time and attention, and thereafter, for the remainder of the Term, more than fifty percent (50%) of his business time and attention. The Company will pay Mr. Vachani a monthly cash retainer of $4,000 per month during the first six months of the term of the agreement and $8,000 per month thereafter. We also granted to Mr. Vachani the right to purchase 75,000 Shares of common stock subject to the 2001 Stock Plan and upon the other terms described below.

         Stock Sold to Consultants

         On January 4, 2001, we sold 500,000 shares of our common stock to Beechtree Capital, LLC; 500,000 shares of common stock to Direct Investors LLC and 75,000 shares of common stock to Mohan Vachani, all consultants to the Company, pursuant to the 2001 Stock Plan (described below), at a price of $0.66 per share. In consideration of the sale of the shares to the foregoing, each of Beechtree and Direct executed a partial recourse promissory note equal to the purchase price of the shares that is payable on January 4, 2006 and bears interest at the rate of 5.61% per annum. In consideration of the sale of the shares to Mr. Vachani, he executed a partial recourse promissory note equal to the purchase price of the shares that is payable on January 4, 2004 and bears interest at the rate of 5.61% per annum. Nexsan has recourse under each of the above described notes for the accrued and unpaid interest and up to 33 1/3% of the original principal amount of the note. Each of the consultants pledged their respective purchased shares to the Company to secure the promissory note. The consultants will continue to enjoy voting and dividend rights during the time when shares are held in escrow.

         The shares sold to these consultants shall vest on January 1, 2002, except that, with respect to Mr. Vachani's shares, if his consulting agreement is terminated as of June 30, 2001, then 37,500 shares shall vest at that time and the balance of the shares will be returned to the Company.

         In the event that any of the consultants ceases to be affiliated with us for any or no reason whatsoever, we shall have the irrevocable and exclusive option to repurchase any shares that have not yet vested in these individuals. We have the right to repurchase unvested shares within sixty days after the end of such person's affiliation with the Company. We may repurchase the unvested shares at a price of $0.66 per share plus interest, by tendering cash, canceling the outstanding principal amount of the promissory note originally executed by the purchasers to pay for the shares, or a combination of both. We may assign all or any portion of our repurchase right with respect to these shares to any one or more of our officers, directors, employees, shareholders, or other persons or organizations as our board of directors may determine. Any such assignees of this right shall agree to pay to the Company the difference between the fair market value of the shares on the date of the assignment and the price paid by them for the shares.

         Each of the consultants referred to above has agreed that, if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, that it (or any of its respective transferees of the shares) shall not sell or otherwise transfer any of the shares or other securities of the Company during the 180-day period (or such shorter period as may be requested in writing by the underwriters' representative and agreed to in writing by the Company) following the effective date of the registration statement of the Company filed under the Securities Act of 1933. Such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act 1933 that includes securities to be sold on behalf of the Company to the public in an underwritten public offering.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our certificate of incorporation and our bylaws provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, the certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or to our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We may seek to obtain insurance which insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers.

EXECUTIVE COMPENSATION.

         The following table summarizes all compensation earned by or paid to our chief executive officer for services rendered to us in all capacities during the fiscal year ended March 31, 2000. None of our other executive officers or employees received compensation in excess of $100,000 for the fiscal year ended March 31, 2000.

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------
                                    Annual Compensation           All other
Name and Principal Position        Year    Salary    Bonus      Compensation
---------------------------        ----    ------    -----      ------------
Martin Boddy,                      2000    $65,730    -0-             -0-
Managing Director (1)
------------------------------------------------------------------------------

1. Compensation was paid to Mr. Boddy in his capacity as Managing Director of our wholly owned United Kingdom subsidiary, Nexsan-UK, prior to our reorganization. Mr. Boddy was paid in British Pounds Sterling and received compensation, expressed in Pounds Sterling, of (pound)46,239.99.

         Director Compensation

         Directors are elected each year for one-year terms and do not currently receive any cash compensation for their service as directors, but are reimbursed for reasonable expenses incurred in attending meetings.

         2001 Stock Plan

         In January 2001, the board of directors and shareholders adopted the 2001 Stock Plan. The 2001 Stock Plan is designed to enhance our long-term profitability and stockholder value by aligning the interests of selected directors, officers, employees and consultants with our performance targets.

         The 2001 Stock Plan is administered by our board of directors or a committee that may be appointed by our board, which has exclusive authority to grant awards under the 2001 Stock Plan and to make all interpretations and determinations affecting the 2001 Stock Plan. The board of directors has the sole discretion, for example, to determine the individuals to be granted awards, the type of award granted, the number of shares of common stock to be subject to each award granted, the exercise price of each award, the conditions with respect to vesting and exercisability of awards and all other conditions of any award under the 2001 Stock Plan.

         Participation in the 2001 Stock Plan is limited to our directors, officers, employees and consultants who are selected from time to time by the board of directors or by a committee appointed by the board of directors. Awards under the 2001 Stock Plan may be in the form of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, non-qualified stock options which are not intended to meet the requirements of
Section 422 of the Internal Revenue Code, or stock purchase rights. Stock purchase rights are subject to repurchase by us on terms and conditions determined by the board of directors.

         We have reserved an aggregate of 7,572,222 shares of our common stock for issuance under the 2001 Stock Plan. As of March 23, 2001, awards for 6,572,222 shares have been granted under such plan, including 4,275,000 shares of common stock which we sold to certain executives and consultants and 2,297,222 options to purchase up to shares of common stock granted to certain of our executive officers.

         Of the options granted to date, Martin Boddy, our President and a Director, and Gary Watson, our Chief Technical Officer and a Director, each have been granted the right to purchase up to 1,111,111 shares of common stock at a purchase price equal to the price at which shares of common stock are sold to investors in the next offering of common stock by the Company in which at least $5 million of common stock is sold. Mr. Boddy or Mr. Watson will have the right to exercise 555,555 of their options if the Company achieves a defined net income level (as defined below) of at least $15,000,000 during any twelve month period ending on the last day of any month from January 2002 to December 2005. They shall be entitled to exercise the remaining 555,556 options if the Company achieves a defined net income level of $27,000,000 during any twelve month period ending on the last day of any month from January 2002 to December 2005. For purposes of the options granted to each of Mr. Boddy and Mr. Watson, the options may be exercised if the Company and its subsidiaries achieve net income, defined as, the sum, without duplication of (i) net income generated by the Company and its subsidiaries for a particular period plus (ii) the amount deducted in determining net income for a particular period for the provision of taxes based upon the income or profits of the Company and its subsidiaries; and interest expenses; and amortization and depreciation of assets during the period in question.

         In addition, on January 4, 2001, the Company granted an option to Paul Coxon, its Chief Financial Officer, to purchase up to 75,000 shares of common stock under the 2001 Stock Plan. Mr. Coxon may exercise options to purchase 15,000 shares of common stock on each anniversary of the grant at an exercise price of $0.66 per share.

         The 4,350,000 shares of common stock sold to certain employees and consultants under the 2001 Stock Plan are subject to the terms and other conditions described under the headings "MANAGEMENT-Executive Compensation-Stock Sold to Certain Executives" and "Stock Sold to Certain Consultants."


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to us regarding beneficial ownership of our common stock at March 23, 2001 by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers, (iv) all officers and directors as a group.


Name and Address                 No. of Shares            Percentage of
of Beneficial Owner           Beneficially Owned     Class Beneficially Owned
-------------------           ------------------     ------------------------
Martin Boddy (1)(2)               4,261,099                   23.67%

Gary Watson (1)(3)                2,014,513                   11.19%

Paul Coxon (1)                          -0-(4)                 -0-

Diamond Lauffin (1)(5)            2,000,000                   11.11%

Mohan Vachani (1)                    82,500                    0.43%



                                       61

James R. Molenda (1)(6)           1,200,000                    6.67%

Lee Hickling (1)                        -0-                    -0-

E. Corprew Reed (1)(7)              295,455                    1.64%

Cary Aminoff (1)                     38,000                    0.21%

Beechtree Capital Ltd.(8)         1,038,428                    5.77%
One Rockefeller Plaza
New York, New York 10020

Direct Brokerage Inc. (9)           250,000                    1.39%
39 Broadway
32nd Floor
New York, New York 10006

All officers and directors
as a group (9 persons)___         9,884,067                   54.92%


1. The address for each such officer or director of the Company is c/o Nexsan Technologies Incorporated, 21700 Oxnard Street, Suite 1850, Woodland, California 91367.

2 Includes (i) 230,000 shares of common stock being registered in this Prospectus and (ii) 200 shares of Common Stock registered in the name of Mr. Boddy's spouse. Does not include up to 1,111,111 shares of common stock which may be issuable to Mr. Boddy upon the exercise of options granted pursuant to the 2001 Stock Plan, and which may be exercised, if at all, only if the Company achieves certain income levels for any twelve month period ending on the last of January 2002 through December 2005, as specified in the option grant. See "Management-Executive Compensation-2001 Stock Plan."

3. Includes up to 183,000 shares of Common Stock being registered hereby. Does not include up to 1,111,111 shares of common stock which may be issuable to Mr. Watson upon the exercise of options granted pursuant to the 2001 Stock Plan, and which may be exercisable, if at all, only if the Company achieves certain income levels for any twelve month period ending on the last day of January 2002 through December 2005, as specified in the option grant. See "Management-Executive Compensation-2001 Stock Plan."

4. Does not include up to 75,000 shares of common stock issuable upon the exercise of options granted to Mr. Coxon under the 2001 Stock Plan. Mr. Coxon may exercise options to purchase up to 15,000 shares of common stock on January 4 in each of the years 2002 through 2006 at a price of $0.66 per share.

5. All of Mr. Lauffin's shares of Common Stock will be held in escrow and will be subject to repurchase by the Company on a sliding scale over the next five years in the event certain minimum sales are not achieved. See "Management-Executive Compensation-Stock Sold to Certain Executives."

6. All of Mr. Molenda's shares of Common Stock will be held in escrow and will be subject to repurchase by the Company on a sliding scale over the next five years in the event certain minimum sales are not achieved. See "Management-Executive Compensation-Stock Sold to Certain Executives."

7. Includes 250,000 shares of common stock owned by Mr. Reed which are registered in the name of Direct Investors LLC, of which Mr. Reed is the Managing Director, which such firm is an affiliate of Direct Brokerage, Inc., of which Mr. Reed is the Director of Corporate Finance. The 250,000 shares represent a portion of the 500,000 shares sold to Direct Brokerage, Inc. at a price of $0.66 per share. The shares will not vest until January 2002. See "Management-Executive Compensation-Stock Sold to Consultants."

8. Beechtree Capital LLC is an affiliate of the Company by virtue of its ability to appoint a member of our Board of Directors through 2006. The figure includes (i) 500,000 shares of common stock owned by Beechtree, of which Mr. Weiss is the Managing Director, (ii) 303,031 shares of common stock held in the name of CDLM Weiss Associates, of which Mr. Weiss is a 50% owner, which shares are being registered hereby, and (iii) 235,397 shares of common stock registered in the name of DLG Investment Partnership, of which Mr. Weiss is the managing partner and over which shares Mr. Weiss exercises voting control and dispository power, though he disclaims beneficial ownership of any of these shares, which shares are being registered hereby.

 9. Direct Brokerage Inc. is an affiliate of the Company by virtue of its ability to appoint a member of our Board of Directors through 2006. This figure does not include shares of common stock registered in the name of or beneficially owned by E. Corp Reed, a Director of the Company and a Director of Direct nor does this figure include shares of common stock held by certain employees of Direct some of which are being registered hereby.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information known to us regarding beneficial ownership of our common stock at March 23, 2001 by each of the beneficial owners of the 5,086,886 shares of common stock registered in the Registration Statement covering shares being offered. The shares offered will be sold, if at all, solely by and at the discretion of the selling shareholders. We will not receive any proceeds from any sales. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

           The selling shareholders may offer their shares for sale on a continuous basis Pursuant to Rule 415 un the Securities Act of 1933.

           All of the selling shareholders shares registered hereby will become freely tradable on the effective date of the Registration Statement of which this Prospectus forms a part.

                                                                                Percent of Stock
                                                                               Beneficially Owned
                           Number of                                      -----------------------------
Name and Address      Shares Beneficially            Number of            Prior to            After
of Beneficial Owner   Owned Prior to Offering   Shares Registered         Offering (1)     Offering (2)
-------------------   -----------------------   -----------------         ------------     ------------
Martin Boddy (3)(4)          4,261,099               230,000                  23.67%         22.40%

Gary Watson (3)(5)           2,014,513               183,000                  11.19%         10.18%

Eihu Allinson                   15,152                15,152                     *               0
8600 Stephenson Road
Stephenson, MD 21153

Cary Aminoff,                   38,000                38,000                     *               0
5244 Netherland Avenue
Riverdale, N Y 10471




                                       63

Charles Amodeo                  15,152                15,152                     *               0
117 Elkton Lane
North Babylon, NY 11703

Paul Asnes                      15,152                15,152                     *               0
10 East End Avenue
New York,  NY 10021

Alessandro Baina                15,152                15,152                     *               0
Corso Vittorio
Emanuele 164
10100 Torino  TO Italy

BER Investments Ltd.            75,758                75,758                     *               0
2500 City West Blvd
#1050
Houston, TX 77042

Nikolaus Graf Bernstorff        37,879                37,879                     *               0
Linden Allee Haus 8 21514
Wotersen, Germany

Mark Boutote                    15,152                15,152                     *               0
133 Country View Dr.
Freehold, NJ 07728

Janet Breza                     15,152                15,152                     *               0
P.O. Box 253
Spotswood, NJ08884

Steven Capo                     15,152                15,152                     *               0
2408 Yorktown Street
Oceanside, NY 11572

Robert Capon                    15,152                15,152                     *               0
3755 Henry Hudson Parkway
Riverdale,  NY   10463

CDLM Investments Ltd.           75,758                75,758                     *               0
1705-1/2 Center Street
Deer Park, TX 77536


CDLM Weiss Associates          606,061               606,061                   3.37%             0
1705-1/2 Center Street
Deer Park, TX 77536


                                       64


Nancy Charmak                  15,152                15,152                  *                   0
30 East 9th St
Apt 5B
New York, NY 10003

Pat Coffey                     15,152                15,152                  *                   0
28 Glenbourne Avenue
Leopardstown Valley
Ireland  Dublin 18

Chris Conway                   15,152                15,152                  *                   0
9 Heritage Drive
Freehold, NJ 00728

John  Curtin                   15,152                15,152                  *                   0
529 East 83rd St
#4R
New York, NY 10028

Robert Leonard Dewar           15,152                15,152                  *                   0
4 Longfellow Place, #605
Boston, MA 02114

Frank Di Giovanna              15,152                15,152                  *                   0
2567 Loftus Ave
Oceanside, NY 11572

William Dickenson              15,152                15,152                  *                   0
500 Elton Adelphia Road
Freehold,  NJ 07728

Bernard Dishy                  15,152                15,152                  *                   0
50 Riverside Dr.
New York, NY 10024

DLG Investment
    Partnership               235,397               235,397                  1.31%               0
1 Rockefeller Plaza
Suite. 1600
New York, NY 10020

Arlene G. Dubin                 7,576                 7,576                  *                   0
160 East 84th St
Apt. 10G
New York, NY 10028

Frank Dwyer                    15,152                15,152                  *                   0
32 Oak Rise Dr.
Freehold,  NJ 07728



                                       65



Michael J. Emont                 10,000            10,000             *                     0
325 East 79th St
Apt. 13E
New York, NY 10021

Jack Erlanger                    53,030            53,030             *                     0
2 East 88th St
New York, NY 10028

Mark Finkel                      15,152            15,152             *                     0
117 Aspen Airport B.C
Suite 311
Aspen, CO 81611

Franklin C. Fisher, Jr          303,031           303,031             1.68%                 0
5014 Glenmont
Houston, TX 77081

Don L. Fitch                     30,303            30,303             *                     0
3100 Chase Tower
600 Travis Street
Houston, TX 77002

Thomas Flynn                     15,152            15,152             *                     0
122 Garfield Avenue
Avon by the sea,
NJ         07717

Piero Franzioni                  51,970            51,970             *                     0
990 6th Avenue
Apt. 17C
New York, NY 10018

Lilia Ivanioukhina and
Aldo Franzioni                  16,667            16,667             *                     0
222 W 14th Street
Apt 6K,
New York, NY 10011

Paul Freed                       15,152            15,152             *                     0
1330 Bea Court
East Meadows, NY 11554

James Freitag                    15,152            15,152             *                     0
601 Porter Lane
Hermosa Beach, CA 90254

Elizabeth Freytag                15,152            15,152             *                     0
122 Garfield Avenue
Avon by the Sea,
NJ 07717



                                       66




G.P.P.F. Partnership            151,515                   151,515                    *                    0
6635 Belmont
Houston, TX 77005

Kai Gaertner                    45,455                    45,455                     *                    0
Siemensstrasse 14  64289
Darmstadt, Germany

Luca Gallina                    15,152                    15,152                     *                    0
Via Bassanese 5  31011
Asolo -TV-Italy

Varda Geller                    15,152                    15,152                     *                    0
37 Hunting Hollow Ct.
Dix Hills, NY  11746

Elliott Goldstein               35,000                    35,000                     *                    0
2554 Lincoln Blvd.
#1057
Marina del Ray, CA 90291

Andrea Grifi                    15,152                    15,152                     *                    0
Via Cirillo 15  00197
Roma, Italy

Lawrence Gussoff                15,152                    15,152                     *                    0
Three Minaus Drive
Bedford, NY  10506

Heidrun Held                    15,152                    15,152                     *                    0
1 Loehrsweg
Hamburg, Germany  20249

Roberta Henderson               15,152                    15,152                     *                    0
91 Prince Street
Jamaica Plain, MA  02130

Eniko Henits                    15,152                    15,152                     *                    0
158 W. Greystone Rd
Old Bridge, NJ  8857

Dr. Richard Hirt                53,030                    53,030                     *                    0
2845 Ranier Lane
Plymouth, MN  55447

Rainer Inzelmann                15,152                    15,152                     *                    0
Am Sor gfeld 44  22587
Hamburg, Germany



                                       67

Hans Ulrich Jakubowski         15,152                    15,152                     *                    0
Rothenbaumchaussee 140
Hamburg, Germany  20149

ViJay Kapoor                    7,500                     7,500                     *                    0
28615 Matadero Creek Court
Los Altos hills, CA  94011

Laurie K. Katan                15,152                    15,152                     *                    0
14200 Sport of Kings
Wichita, KS 67230

Brian S. Katan                 15,152                    15,152                     *                    0
14200 Sport of Kings
Wichita, KS 67230

Wayne Kauth                    15,152                    15,152                     *                    0
300 N. State St., Apt. 5707
Chicago, IL 60610-5669

Edward Klimerman and
Janet C. Walden                30,303                    30,303                     *                    0
14 East 75th Street
Apt. 2A
New York, NY 10021

Gail Komito                    21,212                    21,212                     *                    0
15 Netto Lane
Plainview, NY  11803

Thomas Ladage                  15,152                    15,152                     *                    0
Walter-Maack-Str. 11
Rinteln, Germany  31737

Thomas Lander                  15,152                    15,152                     *                    0
Salomon Heine
Weg 36b  20251
Hamburg, Germany

Ledgewood Properties, Inc.
Profit Sharing Plan            37,879                    37,879                     *                    0
Salomon Heine
Weg 36b  20251
Hamburg, Germany

Ledgewood Properties, Inc.
         Profit Sharing Plan   37,879                    37,879                     *                    0
Jeffrey B. Hanson, Trustee
15 Maple Avenue
Morristown, NJ 07960




                                       68



Scott D. Lester                 23,000                    23,000                     *                    0
775 E. Blithedale Ave.
#349
Mill Valley, CA 94941

Melvyn R. and Judith G.
      Leventhal                 38,000                     38,000                     *                   0
777 Third Avenue
19th Floor
New York, NY 10017

Jess Levine                     15,152                     15,152                     *                   0
P.O. Box 57071
Sherman Oaks, CA  91413

Lars P. Lidberg                 15,152                     15,152                     *                   0
11 High Circle Way
North Oaks, MN 55127-6210

Louis Luguori                   15,152                     15,152                     *                   0
27 Ivanhoe Drive
Manalapan,  NJ  07726

Charles Maletz                   15,152                    15,152                     *                   0
6320 Calle Hermosa
Alta Loma, CA 91737

Rumi J. Malott                   15,152                    15,152                     *                   0
151 East 81st St.
Apt. 6F
New York, NY 10162

ViJai Manilal and                 7,500                     7,500                     *                   0
Kahn, Georgina A.
1442 Queens Road
Berkeley, CA  96708

Dr. Hans Jaochim Mann            45,455                    45,455                     *                   0
Eckerweg 11
30851 Langenhagen
Germany

Kevin McNally                    15,152                    15,152                     *                   0
1 Manny Way
Red Bank, NJ  07701

Agnes McWilliams                 15,152                    15,152                     *                   0
138 Havens Mill Road
Freehold, NJ 07728

                                       69

Hans Otto Mieth                 151,515                   151,515                    *                    0
Arnold Heise
Strasse 11  20249
Hamburg, Germany

NRC Resources
    Group, Inc.                  15,152                    15,152                    *                    0
31 Voorhis Drive
Old Bethpage, NY 11804-1025

Robert O'Neill                   15,152                    15,152                    *                    0
1464 W Front Street
Lincroft, NJ  07738

Dennis O'Neill                   15,152                    15,152                    *                    0
299 Riveredge Road
Tinton Falls,  NJ  07724

Shawn O'Neill                   15, 152                    15,152                    *                    0
152 Sleepy Hollow Road
Red Bank, NJ  07701

Karen Olah                       15,152                    15,152                    *                    0
10 East End Avenue
New York, NY  10021

Pal-Bro Partners LLC             15,152                    15,152                    *                    0
Two Rector Street
New York, NY  10006

Saverio Pancaldi                 15,303                    15,303                    *                    0
Via Brugnoli 5
40122 Bologna BO Italy

James Parolisi                   15,152                    15,152                    *                    0
83 Fairwater Avenue
Massapequa, NY  11758

Diego Pasquiero                  15,152                    15,152                    *                    0
Strada Bussolino 58/3 10090
Gassino Torinese TO Italy

Gerhard Pateisky                151,515                   151,515                    *                    0
Jagerstrasse 35  58453
Witten, Germany




                                       70

Marco Pegorin                    15,152                    15,152                     *                   0
Via Stampatori 21 10122
Torino TO Italy

Ruediger Pestlin                 16,000                    16,000                     *                   0
Nissenstrasse 9  20251
Hamburg, Germany

Marco Pogliano                   15,152                    15,152                     *                   0
Piazza Vittorio
    Veneto 10 10123
Torino TO Italy

Jeremy Porter                   675,758                   675,758                   3.75%                 0
Chequers, Heyford Road
OX5 3HS
Kirtlington, Oxford
England

Angela Prestia                   15,152                    15,152                     *                    0
490 First Avenue
Brooklyn, NY  11215

E. Corprew Reed (6)             295,455                   295,455                    1.64%               1.39%
200 E. 15th St.
Apt. 2K
New York, NY  10003

Dr. Hans Rudelt                  30,303                    30,303                     *                    0
Aussenschlag 11a  21521
Wohltorf, Germany

Don A. Sanders                   75,757                    75,757                     *                    0
3100 Chase Tower
600 Travis
Houston, TX 77002

Sarkar, Subhas and

Sarkar, Ratna                     7,500                     7,500                     *                    0
159 Southampton
Berkeley, CA  94707

Antonia Scalfan                  30,303                    30,303                     *                    0
22 Fraser Street
Pelham, NY  10803

Karl Schwantes                   15,152                    15,152                     *                    0
Wexstrasse 28  20355
Hamburg, Germany



                                       71


Lee W. Shubert                  15,152                    15,152                     *                    0
11077 Swansfield Road
Columbia, MD 21044-2724

Tyler D. Shubert                15,152                    15,152                     *                    0
75 West End Avenue
#R14C
New York, NY 10023

Fran Spano                      15,152                    15,152                     *                    0
P.O. Box 624
East Brunswick,  NJ  08816

Tim Stott                       30,303                    30,303                     *                    0
580 Patten Ave
Unit 61
Long Branch, NJ 07740

Calvin Strand   `               15,152                    15,152                     *                    0
207-85 W. Shearwater Ct.
Jersey City, NJ  07305

Drew Strobel                    15,152                    15,152                     *                    0
316 Dolphin Lane
West Babylon, NY,  11704

Dennis J. and
    Denise M. Tormey             4,546                     4,546                     *                    0
48 Greenfield Avenue
Bronxville, NY 10708

Glenn David Toth                22,727                    22,727                     *                    0
2 Seibert Court
Park Ridge, NJ 07656

Eugene Trager                   15,152                    15,152                     *                    0
8440 Casa del Lago
Apt. 23B
Boca Raton, FL  33433

Travin Partners LLP            303,030                   303,030                  1.68%                    0
5433 Westheimer
#500
Houston, TX 77056

Byron Tucker                    30,303                   30,303                     *                     0
23623 N Scottsdale Road
D-3103
Scottsdale, AR  85255


                                       72


Mohan and
Nancy Vachani                 82,500                     7,500                     *                    *
1 Diablo View Drive
Orinda, CA  94563

David Weinless                15,152                    15,152                     *                    0
249-28 Beechknoll Avenue
Little Neck, NY  11362

Michael Wengrofsky            45,455                    45,455                     *                    0
3 Tudor Terrace
Livingston, NJ  07039

Frank Woodward                15,152                    15,152                     *                    0
441 7th Avenue
Manhattan Beach, CA 90266


-----------

*    Indicates less than 1% of the total number of outstanding shares.

(1)  Based upon 17,998,886 shares of common stock outstanding.

(2) Assumes the sale of all of the shares of common stock offered by the selling shareholders.

(3) The address for these individuals is c/o Nexsan Corporation, 21700 Oxnard Street, Suite 1850, Woodland, California, 91367.

(4) Mr. Boddy is our President and a member of the Board of Directors. After this offering Mr. Boddy will, assuming he sells all of the shares being registered in his behalf hereby, own 4,031,099 shares of common stock.

(5) Mr. Watson is our Chief Technical Officer and a member of the Board of Directors. After this offering Mr. Watson will, assuming he sells all of the shares being registered in his behalf hereby, own 1,831,513 shares of common stock.

(6) Mr. Reed is a member of our Board of Directors. He also is an affiliate of Direct Brokerage Inc. ("Direct"), a consultant to Nexsan possessing the right to nominate a member of our Board of Directors and sits on our Board as Direct's member of the Board. After this offering Mr. Reed will, assuming he sells all of the shares being registered in his behalf hereby, own 250,000 shares of common stock.

               CERTIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         In accordance with the provisions of certain agreements executed in January and February 2001 pursuant to which we sold and aggregate of 4,673,886 shares of our common stock to certain investors and raised an aggregate of $3,084,765, we agreed to use our best efforts to cause and maintain the election to the Board of Directors of one representative selected by each of Beechtree Capital, Ltd. ("Beechtree") and Direct Brokerage, Inc. ("Direct") until January 4, 2006, a period of five years after the closing date of this agreement. In addition, Martin Boddy, our President and a member of the board of directors agreed, to the extent permitted by law and the applicable exchange on which our stock is trading, to vote any and all shares of common stock and other voting securities of the Company registered in his name in favor of Beechtree's and Direct's respective nominees to the Board. Also pursuant to the provisions of this agreement, we agreed to use our best efforts to appoint each of Beechtree's and Direct's respective nominees to the board of directors to serve on each of the Executive Committee and the Audit Committee of the board of directors until January 4, 2006, a period of five (5) years. In addition, Martin Boddy, to the extent permitted by law and the applicable exchange on which the Company's stock is trading, agreed to vote any and all shares of common stock and other voting securities of the Company registered in his name in favor of Beechtree's and Direct's respective nominees to the Executive Committee.

         Direct served as the exclusive agent to solicit subscriptions for the shares offered pursuant to the agreements described in the foregoing paragraph. We paid Direct selling commissions of $75,000, equal to approximately five percent (5%) of the gross proceeds received by the Company from the sale of the shares of common stock effected by it and reimbursed Direct for its accountable expenses related to these offerings in an amount equal to $27,731.

         Separate from our agreements with Beechtree and Direct to nominate their candidates for directors described above, we are party to consulting and services agreements with affiliates of each of these entities.

         Our consulting agreement with Beechtree Capital LLC ("Beechtree LLC") provides that it will render certain services, including evaluating our managerial, marketing and sales performance; consulting with us concerning ongoing strategic corporate planning and long term investment policies; assisting the negotiation of contracts with our suppliers and major customers; consulting with and advising us with regard to potential mergers and acquisitions; and reviewing press releases. Our agreement with Beechtree LLC extends through January 3, 2006, a term of five, years unless the parties agree in writing to extend the consultation for an additional one year term; provided, however, that the agreement may be terminated at any time after four years for any reason, by either party giving at least thirty (30) days written notice to the other party. In consideration of the services to be rendered by Beechtree, we have agreed to pay to Beechtree a monthly cash retainer of $8,333 for the entire term of the agreement and have sold to Beechtree 500,000 shares of our common stock at the price and on the other terms and conditions described under the heading "MANAGEMENT-Stock Sold to Certain Consultants."

         We also have entered into a services agreement with Direct Investors LLC, an affiliate of Direct Brokerage Inc., to advise us with respect to investment banking matters. Direct also will furnish to us advice relating to financial public relations. This agreement extends through December, 2005, a term of five years, subject to termination at any time after four years for any reason, by either party giving at least 30 days written notice to the other party. In consideration of the services to be rendered by Direct, we have agreed to pay to Direct a monthly cash retainer of $8,333 for the entire term of the agreement and have sold to Direct 500,000 shares of our common stock at the price and on the other terms and conditions described under the heading "MANAGEMENT-Stock Sold to Certain Consultants."

                            DESCRIPTION OF SECURITIES

         General

         Our authorized capital consists of 100,000,000 shares of capital stock including 90,000,0000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $.001 per share. At March 23, 2001 there were outstanding 17,998,886 shares of common stock and no shares of preferred stock have been designated or issued. Set forth below is a summary description of certain provisions relating to our capital stock contained in our Certificate of Incorporation and By-Laws and under the General Corporation Laws of the State of Delaware. The summary is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws and the Delaware corporation laws.

         Common Stock

         We are authorized to issue 90,000,000 shares of common stock. Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to our offerings of shares of our common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. Dividends are, therefore, unlikely in the foreseeable future.

         Preferred Stock

         As yet, no shares of preferred stock have been designated by the Board of Directors nor have any preferred shares been issued. The Board of Directors has the authority, without further action by the holders of the Common Stock, to issue Preferred Stock in one or more series and to fix as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights and any other preference or special rights and qualifications. Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, as a method of raising additional capital, for possible acquisitions or for any purpose.

         Transfer Agent

         The transfer agent for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

         Application for Admission to Quotation on the Over the Counter Electronic Bulletin Board

         Prior to the date of this Prospectus, no public trading market existed for our common stock. A public trading market for common stock may not develop or if developed, may not be sustained. If we meet the qualifications, we intend to apply for quotation of our common stock on the Over the Counter Electronic Bulletin Board ("OTCBB). Until we meet such qualifications, our securities may be quoted in the daily quotation sheets of the National Quotation Bureau, Inc., commonly known as the pink sheets. If our common stock is not quoted on the OTCBB, a holder may have difficulty selling, or obtaining accurate quotations as to the market value of, such stock. In order to have its securities quoted on the OTCBB, a company must:

     (1) be a company that reports its current financial information to the Securities and Exchange Commission, banking regulators or insurance regulators; and

     (2) have at least one market maker who completes and files a Form 211 with the National Association of Securities Dealers, Inc.

         Penny Stock Regulation

         Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.

     Because of these penny stock rules, broker-dealers may be restricted in their ability to sell our common stock. The foregoing required penny stock restrictions will not apply to our common stock if such stock reaches and maintains a market price of $5.00 or greater.

         Reports to Shareholders

         We will furnish to holders of our common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our shareholders as we deem appropriate.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Freely Tradable Shares.

         Upon the effective date of the registration statement of which this Prospectus forms a part, we will have a total of 17,998,886 shares of common stock outstanding, of which 5,086,886 shares will be freely tradable without restriction by or further registration under the Securities Act.

         Restricted Shares.

         As of the date hereof, 12,912,000 shares of common stock outstanding are "restricted securities." "Restricted securities" as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144, Rule 144(k) or Rule 701 under the Securities Act.

         We can make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant numbers of shares of common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of its equity securities.

            Lock-Up Agreements.

         Except for common stock being registered in this Prospectus, each of the holders of shares of common stock has agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any shares of common stock held by them until January 4, 2002.

           Rule 144.

         Under Rule 144 as currently in effect, a person who beneficially has owned restricted securities for at least one year, including persons who may be deemed affiliates of Nexsan are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

          o one percent of the number of shares of common stock then outstanding, which will equal approximately 179,988 shares upon completion of this offering; or

          o the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

         Sales of restricted securities under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. These limitations apply to both restricted and unrestricted shares held by persons who are our affiliates.

           Rule 144(k).

         Under Rule 144(k), a person who is not deemed to have been an affiliate of Nexsan at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As of the date hereof, no shares are available for resale pursuant to 144(k) shares and no shares will become available for resale under said provision until January 2003.

                   MARKET PRICE AND DIVIDENDS ON REGISTRANT'S
                  COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Trading Market

         As of the date hereof, none of our securities is traded on any public market. We are seeking to obtain the approval from NASDAQ to commence trading of our common stock on the over-the-counter electronic bulletin board, or OTCBB, upon the effective date of the registration statement of which this Prospectus forms a part.

         Number of Shareholders of Record

         At March 23, 2001, there were approximately 120 shareholders of record of our common stock.

                                LEGAL PROCEEDINGS

         We are not presently party to any material legal proceeding nor are we aware of any material pending or potential legal proceeding, which might be instituted against us.

                              PLAN OF DISTRIBUTION

         After effectiveness of this registration statement, the non-affiliated selling shareholders may offer and sell their shares at a price and time determined by them without subject to Rule 144. In addition, the National Securities Market Improvement Act of 1996 limits the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Exchange

Act. Section 4(1) provides that sales by any person that is not the issuer or an underwriter or a dealer are exempt from the registration statement provisions of the Securities Act of 1933. Sales by selling shareholders will be made pursuant to Section 4(1) and as a result of the National Securities Market Improvement Act no state registration of the sales will be required.

         Section 4(3) of the Securities Act provides an exemption from the registration provisions of the Securities Act for transactions by a dealer for transactions occurring within 40 days of the effective date of a registration statement for the securities or prior to the expiration of 40 days after the first date upon which the security was offered to the public.

         Sales by the selling security holders in the secondary market may be made pursuant to Section 4(1) (sales other than by an issuer, underwriter or broker). It is anticipated that following the effective date of this registration statement the selling securityholders* shares will be eligible for resale in the secondary market in each state.

         The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions, including block transactions (except for selling shareholders who are affiliates, who may sell their shares as described below):

          o on such public markets or exchanges as the common stock may from time to time be trading;

          o    in privately negotiated transactions;

          o    through the writing of options on the common stock;

          o    in short sales; or

          o    in any combination of these methods of distribution.

         The sales price to the public may be:

          o    the market price prevailing at the time of sale;

          o    a price related to such prevailing market price; or

          o such other price as the selling shareholders determine from time to time.

         The shares also may be sold in compliance with the Securities and Exchange Commission's Rule 144.

         The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide to investors no assurance that all or any of the common stock offered will be sold by the selling shareholders.

         We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be paid by the selling shareholders or other party selling such common stock.

         The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

          00 not engage in any stabilization activities in connection with our common stock;

          00 furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

          00 not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

         Sales by Affiliates

         Sales of the securities by our affiliates are subject to the volume limitations imposed by Rule 144 even after registration of such securities. An affiliate who holds unrestricted securities may sell, within any three month period, a number of the shares of our common stock that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or, if our securities are trading on the Nasdaq Stock Market or an exchange at some time in the future, the average weekly trading volume during the four calendar weeks prior to such sale.

                                  LEGAL MATTERS

         RubinBaum LLP, New York, New York, has given its opinion as attorneys-at-law that the shares of common stock offered by the selling security holders will be fully paid, validly issued and non-assessable. RubinBaum LLP has passed on the validity of the common stock offered by the selling security holders but purchasers of such common stock should not rely on RubinBaum LLP with respect to any other matters. Members of the firm of RubinBaum LLP own an aggregate of 52,425 shares of Nexsan's common stock.

                                     EXPERTS

         The financial statements of Nexsan-UK as of March 31, 2000 and for the year then ended included in this Prospectus have been audited by KPMG, independent accountants, as set forth in their report contained herein. These financial statements have been included in reliance upon the report of KPMG, given upon the authority of such firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our directors and officers are indemnified as provided by the Delaware Business Corporation Laws, our Certificate of Incorporation and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       WHERE YOU CAN FIND MORE INFORMATION

         You may read and copy all or any portion of the registration statement or any other information Nexsan files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

         As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

                               NEXSAN CORPORATION

                        5,086,886 Shares of Common Stock

                                   PROSPECTUS

                                 April ___, 2001

Nexsan Corporation has not authorized any dealer, salesperson or other person to provide any information or make any representations other than the information or representations contained in this Prospectus. You should not rely on any additional information or representations if made.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

          o    except the common stock offered by this Prospectus;

          o in any jurisdiction in which the offer or solicitation is not authorized;

          o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

          o to any person to whom it is unlawful to make the offer or solicitation; or

          o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this Prospectus or any accompanying sale does not imply that:

          0 there have been no changes in Nexsan's affairs after the date of this Prospectus; or

          0 the information contained in this Prospectus is accurate after the date hereof.

         ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES WHICH MAY HAVE IN THE FUTURE WILL HAVE A GREATER IMPACT ON THOSE WHO PURCHASE OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL SUFFER THE RISK OF LOSING THEIR ENTIRE INVESTMENT.

Index to Consolidated Financial Statements



Report of Independent Accountants.............................. F-1

Balance Sheet at March 31, 2000................................ F-2

Statement of Operations for the year ended March 31, 2000...... F-3

Statement of Changes in Shareholders' Deficit and
Comprehensive Income for the year ended March 31, 2000......... F-4

Statement of Cash Flows for the year ended March 31, 2000...... F-5

Notes to Financial Statements.................................. F-6 - F-16

Condensed Balance Sheet at December 31, 2000 (Unaudited)....... F-17

Condensed Statements of Operations for the nine-month periods ended December 31, 1999 and 2000 (Unaudited).................. F-18

Condensed Statement of Changes in Shareholders'
 Equity (Deficit) for the nine-month period ended
 December 31, 2000 (Unaudited)................................. F-19

Condensed Statements of Cash Flows for the nine-month periods ended December 31, 1999 and 2000 (Unaudited).................. F-20

Notes to Consolidated Financial Statements..................... F-21 - F-22

                          NEXSAN TECHNOLOGIES LIMITED




                          Independent Auditors' Report


The Board of Directors and Stockholders
Nexsan Technologies Limited:

We have audited the accompanying balance sheet of Nexsan Technologies Limited as of March 31, 2000, and the related statements of operations, stockholders' equity (deficit) and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nexsan Technologies Limited as of March 31, 2000, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

KPMG

Nottingham, United Kingdom
January 4, 2001

                           NEXSAN TECHNOLOGIES LIMITED

                                  Balance Sheet

                                 March 31, 2000

                                     ASSETS
Current assets:
    Cash and cash equivalents                                                    $ 107,220
    Trade accounts receivable                                                      307,359
    Inventories - Raw materials                                                    135,881
    Other current assets (note 7)                                                   30,797
                                                                                 ---------
                   Total current assets                                            581,257
                                                                                 ---------

Plant and equipment, net (note 6)                                                   59,856
                                                                                 ---------
                   Total assets                                                  $ 641,113
                                                                                 =========

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Short term bank borrowings (note 8)                                          $  29,717
    Trade accounts payable                                                         418,615
    Accrued expenses                                                                43,079
    Other payables                                                                   8,339
    Current installments of long term debt                                          22,790
    Accrued dividend                                                                 6,986
                                                                                 ---------
                   Total current liabilities                                       529,526
                                                                                 ---------

Long-term debt, excluding current installments (note 9)                            123,446
Amounts due to director and shareholder (note 9)                                    95,718
                                                                                 ---------
                                                                                   219,164
                                                                                 ---------

Redeemable preferred stock (note 10):
    9% redeemable preference shares, (pound)1 par value and redemption value -
       60,000 shares authorized, 56,000 shares issued and outstanding               95,719
    Less stock subscribed but unissued                                              (6,382)
                                                                                 ---------
                                                                                    89,337
                                                                                 ---------
                   Total liabilities                                               838,027
                                                                                 ---------
Commitments (Note 5)
Stockholders' equity (deficit):
    common stock, (pound)1 par value - 40,000 shares authorized; 39,000 shares
       issued and outstanding                                                       63,812
    Additional paid-in capital                                                       2,235
    Subscriptions receivable                                                        (3,830)
    Accumulated deficit                                                           (261,741)
    Accumulated other comprehensive income- cumulative foreign currency
       translation adjustment on translation of sterling to US $                     2,610
                                                                                 ---------
                   Total stockholders' deficit (note 11)                          (196,914)
                                                                                 ---------
                   Total liabilities and stockholders' deficit                   $ 641,113
                                                                                 =========



See accompanying notes to financial statements.

                           NEXSAN TECHNOLOGIES LIMITED

                             Statement of Operations

                            Year ended March 31, 2000



Net sales                                              $ 1,201,570

Cost of goods sold                                      (1,045,484)
Selling, general and administrative expenses              (393,520)
                                                       -----------
 Net operating loss                                       (237,434)
Interest expense                                           (17,251)
                                                       -----------
 Loss before income taxes                                 (254,685)
Income taxes (note 4)
                                                       -----------
 Net loss                                                 (254,685)
Preferred stock dividends                                   (7,056)
                                                       -----------
Loss applicable to common shares                       $  (261,741)
                                                       ===========
Weighted average number of common shares
 outstanding                                                29,214
                                                       ===========
Net loss per common share                              $     (8.96)
                                                       ===========






See accompanying notes to financial statements.

                           NEXSAN TECHNOLOGIES LIMITED

           Statement of Changes in Stockholders' Equity (Deficit) and
                              Comprehensive Income

                            Year ended March 31, 2000

                                                                                        ACCUMULATED
                                     COMMON               ADDITIONAL                      OTHER                         TOTAL
                                     STOCK                  PAID-IN    SUBSCRIPTIONS  COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                                      NO.                   CAPITAL     RECEIVABLE        INCOME        DEFICIT     EQUITY (DEFICIT)
                                   ---------   -------   -----------   -------------  --------------  -----------   ----------------
Balances at April 1, 1999 (note 1)    37,000   $59,026                                                                  59,026

Comprehensive loss:
    Net loss                                                                                           (254,685)      (254,685)
    Cumulative foreign currency
       translation adjustment                                                              2,610                         2,610
                                                                                                                      --------
    Total comprehensive loss                                                                                          (252,075)
                                                                                                                      ---------
Shares issued in connection with:
    Offer to new investors             3,000     4,786      2,235                                                        7,021
    Subscriptions receivable                                              (3,830)                                       (3,830)

Dividend payable                                                                                         (7,056)        (7,056)
                                      ------   -------      -----          ------          -----       --------       --------
Balances at March 31, 2000            40,000   $63,812      2,235          (3,830)         2,610       (261,741)      (196,914)
                                      ======   =======      =====          ======          =====       ========       ========






See accompanying notes to financial statements.

                           NEXSAN TECHNOLOGIES LIMITED

                             Statement of Cash Flows

                            Year ended March 31, 2000

Cash flows from operating activities:
    Net loss                                                          $(254,685)
    Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation of tangible fixed assets                          21,010
          Increase in inventories                                      (135,881)
          Increase in trade accounts receivable                        (307,359)
          Increase in other current assets                              (30,797)
          Increase in accrued expenses                                   43,079
          Increase in trade accounts payable                            418,615
          Increase in other liabilities                                   8,339
                                                                      ---------
                   Net cash used by operating activities               (237,679)

Cash flows from investing activities:
Capital expenditures for plant and equipment                            (80,866)
                                                                      ---------
                   Net cash used in investing activities                (80,866)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares                                 3,191
Proceeds from issuance of preference shares                              12,762
Proceeds from issuance of long-term debt                                255,248
Repayment of loan                                                       (13,294)
Increase in short term debt                                              29,717
                                                                      ---------
                   Net cash provided by financing activities            287,624

Cash and cash equivalents at beginning of year                          135,600
Effect of exchange rate changes on cash and cash equivalents              2,541
Decrease in cash and cash equivalents                                   (30,921)
                                                                      ---------
Cash and cash equivalents at end of year                              $ 107,220
                                                                      =========
Supplemental disclosures
       Cash paid for interest                                         $  18,523
                                                                      =========
       Cash paid for taxes                                            $    --
                                                                      =========


See accompanying notes to financial statements.

                          NEXSAN TECHNOLOGIES LIMITED

                         Notes to Financial Statements
                                 March 31, 2000



(1)    Nature of Business

       Nexsan Technologies Limited ("Company") is a United Kingdom based Company involved in the design, manufacture and market of a comprehensive range of high-performance data enabled storage solutions for the mid- to high-end server marketplace. The Company was incorporated on January 25, 1999. Between the date of incorporation and March 31, 1999, the Company's only transactions encompassed the issuance of 37,000 shares of common stock and 48,000 shares of redeemable preferred stock to shareholders for net proceeds of $59,026 and $76,575, respectively, and other activities relating to obtaining debt financing and leased facilities. The Company did not generate any revenues or incur any costs in this period. The Company moved into leasehold premises on April 1, 1999. Product development commenced in April 1999. The first sales were made by the Company in August 1999.

       The Company assembles its products in the UK and markets its products to Value Added Resellers (VAR's) throughout twelve countries, predominantly located in Northern Europe. Although certain risks and uncertainties exist, the diversity and breadth of the Company's products and geographic operations mitigate the risk that adverse changes in any event would materially effect the Company's operating results.

       The Company is reliant on four key customers who each account for more than 10% of revenues. These key customers account 24%, 19%, 12% and 10% for a total of 65% of total revenues for the year ended March 31, 2000. Accounts receivable at March 31, 2000 include balances of five customers each of which accounts for in excess of 10% of the total accounts receivable. These customers represent 86% of the total accounts receivable balance at March 31, 2000.

       The Company reviews a customer's credit history before extending credit and continuously evaluates its accounts receivable for collectability. At March 31, 2000, no allowance has been made for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Generally, the Company does not require collateral or other security to support its trade receivables.

(2)    Basis of Accounting

       The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

(3)    Summary of Significant Accounting Policies

       Cash Equivalents

       Cash equivalents consist of highly liquid debt instruments with original maturities of three months or less.

       Inventories

       Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

       Property, Plant and Equipment

       Plant and equipment are stated at cost. Depreciation on plant and equipment is calculated on a straight-line method over the estimated useful lives of the assets.

       Revenue Recognition

       Sales are made to Value Added Resellers ("VARs") who are responsible for installation, technical support and servicing the Company's products; the Company is not responsible for providing such services. The VARs have no rights for returns, there are no restocking arrangements and no price protection arrangements. Revenue from product sales is recognized upon shipment to VAR's, at which time title and risk of loss to the product has been passed to the buyer, the sales price to the buyer is fixed or determinable and collectibility is reasonably assured. Provisions for discounts and rebates to VAR's and other adjustments are provided for in the same period the related sales are recorded.

       Research and Development

       Research and development costs are expensed as incurred. Research and development costs amounted to $108,887 in the year ended March 31, 2000.

       Currency Translation and Transactions

       The reporting currency for the Company is the United States Dollar (USD). The functional currency for the Company's operations is U.K. Pound Sterling. Accordingly, the assets and liabilities of the Company are included in the financial statements by translating the assets and liabilities into the reporting currency at the exchange rates applicable at the end of the reporting year. Revenues and expenses from the Company's operations are translated at the average exchange rate for the reporting year. Gains or losses arising from this translation process are included in stockholders' equity (deficit) as accumulated other comprehensive income, a separate component of stockholders' equity (deficit).. Currency transaction gains or losses arising from transactions of the Company in currencies other than the functional currency are reported in operations as foreign currency gains and losses in each reporting period.

       Income Taxes

       Incomes taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is required for deferred tax assets and tax losses carried forward to the extent that it is more likely than not that such amounts will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       Use of Estimates

       Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

       Dividends

       Dividends on the common and preferred shares are payable in UK pound sterling

       Recent Accounting Pronouncements

       The Company is required to adopt SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS 138, effective April 1, 2001. The pronouncement presents accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all such derivative instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company has determined that the adoption of SFAS No. 133 will not have a significant effect on its results of operations and financial position. This statement is not required to be applied retroactively to financial statements of prior periods.

       In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101") which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company is required to adopt the accounting provisions of SAB No. 101 no later than the fourth quarter of fiscal year ended March 31, 2001. The Company does not believe that the implementation of SAB No. 101 will have any significant effect on its results of operations.

(4)    Income Taxes

       No provision for income taxes has been made due to operating losses carried forward. The Company has tax net operating losses carried forward of approximately $167,506 at March 31, 2000 and has recognised a 100% valuation allowance against such losses.

       Differences between the tax benefit recognized in the financial statements and the tax benefit on operating losses at the United Kingdom small company rate of 20% are summarized as follows as of March 31, 2000:

                 Tax benefit of losses at 20%                  $ (33,501)
                 Valuation allowance                              33,501
                                                               ---------
                                   Net tax benefit             $   --
                                                               =========

       The operating losses have an unlimited carry forward under United Kingdom tax law but are limited in their use to the type of business which generated the loss.

       Details of deferred tax balances follow as of March 31, 2000:

                 Tax loss carryforwards                           $ 33,501
                 Accrued expenses                                    1,053
                                                                  --------
                  Deferred tax assets                               34,554

                 Valuation allowance                               (32,287)
                                                                  --------
                 Net deferred tax assets                             2,267
                                                                  --------
                 Plant and equipment                                (2,267)
                                                                  --------
                 Deferred tax liability                             (2,267)
                                                                  --------
                  Net deferred tax balance                        $     --
                                                                  =========

       The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, the levels of historical taxable losses and tax planning strategies in making its assessment as to the appropriateness of the reported valuation allowances.

(5)    Leases

       The Company has several non-cancelable operating leases for warehouse facilities and motor vehicles. The warehouse lease is for a term of six years commencing on March 25, 1999. The agreement has a break clause from March 25, 2001, which allows the tenant to terminate the lease by giving not less than six months notice to the landlord. It also allows for a rent review in 2001. Motor vehicle leases are for a two year period expiring May, 2001. Rental expense for operating leases consisted of the following as of March 31, 2000:

                 Warehouse                        $23,920
                 Motor vehicles                    14,498
                                                  -------
                 Rental expense                   $38,418
                                                  =======

       Future minimum lease payments under non-cancelable operating leases (with initial or remaining terms in excess of one year) as of March 31, 2000 are:

                      Year ending March 31,                      Amount
                      ---------------------                      ------
                          2001                                  $  34,803
                          2002                                     24,836
                          2003                                     23,929
                          2004                                     23,930
                          2005                                     23,930
                                                                ---------
                          Total minimum lease payments          $ 131,428
                                                                =========

(6)    Tangible Fixed Assets
                                                Plant and     Office
                                                equipment    equipment   Total
                                                ---------    ---------   -----
             Acquisition costs:
                 At beginning of year           $     --           --         --
                 Additions                        39,104       41,762     80,866
                                                --------      -------     ------
                      At end of year              39,104       41,762     80,866
                                                --------      -------     ------
             Accumulated depreciation:
                 At beginning of year                 --           --         --
                 Additions                         8,099       12,911     21,010
                                                --------      -------     ------
                      At end of year               8,099       12,911     21,010
                                                --------      -------     ------
             Net value:
                      At March 31, 2000         $ 31,005       28,851     59,856
                                                ========       ======     ======

       The estimated lives used to depreciate tangible fixed assets are two to four years for plant and equipment and ten years for office equipment.

(7)    Other Current Assets

                 Value added tax refund                           $ 24,178
                 Prepaid expenses and sundry receivables             6,619
                                                                  --------
                                                                  $ 30,797
                                                                  ========


(8)    Line of Credit

       On February 26, 1999, the Company entered into a banking arrangement with a commercial bank that permits the Company to borrow up to (pound)50,000 or $79,765 to finance working capital. Interest is payable quarterly at a rate of 2.75% over the bank's base rate.

       The facility is secured by the following:

          o A mortgage debenture given by Nexsan Technologies Limited, dated March 16, 1999;

          o A personal guarantee of up to (pound)50,000 given by a director, Mr M Boddy, dated April 30, 1999;

          o A charge over the life policies of Mr. M. Boddy and Mr. G. Watson, Company directors, dated July 14, 1999.

       The facilities may be withdrawn, reduced or varied by the bank at any time at the discretion of the bank.

(9)    Long-term Debt

       Long-term debt at March 31, 2000 consist of the following:

       Bank loan under the Small Firms Loan Guarantee Scheme,
        interest at 2% over Bank of England base rate. Principal
        payable in 84 monthly installments of (pound sterling) 1,190
        until September 2006                                           $146,236
       Loan from director, interest at 3% over Bank of England base
        rate. No set date for repayment                                  55,835
       Loan from shareholder, interest at 3% over Bank of England
        base rate.  No set date for repayment                            39,883
                                                                       --------
                Total long-term debt                                    241,954

       Less current installments                                        (22,790)
                                                                       --------
                Long-term debt excluding current installments          $219,164
                                                                       ========

       The future minimum debt repayment as of March 31, 2000 are:

                       Year ending March 31                 Amount
                       --------------------                ---------
                          2001                             $ 22,790
                          2002                              118,508
                          2003                               22,790
                          2004                               22,790
                          2005                               22,790
                          Later years through 2007           32,286
                                                           --------
                          Total minimum payments           $241,954
                                                           ========

       The loan under the Small Firms Loan Guarantee Scheme is guaranteed by the UK government on condition of a premium payable quarterly to the Department of Trade and Industry. The guarantee premium payments are 1.5% per annum of the outstanding loan.

       Interest payable to related parties in respect of the loan from a director and the loan from a shareholder in the year amounted to $8,237. The lenders have agreed in writing that the loans will not be repayable until at least September 30, 2001 and accordingly the loans are classified as long term.

(10)   Redeemable Preferred Stock

       On March 26, 1999, the Company created 60,000 9% redeemable preference shares of (pound)1 par value. The preference shares have no voting rights except in matters concerning the preference shares. Holders of the preference shares have priority in receiving dividends to the holders of the ordinary shares. The preference shares are redeemable on either March 31, 2002, March 31 2003 and March 31, 2004 and at anytime at the instigation of the Company upon giving to the holders twenty-eight days previous notice in writing. The redemption rate is (pound)1 per share.

       On March 26, 1999, the Company issued 48,000 redeemable preference shares at par.

       On January 31, 2000, the Company issued 8,000 redeemable preference shares at par.

       On March 31, 2000, the Company issued 4,000 redeemable preference shares at par. These shares were paid for on June 6, 2000.

        The future minimum redemption payments as of
         March 31, 2000 are:                                $95,719
                                                            =======



(11)   Stockholders' Equity

       The authorized and issued share capital of Nexsan Technologies Limited at incorporation on January 25, 1999, consisted of 1,000, (pound)1 par value ordinary shares.

       On March 26, 1999, the authorized share capital of the Company was increased to (pound)40,000 by the creation of 39,000 (pound)1 par value ordinary shares.

       On March 26, 1999, the Company issued 36,000 ordinary shares at par.

       On January 31, 2000, the Company issued 2,000 ordinary shares at par.

       On March 31, 2000, the Company issued 1,000 ordinary shares with a nominal value of (pound)1,000 for a consideration of (pound)2,500 or $3,830. These shares were paid for on June 6, 2000.

(12)   Segmental Reporting

       The Company operates in one reportable segment. Products are sold within a number of countries other than the UK, with export sales of $893,504 arising in the year ended March 31, 2000. Revenues by country consisted of the following:

                 UK                     $  308,066
                 Sweden                    351,408
                 Germany                   300,979
                 Canada                    230,285
                 Other European             10,832
                                        ----------
                                        $1,201,570
                                        ==========

       The Company is reliant on four key customers who each account for more than 10% of revenues. These key customers account for 24%, 19%, 12% and 10% for a total of 65% of total revenues for the year ended March 31, 2000. The significant customers to whom sales in excess of 10% was made are all Value Added Resellers. All long-lived assets are located in United Kingdom.

(13)   Fair Value of Financial Instruments

       Due to the short maturity of the Company's financial instruments and the fact that the interest rates on the Company's long-term debt approximate market rates at March 31, 2000, their carrying amount approximates fair value.

(14)   Subsequent Events

Formation of Nexsan Corporation

Nexsan Technologies Incorporated was formed in the State of Delaware on November 13, 2000, and subsequently changed its name to Nexsan Corporation ("Nexsan") on December 27, 2000.

Nexsan's initial capitalization consists of 90,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. None of the shares of preferred stock have been designated or issued as of the date hereof.

During January and February 2001, Nexsan completed two private placements of shares of its common stock. In these private placements, Nexsan sold an aggregate of 4,673,886 shares of common stock at a price of $.66 per share and derived gross proceeds of approximately $3,085,000 therefrom. After deducting offering costs aggregating approximately $215,000, Nexsan realized $ 2,870,000 of net proceeds from the offerings. After the closing of the offerings and after giving effect to the issuance of shares of common stock in connection with the reorganization of Nexsan and the engagement of certain executivee officers and consultants, as described below, Nexsan had 17,998,886 shares of common stock outstanding.

Formation of Sales Subsidiary

On January 4, 2001, Nexsan formed a wholly-owned subsidiary in the State of California for the primary purpose of conducting sales.

Acquisition of the Company by Nexsan

On January 4, 2001, Nexsan acquired all of the shares of the Company from its shareholders solely in exchange for the issuance of 9,050,000 shares of common stock of Nexsan and thereby the Company became a wholly owned subsidiary of Nexsan.

After giving effect to this share exchange and the issuance and sale of shares of common stock to executive officers, consultants and investors in the private offering made on January 4, 2001, all of which are described in this footnote, the former shareholders of the Company owned 50.28% of Nexsan's outstanding shares of common stock. Although Nexsan legally acquired the Company, for accounting and reporting purposes, the Company will be treated as the acquirer for the following reasons:

          o Generally accepted accounting principles state that presumptive evidence in the determination of the acquiring corporation in business combinations effected by an exchange of stock is obtained by identifying the former stockholder interests of a combining company which either retain or receive the larger portion of the voting rights in the combined corporation. As described above, the former shareholders of the Company retained a majority voting interest in the newly combined company.

          o Officers of the newly combined company will be from each of the combining companies. Specifically, the chief executive officer and chief technology officer of the newly combined company were officers of the Company and are subject to five year employment contracts. In addition, the operations director for the Company will continue in that position. Officers of the newly combined company that are from Nexsan are the executive vice-president of sales, vice-president of sales, and the chief financial officer.

          o The chairman of the board of directors is also the chief executive officer of the newly combined company and was an officer of the Company. The board of directors of the newly combined company will consist of seven members. The chairman of the board and one other member are from the management of the Company. Two other members of the board will also be officers of the newly combined company and are from the former Nexsan shareholder group. The remaining three members of the board of the newly combined company are also from the former Nexsan shareholder group. These three individuals represent two investment groups that participated in Nexan's January 4, 2001 private placement and one is a consultant to Nexsan. All board members were appointed on January 4, 2001 and will stand for re-election at the end of 2001.

          o The Company is the substantive operating portion of the newly combined company while prior to the share exchange, Nexsan's net assets consisted principally of cash that was raised prior to the business combination on January 4, 2001.

          o At the date of the share exchange on January 4, 2001, based upon the estimated fair value of the Company, the fair value of the Company exceeded the fair value of Nexsan.

Based upon an assessment of all available evidence including the significant issues described above, management believes that the Company should be considered, for accounting purposes, as the acquirer. In making that determination, management believes that there are not enough factors that overcome the presumption that the shareholder group receiving the majority of the voting rights in the newly combined company should be treated as the acquirer.

Accordingly, in connection with the business combination on January 4, 2001, the Company will be treated as the acquirer of Nexsan. (i.e., a reverse acquisition). Since Nexsan, prior to the date of acquisition, had no historical substantive operations and net assets consisted principally of cash, no goodwill or intangible assets are created. Essentially, this reverse acquisition will be reflected as a recapitalization of the Company. See the unaudited pro forma amounts reflected in the unaudited interim condensed balance sheet included elsewhere in this registration statement which reflect the pro forma capitalization of the Company as if the business combination had actually occurred on December 31, 2000.

Employment Agreements

On January 4, 2001, the shareholders and board of directors of Nexsan approved the 2001 Stock Plan ("the Plan") and reserved 7,572,222 shares of common stock to be available for awards under the Plan.

Simultaneous with the business combination on January 4, 2001, employment agreements were entered into with key employees. All agreements are for an initial five year term and are renewable. The agreements provide for base salary and discretionary bonuses. As part of the employment agreements, Nexsan sold 3.2 million shares of restricted common stock at $.66 per share to two of its key employees. Nexsan also granted 2,222,222 common stock options to its Chief Executive Officer and Chief Technology Officer, at an exercise price to be determined based on price received in a future funding of at least of $5 million of Nexsan's common stock. These options were granted under the 2001 Stock Plan and vest, if at all, only if Nexsan achieves certain specified earnings before interest, tax and depreciation ("EBITDA") during specified rolling periods. Vested shares must be exercised within ten years from the date of the grant.

Nexsan also granted options to its Chief Financial Officer to acquire 75,000 shares of common stock at a price of $.66 per share. The options are exercisable in 15,000 share increments commencing on the first anniversary of the execution of this officer's employment agreement and on each anniversary of said date thereafter.

The shares sold to executive officers in connection with their employment agreements, as described above, were sold under the 2001 Stock Plan and are subject to the terms and conditions of restrictive stock purchase agreements between Nexsan and each executive officer. In accordance with the restricted stock purchase agreements, the shares will vest, if at all, between January 1, 2003 and December 31, 2005, only if Nexsan achieves certain specified sales targets during specified rolling periods. Further, Nexsan has a right to terminate the employment of these officers in the event certain target monthly sales are not achieved by specified dates. Also, Nexsan has the right to repurchase the shares at a price of $66 per share for a period of sixty days after the date that an employee is terminated. Upon a change of control of Nexsan, the employee has an irrevocable right to require Nesxan to purchase all of the vested and unvested shares then held by the employee at a stated percentage of fair market value of all equity interests in the Company in excess of $30 million at the time of change of control event, such percentage depending upon the year from the date of grant and when the change of control event takes place. Such right has to be exercised in respect of all shares within a specified period of a change of control. This right is exercisable during the employee's initial employment term or extended term. These shares were issued in exchange for signed promissory notes, which bear interest at the rate of 5.61% per annum and are repayable on January 4, 2006. Each employee has signed a pledge agreement to secure the note and are required to deposit the shares and assignment certificate endorsed in blank, with an escrow agent, designated by Nexsan. The employee will continue to enjoy voting and dividend rights during the time when shares are held in escrow. Nexsan has recourse under each note for the accrued and unpaid interest and up to 33 1/3% of the original principal amount of the note.

Consultant Agreements

Simultaneous with the reorganization of the business on January 4, 2001, Nexsan entered into consulting agreements with three different consultants to provide financial and business consulting services to Nexsan. The agreements range for a period from one year to five years and are renewable. The agreements require payment by Nexsan of minimum monthly amounts during the term of the agreement. As part of the consulting agreements, Nexsan sold an aggregate of 1,075,000 shares of restricted common stock at a price of $.66 each to the consultants.

These shares were sold to the consultants pursuant to the provisions of certain restricted stock purchase agreements. Pursuant to these agreements, each of the consultants executed a promissory note in favor of Nexsan in the principal amount of the purchase price of the shares that bear interest at the rate of 5.61% per annum and are repayable between January 4, 2004 and January 4, 2006. In addition, the consultants have each executed a pledge agreement whereby they have deposited the shares and a form of assignment, endorsed in blank, with an escrow agent designated by Nexsan. The shares shall be released from escrow at such time as the notes have been paid in full. The consultants will continue to enjoy voting and dividend rights during the time when shares are held in escrow. Nexsan has recourse under the note for the accrued and unpaid interest and up to 33 1/3% of the original principal amount of the note. The restricted stock purchase agreements governing the purchase and sale of these shares provide, among other things, that Nexsan shall have the right to repurchase the shares at a price of $.66 per share for a period of sixty days after the date that a consultant is terminated. The agreements governing the sale and purchase of these shares provide that all of the shares shall be released from the repurchase option held by Nexsan on January 1, 2002, except that 37,500 of said shares shall be released from the repurchase option on June 30, 2001.

Stock Purchase Agreement

During January and February 2001, Nexsan completed two private placements of its common stock. In these offerings, Nexsan sold an aggregate of 4,673,886 shares of common stock at a price of $.66 per share and derived gross proceeds of approximately $3,085,000 therefrom. After deducting offering costs aggregating approximately $215,000, Nexsan realized net proceeds of $2,870,000 from the offerings.

The Company is required to present a 2001 calendar year proposed budget to Beechtree, representative of the investors, for their review and approval.

As stated above, the Company has retained the services of two consultants, Beechtree and Direct, to advise them with respect to investment banking matters, strategic corporate planning and other consulting matters. In connection with the private placement, the Company is required to pay these two consultants $15,000 for legal fees, $7,000 for due diligence and up to $50,000 for other expenses actually incurred by them in the Company's behalf. The additional expenses have to be paid upon the earlier of sale of $3.5 million of its securities or six months from the date of the agreement.

Operating lease

In February 2001, Nexsan entered into an operating lease for office space for a three-year period commencing April 15, 2001. The rent for the office space is $3,825 per month in year one , $3,978 per month in year two and $4,137 per month in year three. The lease requires a security deposit of $28,017.

                           NEXSAN TECHNOLOGIES LIMITED

                            Condensed Balance Sheets

                          ASSETS                                 MARCH 31,          DECEMBER 31,             DECEMBER 31,
                                                                   2000                 2000                 2000 (NOTE 4)
                                                                -----------        -------------          -----------------
                                                                                    (Unaudited)         (Pro forma Unaudited)
Current assets:
    Cash and cash equivalents                                   $   107,220              128,816               2,998,386
    Trade accounts receivable                                       307,359              517,570                 517,570
     Inventories (Raw materials)                                    135,881              215,800                 215,800
    Other current assets                                             30,797               50,602                  50,602
                                                                -----------            ---------               ---------
                  Total current assets                              581,257              912,788               3,782,358

Plant and equipment, net                                             59,856              133,251                 133,251
                                                                -----------            ---------               ---------
                  Total assets                                  $   641,113            1,046,039               3,915,609
                                                                ===========            =========               =========
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Short term bank borrowings                                  $    29,717                 --                      --
    Trade accounts payable                                          418,615              516,569                 516,569
    Accrued expenses                                                 43,079               43,639                  43,639
    Other payables                                                    8,339               13,056                  13,056
    Current installments of long-term debt                           22,790              111,977                 111,977
    Accrued dividends                                                 6,986               12,734                  12,734
                                                                -----------            ---------               ---------
                  Total current liabilities                         529,526              697,975                 697,975
Long-term debt                                                      123,446              100,510                 100,510
Amounts due to director and shareholder                              95,718                 --                      --
                                                                -----------            ---------               ---------
                                                                    219,164              100,510                 100,510
                                                                -----------            ---------               ---------
Redeemable preferred stock
    9% redeemable preference shares, (pound)1 par value and
    redemption value - 60,000 shares authorized, 56,000 shares issued and outstanding and at March 31, 2000; 60,000
    authorized, issued and outstanding at December 31, 2000          95,719               95,719                  95,719
Less stock subscribed but unissued                                   (6,382)              --                      --
                                                                -----------            ---------               ---------
                                                                     89,337               95,719                  95,719
                                                                -----------            ---------               ---------
Restricted common stock                                                --                   --                 2,821,500
Less: Notes receivable                                                 --                   --                (2,821,500)
                  Total liabilities                                 838,027              894,204                 894,204
                                                                -----------            ---------               ---------
Stockholders' equity (deficit):
    Common stock, (pound)1 par value.  40,000 shares authorized,
       39,000 shares issued and outstanding at March 31, 2000
       and 44,444 shares authorized, issued and outstanding
       at December 31, 2000                                          63,812               70,330                  13,724
    Less capital stock subscribed                                    (1,595)              --                      --
    Additional paid in capital                                         --                361,677               3,287,853
    Accumulated other comprehensive income -
       cumulative foreign currency translation adjustment
       on translation of sterling to US $                             2,610               12,679                  12,679
    Accumulated deficit                                            (261,741)            (292,851)               (292,851)
                                                                -----------            ---------               ---------
                  Total stockholders' equity (deficit)             (196,914)           151,835                 3,021,405
                                                                -----------            ---------               ---------
                  Total liabilities and stockholders'
                    equity (deficit)                            $   641,113            1,046,039               3,915,609
                                                                ===========            =========               =========





See accompanying notes to unaudited condensed financial statements.

                           NEXSAN TECHNOLOGIES LIMITED

                 Condensed Statements of Operations (Unaudited)

                  Nine months ended December 31, 1999 and 2000

                                                           1999                 2000
                                                         ----------           ---------
Net sales                                                $  634,555           1,649,691


Cost of goods sold                                         (482,311)         (1,227,139)
Selling, general and administrative expenses               (353,157)           (440,431)
                                                         ----------               -----
 Net operating loss                                        (200,913)            (17,879)
Interest income                                               --                  1,556
Interest expense                                            (10,075)            (14,787)
                                                         ----------               -----
 Loss before income taxes                                  (210,988)            (31,110)
Income taxes                                                  --                   --
                                                         ----------               -----
 Net loss                                                  (210,988)            (31,110)
Preferred stock dividends                                    (5,344)             (6,067)
                                                         ----------               -----
Loss applicable to common shares                         $ (216,332)            (37,177)
                                                         ==========           =========
Weighted average number of common shares outstanding         37,000              42,467
                                                         ==========           =========
Net loss per common share                                $    (5.85)              (0.88)
                                                         ==========           =========




See accompanying notes to unaudited condensed financial statements.

                           NEXSAN TECHNOLOGIES LIMITED

      Condensed Statement of Changes in Stockholders' Equity (Deficit) and

                              Comprehensive Income

                       Nine months ended December 31, 2000

                                                                       ACCUMULATED
                               COMMON STOCK             ADDITIONAL         OTHER                           TOTAL
                           ---------------------         PAID-IN       COMPREHENSIVE    ACCUMULATED    STOCKHOLDERS'
                             NO.          AMOUNT         CAPITAL          INCOME          DEFICIT      EQUITY (DEFICIT)
                           --------       ------       ----------      --------------  -------------   -----------------
Balances at March 31,
    2000                    39,000   $    62,217              --             2,610          (261,741)        (196,914)
Net loss (Unaudited)          --            --                --              --             (31,110)         (31,110)
Dividends payable
    (Unaudited)               --            --            (6,067)             --              --               (6,067)
Add cash received from
    capital stock
    subscription
    (Unaudited)              1,000         1,595           2,235              --              --                3,830
New shares issued
    (Unaudited)              4,444         6,518         365,509              --              --              372,027
Net exchange differences
    on translation
    (Unaudited)               --            --                --            10,069            --               10,069
                            ------   -----------         -------            ------          --------          -------
Balances at December 31,
    2000 (Unaudited)        44,444   $    70,330         361,677            12,679          (292,851)         151,835
                            ======   ===========         =======            ======          ========          =======




See accompanying notes to unaudited condensed financial statements.

                           NEXSAN TECHNOLOGIES LIMITED

                       Condensed Statements of Cash Flows
                                   (unaudited)

                  Nine months ended December 31, 1999 and 2000


                                                                  1999          2000
                                                               ---------     ---------
    Net loss                                                   $(210,988)     (31,110)
    Adjustments to reconcile net loss to net cash used in
       operating activities:
          Depreciation of tangible fixed assets                   14,229       33,914
          Increase in inventories                               (183,816)     (79,919)
          Increase in trade accounts receivable                 (291,343)    (210,212)
          Increase in other current assets                       (32,150)     (19,805)
          Increase in accrued liabilities                         23,681          560
          Increase in trade accounts payable                     359,674       97,954
          Increase in other liabilities                            6,044        4,720
                                                               ---------     ---------
                   Cash used by operating activities            (314,669)    (203,898)

Cash flows from investing activities:
Capital expenditures for plant and equipment                     (81,783)    (106,516)
                                                               ---------     ---------

                   Net cash used in investing activities         (81,783)    (106,516)
                                                               ---------     ---------

Cash flows from financing activities:
Proceeds from issuance of ordinary shares                           --        375,857
Proceeds from preference shares subscribed                          --          6,380
Proceeds from issuance of long-term debt                         258,144         --
Repayment of loan                                                 (7,683)     (24,199)
Increase (decrease) in short term debt                            67,005      (29,717)
                                                               ---------     ---------
                   Net cash provided by financing activities     317,466      328,321
                                                               ---------     ---------

Effect of exchange rate changes on cash and cash equivalents        (133)       3,689
(Decrease) increase in cash and cash equivalents                 (79,119)      21,596
                                                               ---------     ---------
Cash and cash equivalents at beginning of period                 137,216      107,220
                                                               ---------     ---------
Cash and cash equivalents at end of period                     $  58,097      128,816
                                                               =========    =========


See accompanying notes to unaudited condensed financial statements.

                           NEXSAN TECHNOLOGIES LIMITED

                Notes to Unaudited Condensed Financial Statements

                                December 31, 2000

(1)    Unaudited Interim Condensed Financial Statements

       The unaudited interim condensed financial statements of the Company as of December 31, 2000 and for the nine-months ended December 31, 1999 and 2000 included herein have been prepared in accordance with the rules and regulations of the Securities Act of 1933, as amended. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

       In the opinion of management, the accompanying unaudited interim condensed financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at December 31, 2000, and the results of its operations and its cash flows for the nine months ended December 31, 1999 and 2000.

       The results of operations for such periods are not necessarily indicative of results expected for the full year or for any future period. These financial statements should be read in conjunction with the audited financial statements as of March 31, 2000, and for the year then ended and related notes included elsewhere in this registration statement.

(2)    Comprehensive Loss

       Comprehensive loss for the nine-month periods ended December 31, 1999 and 2000 was $214,849 and $27,108, respectively.


(3)    Stockholders' Equity

       On August 4, 2000, the authorized share capital of the Company was increased by the creation of 4,444 ordinary shares of (pound)1 par value. On the same date, the Company issued 4,444 ordinary shares for consideration of $372,027.

(4)    Subsequent Events and Pro Forma Financial Information

       The unaudited pro forma information included in the accompanying balance sheet reflects the pro forma capitalization of the Company for the following transactions that occurred on January 4, 2001, as if such events had actually taken place on December 31, 2000.

          (i) The issuance of 9,050,000 shares ($0.01 par value) of common stock of Nexsan in exchange for all of the outstanding common stock and all of the 9% redeemable preferred shares of the Company.

                           NEXSAN TECHNOLOGIES LIMITED

                Notes to Unaudited Condensed Financial Statements

                                December 31, 2000

          (ii) The issuance of 4,673,886 shares of Nexsan in a private placement sold at a price of $0.66 per share resulting in gross proceeds of approximately $3,085,000. After deducting offering costs of approximately $215,000, Nexsan received net proceeds of $2,870,000.

         (iii) The issuance of 3,200,000 shares of restricted stock of Nexsan at a value of $0.66 per share to two key employees, in exchange for partial recourse notes receivable.

          (iv) The issuance of an additional 1,075,000 shares of restricted stock of Nexsan, at a value of $0.66 per share, to three consultants in exchange for partial recourse notes receivable.

Each of the transactions described above occurred simultaneously on January 4, 2001 in connection with the transaction between the Company and Nexsan that is more fully described in Note 14 to the financial statements of the Company included herein. That transaction will be accounted for as a reverse acquisition. Also, as more fully described in Note 14, the restricted shareholders have the ability to require Nexsan to acquire the restricted shares at a specified price in the event of a change in control. Accordingly, the issuance of these restricted shares has been classified outside of permanent shareholders'equity.

The unaudited pro forma information only reflects the adjustments described above and do not give effect to any other transactions.

See note 14 to the financial statements of the Company included herein for a description of the transactions described above and other significant subsequent events.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Nexsan Corporation is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Company's Certificate of Incorporation and By-Laws provide for indemnification of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a Certificate of Incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

     (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,

     (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (3) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

     (4) for any transaction from which the director derived an improper personal benefit.

     Nexsan's Certificate of Incorporation contains such a provision.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or 'control persons pursuant to the foregoing provisions, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth Nexsan Corporation's expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Filing Fee--Securities and Exchange Commission....................  $    238
Fees and Expenses of Accountants and legal counsel................  $210,000*
Blue Sky Fees and Expenses........................................  $ 15,000*
Printing and Engraving Expenses...................................  $ 35,000*
Miscellaneous Expenses............................................  $ 10,000*
                                                                    --------
Total ............................................................  $270,238

* Estimated

Item 26. Recent Sales of Unregistered Securities

     Since our inception on November 13, 2000, we have issued the following securities which were not registered under the Securities Act:

January 4, 2001 Exchange Offer

         During January 2001, we undertook a tax free corporate reorganization whereby we acquired all of the outstanding shares of Nexsan Technologies Limited, a United Kingdom corporation ("Nexsan-UK"). In connection with the reorganization, we issued an aggregate of 9,050,000 shares of common stock to the holders of all of the shares of capital stock of the subsidiary, in exchange for 44,444 ordinary shares of Nexsan-UK, each having a par value of (pound)1 per share, and 60,000 9% Redeemable Preferred Shares of Nexsan-UK, each having a par value of (pound)1 per share. Each Ordinary Share of Nexsan Technologies Limited was exchanged for 201.45 shares of our common stock and each 9% Redeemable Preferred Share was exchanged for 1.6116 shares of our common stock. We assigned a value of $0.66 per share for each share of common stock issued to the holders of shares of the capital stock of the UK corporation for an aggregate offering price of $5,973,000. We derived no cash proceeds from this offering. The offering was made pursuant to the exemption from the registration provisions of the Securities Act of 1933 afforded by Regulation S promulgated thereunder.

January 2001 Common Stock Option Grants and Issuances Pursuant to the 2001 Stock Plan

         On January 4, 2001, we issued options to purchase shares of our common stock to the following persons:

         Issuee                  No. of Options        Exercisable Through
         ------                  --------------        -------------------
         Martin Boddy            1,111,111             January 4, 2006

         Gary Watson             1,111,111             January 4, 2006

         Paul Coxon                 75,000             January 4, 2006

     The options granted to Mr. Boddy and Mr.Watson are exercisable at a price equal to the price at which Nexsan sells shares of common stock to investors in the next offering of common stock in which at least $5 million of common stock is sold. The options granted to Mr. Coxon are exercisable at a price of $0.66 per share on the terms and conditions described under the heading "MANAGEMENT--Executive Compensation--2001 Stock Plan." We relied on the exemption from registration under the Securities Act of 1933 afforded by Rule 701 of the Rules and Regulations thereunder in connection with the issuance of these options.

     Also on January 4, 2001, we sold an aggregate of 4,275,000 shares of common stock to five persons, including certain executives and consultants, pursuant to the 2001 Stock Plan at a price of $0.66 per share for an aggregate price of $2,821,500. The purchasers paid for the shares by executing a partial recourse promissory note payable from between three and five years from the date of execution bearing interest at the rate of 5.61% per annum. Each of these purchasers has pledged their respective shares to the Company to secure the promissory note. The shares do not vest in the purchasers, in the case of 3,200,000 of the shares, unless the Company achieves certain income levels over rolling periods as specified in the purchase agreements, and in the case of 1,075,000 shares, after the a specified period of time has elapsed. A more complete description of the terms and conditions governing the sale and vesting of these shares is more fully described in the Prospectus under the heading "MANAGEMENT--Executive Compensation--Stock Sold to Certain Executives" and "Stock Sold to Certain Consultants." The Company has not realized any proceeds from the sale of these shares and will not realize any proceeds until such time as the promissory notes issued to pay for the notes have been satisfied.

January and February 2001 Regulation D Offering.

     During January and February, 2001, we completed an offering of 3,368,335 shares of our common stock to 88 persons at a price of $0.66 per share for an aggregate offering price of $2,223,101 pursuant to the exemption from the registration requirements of the Securities Act of 1933 afforded by Rule 506 of Regulation D promulgated thereunder. We engaged Direct Brokerage Inc. to serve as the placement agent for the sale of up to 1,500,000 shares of common stock sold and agreed to pay to Direct a selling commission of 5% of the offering price and Direct sold an aggregate of 1,029,264 shares. In connection with its efforts as placement agent, we paid to Direct an aggregate of $33,062 in selling commissions and $12,225 for non-accountable expenses incurred in connection with this offering.

     The net proceeds derived by us from this offering, after deducting selling commissions and offering expenses, including legal and accounting fees, blue sky fees, printing costs and other miscellaneous expenses of $126,189 was $2,096,912. We used the net proceeds from this offering to fund the organization of our United States operations and for general working capital in connection with our US operations.

January and February 2001 Regulation S Offering

     During January and February 2001, we completed an offering of 1,305,551 shares of our common stock to 18 persons at a price of $0.66 per share for an aggregate offering price of $861,660 pursuant to the exemption from the registration requirements of the Securities Act of

1933 afforded by Regulation S promulgated thereunder. We engaged Direct Brokerage Inc. to serve as the placement agent for up to 1,500,000 of the shares of common stock sold and agreed to pay to Direct a selling commission of 5% of the offering price. In connection with its efforts as placement agent, we paid to Direct an aggregate of $41,938 in selling commissions and $15,506 for non-accountable expenses incurred in connection with this offering.

     The net proceeds derived by us from this offering, after deducting selling commissions and offering expenses, including legal and accounting fees, blue sky fees, printing costs and other miscellaneous expenses of $88,906 was $772,754. We used the net proceeds from this offering to increase our inventory, for expansion and improvement of our facilities in the UK and for general working capital in connection with our UK operations.

Item 27. Exhibits and Financial Statement Schedule

   (a) Exhibits

         Exhibit No.                Description of Exhibit

          2.1 Exchange Agreement dated January 4, 2001, among the Registrant and the holders of all outstanding shares of the capital Stock of Nexsan Technologies Limited, a United Kingdom corporation.

          3.1  Certificate of Incorporation of Nexsan Corporation.

          3.2  By-Laws of Nexsan Corporation.

          3.3  Certificate of Incorporation of Nexsan Technologies Incorporated.

          3.4  By-Laws of Nexsan Technologies Incorporated.

          3.5  Certificate of Incorporation of Nexsan Technologies Limited.

          3.6 Memorandum and Articles of Association of Nexsan Technologies Limited.

          4.1 Form of Stock Purchase Agreement dated as of January 4, 2001 among the Registrant and the certain persons named therein.

          4.2 Form of Stock Purchase Agreement dated as of January 4, 2001 among the Registrant and the certain persons named therein.

          4.3 Form of Registration Rights Agreement dated as of January 4, 2001 among the Registrant and the certain persons named therein (covering shares of common stock issued to purchasers in the Registrant's Regulation D offering and Regulation S offering).

          4.4  2001 Stock Option Plan.

          4.5  Stock Option Issued to Martin Boddy pursuant to 2001 Stock Plan.

          4.6  Stock Option Issued to Gary Watson pursuant to 2001 Stock Plan.

          4.7  Stock Option Issued to Paul Coxon pursuant to 2001 Stock Plan.

          4.8 Restricted Stock Purchase Agreement dated January 4, 2001 between the Registrant and Diamond Lauffin.

          4.9 Restricted Stock Purchase Agreement dated January 4, 2001 between the Registrant and James Molenda.

          4.10 Restricted Stock Purchase Agreement dated January 4, 2001 between the Registrant and Beechtree Capital, LLC.

          4.11 Restricted Stock Purchase Agreement dated January 4, 2001 between the Registrant and Direct Brokerage, Inc.

          4.12 Restricted Stock Purchase Agreement dated January 4, 2001 between the Registrant and Mohan Vachani.

          4.13 Specimen Form of Common Stock Certificate.*

          5.1  Opinion of Rubin Baum LLP *

          10.1 Employment Agreement dated January 4, 2001 between the Registrant and Martin Boddy.

          10.2 Employment Agreement dated January 4, 2001 between Nexsan Technologies Limited and Martin Boddy.

          10.3 Employment Agreement dated January 4, 2001 between the Registrant and Gary Watson.

          10.4 Employment Agreement dated January 4, 2001 between Nexsan Technologies Limited and Gary Watson.

          10.5 Employment Agreement dated January 4, 2001 between the Registrant and Paul Coxon.

          10.6 Employment Agreement dated January 4, 2001 between Nexsan Technologies Limited and Paul Coxon.

         10.7 Employment Agreement dated January 4, 2001 between the Registrant and Diamond Lauffin.

         10.8 Employment Agreement dated January 4, 2001 between the Registrant and James Molenda.

         10.9 Consulting Agreement dated January 4, 2001 between the Registrant and Beechtree Capital, LLC.

         10.10 Services Agreement dated January 4, 2001 between the Registrant and Direct Investors, LLC.

         10.11 Consulting Agreement dated January 4, 2001 between the Registrant and Mohan Vachani.

         10.12 Lease for Office Space and Manufacturing Facility in Derby, England.

         10.13 Lease for Office Space in Woodland, California.

         23.1 Consent of KPMG.

         23.2 Consent of Rubin Baum LLP (included in Exhibit 5.1). *

-------------

   * To be filed by amendment.

Item 28.  Undertakings.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent; .post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against: public policy as expressed in the Securities Act and is, therefore, unenforceable, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling 'person in connection with the securities being registered, the registrant will, unless In the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such Indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Woodland, California, on March 23, 2001.

                                        NEXSAN TECHNOLOGIES, INC.

                                        By: /s/ Martin Boddy
                                            --------------------------
                                            Martin Boddy, President

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Boddy his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his place and stead, in any and all capacities, to sign any and all further amendments to this registration statement , or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and granting unto said attorney-in-fact and agent each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable NEXSAN CORPORATION to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement; and we hereby do ratify and confirm all that the such attorneys-in- fact and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Person                     Capacity                                    Date
         ------                     --------                                    -----
/s/ Martin Boddy                    President, Chief Executive                  March 23, 2001
---------------------               Officer and Director

/s/ Paul Coxon                      Chief Financial Officer                     March 23, 2001
---------------------               and Secretary

/s/ Gary Watson                     Chief Technical Officer                     March 23, 2001
---------------------               and Director

/s/ Diamond Lauffin                 Vice President and                          March 23, 2001
---------------------               Director



                                      II-8

/s/ James Molenda                   Vice President-Sales and                    March 23, 2001
---------------------               Director

/s/ Mohan Vachani                   Director                                    March 23, 2001
---------------------

/s/ E. Corprew Reed                 Director                                    March 23, 2001
---------------------

/s/ Cary Aminoff                    Director                                    March 23, 2001
---------------------

                                      II-9



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     Exhibit No.          Description of Exhibit
     -----------          ----------------------

     2.1 Exchange Agreement dated January 4, 2001, among the Registrant and the holders of all outstanding shares of the capital Stock of Nexsan Technologies Limited, a United Kingdom corporation.

     3.1                  Certificate of Incorporation of Nexsan Corporation.

     3.2                  By-Laws of Nexsan Corporation.

     3.3                  Certificate of Incorporation of Nexsan Technologies
                          Incorporated.

     3.4                  By-Laws of Nexsan Technologies Incorporated.

     3.5                  Certificate of Incorporation of Nexsan Technologies
                          Limited.

     3.6                  Memorandum and Articles of Association of Nexsan
                          Technologies Limited.

     4.1 Form of Stock Purchase Agreement dated as of January 4, 2001 among the Registrant and the certain persons named therein.

     4.2 Form of Stock Purchase Agreement dated as of January 4, 2001 among the Registrant and the certain persons named therein.

     4.3 Form of Registration Rights Agreement dated as of January 4, 2001 among the Registrant and the certain persons named therein (covering shares of common stock issued to purchasers in the Registrant's Regulation D offering and Regulation S offering).

     4.4                  2001 Stock Option Plan.

     4.5                  Stock Option Issued to Martin Boddy pursuant to 2001
                          Stock Plan.

     4.6                  Stock Option Issued to Gary Watson pursuant to 2001
                          Stock Plan.

     4.7                  Stock Option Issued to Paul Coxon pursuant to 2001
                          Stock Plan.

     4.8 Restricted Stock Purchase Agreement dated January 4, 2001 between the Registrant and Diamond Lauffin.

     4.9 Restricted Stock Purchase Agreement dated January 4, 2001 between the Registrant and James Molenda.

     4.10 Restricted Stock Purchase Agreement dated January 4, 2001 between the Registrant and Beechtree Capital, LLC.

     4.11 Restricted Stock Purchase Agreement dated January 4, 2001 between the Registrant and Direct Brokerage, Inc.

     4.12 Restricted Stock Purchase Agreement dated January 4, 2001 between the Registrant and Mohan Vachani.

     10.1 Employment Agreement dated January 4, 2001 between the Registrant and Martin Boddy.

     10.2 Employment Agreement dated January 4, 2001 between Nexsan Technologies Limited and Martin Boddy.

     10.3 Employment Agreement dated January 4, 2001 between the Registrant and Gary Watson.

     10.4 Employment Agreement dated January 4, 2001 between Nexsan Technologies Limited and Gary Watson.

     10.5 Employment Agreement dated January 4, 2001 between the Registrant and Paul Coxon.

     10.6 Employment Agreement dated January 4, 2001 between Nexsan Technologies Limited and Paul Coxon.

     10.7 Employment Agreement dated January 4, 2001 between the Registrant and Diamond Lauffin.

     10.8 Employment Agreement dated January 4, 2001 between the Registrant and James Molenda.

     10.9 Consulting Agreement dated January 4, 2001 between the Registrant and Beechtree Capital, LLC.

     10.10 Services Agreement dated January 4, 2001 between the Registrant and Direct Investors, LLC.

     10.11 Consulting Agreement dated January 4, 2001 between the Registrant and Mohan Vachani.

     10.12                Lease for Office Space and Manufacturing Facility in
                          Derby, England.

     10.13                Lease for Office Space in Woodland, California.

     23.1                 Consent of KPMG.

     27.1                 Financial Data Schedule